EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NEXUS GAS PARTNERS, LLC,

NEXUS GAS HOLDINGS, LLC,

REGENCY ENERGY PARTNERS LP

and

REGENCY NX, LLC

February 22, 2008

_________________________________

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATIONS		2
1.1	Definitions	2
1.2	Interpretations	2
Article II THE MERGER; CLOSING		2
2.1	The Merger	2
2.2	Effective Time; Closing	2
2.3	Effect of the Merger	3
2.4	Governing Instruments; Directors and Officers of the Surviving Company	3
2.5	Conversion of Securities	3
2.6	Withholding Taxes	4
2.7	Regency Payments	4
2.8	Merger Consideration Adjustments	5
Article III REPRESENTATIONS AND WARRANTIES OF MEMBER		8
3.1	Member’s Representations and Warranties	8
Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE NEXUS COMPANIES		10
4.1	Representations and Warranties Regarding the Nexus Companies	10
Article V REPRESENTATIONS AND WARRANTIES REGARDING REGENCY AND MERGER SUB		23
5.1	Representations and Warranties Regarding Regency and Merger Sub	23
Article VI COVENANTS		24
6.1	Satisfaction of Conditions Precedent; Cooperation	24
6.2	Notices and Consents	25
6.3	Conduct of Business.	25
6.4	Access and Information	28
6.5	Evaluation and Inspection	29
6.6	HSR Act	30
6.7	Employees	31
6.8	Financial and Internal Controls Information	32
6.9	Payoff Letters; Releases	32
6.10	Tax Matters	32
6.11	Support of Sonat Abandonment Application	35
6.12	Notice of Breaches of Representations and Warranties	35
6.13	Auditor Matters	35
6.14	Termination of Agreements	35
6.15	Transfer of Certain Assets of Member	36
Article VII CONDITIONS PRECEDENT; CASUALTY LOSS; CLOSING DELIVERIES		36
7.1	Conditions to Obligation of Regency and Merger Sub	36
7.2	Conditions to Obligation of Member and Nexus	37
7.3	Casualty Loss	38

i

7.4	Deliveries at the Closing	39
7.5	Frustration of Closing Conditions	40
Article VIII POST-CLOSING COVENANTS		40
8.1	Further Assurances; Access to Records and Excluded Records	40
8.2	Permits, Licenses and Approvals	41
8.3	Removal of Logos and Signs	41
8.4	Recording and Regulatory Filings	41
8.5	Post-Closing Consents	42
8.6	Sonat Purchase Agreement	42
8.7	Non-Solicitation	43
Article IX INDEMNIFICATION		44
9.1	Survival	44
9.2	Indemnification Provisions for Benefit of Regency	45
9.3	Indemnification Provisions for Benefit of Member	48
9.4	Certain Limitations	49
9.5	Sonat Cash Payment Offset	51
9.6	Deduction of Insurance or Third Party Proceeds, Etc	51
9.7	Subrogation	52
9.8	Inter-Party Claims	53
9.9	Matters Involving Third Parties	53
9.10	Recourse under Prior Acquisition Agreements	55
9.11	Damages	55
9.12	Tax Treatment of Indemnity Payments	55
9.13	Right to Indemnification	56
9.14	Control of Environmental Matters	56
Article X TERMINATION OF AGREEMENT		57
10.1	Termination of Agreement	57
10.2	Procedure for and Effect of Termination	58
Article XI ESCROW		59
11.1	Escrow Fund	59
11.2	Release from Escrow	59
11.3	Escrow Distribution Date	60
11.4	Subsequent Distribution(s)	60
Article XII MISCELLANEOUS		60
12.1	Press Releases and Public Announcements	60
12.2	No Third Party Beneficiaries	61
12.3	Succession and Assignment	61
12.4	Counterparts	61
12.5	Notices	61
12.6	Governing Law	62
12.7	Entire Agreement; Amendment	63
12.8	Severability	63
12.9	Transaction Expenses	63

12.10	Confidentiality	63
12.11	Disclosure Schedules	64
12.12	Incorporation of Exhibits and Schedules	64
12.13	Non-Waiver	64
12.14	Captions	65
12.15	No Affiliate Liability	65
12.16	Time of the Essence	65
12.17	Specific Performance	65
12.18	Limitations	65
12.19	Waiver of Jury Trial	66
12.20	Certain Understandings	66
12.21	Disclaimer	67

Schedules
Schedule A	Permitted Contacts
Schedule B	Consents
Schedule C	Sample Balance Sheet
Schedule C	Prohibited Actions
Schedule E	Permitted Encumbrances
Schedule F	Identified Member Assets

Exhibits
Exhibit A	Definitions and Interpretations
Exhibit B	Certificate of Merger
Exhibit C	Escrow Agreement
Exhibit D	Facilities
Exhibit E	Release
Exhibit F	System(s)
Exhibit G	Application Parameters

Disclosure Schedules
3.1(b)	Member – Authorization of Transaction; Governmental Authorizations
3.1(d)	Member – Brokers’ Fees
3.1(f)	Member – Consents
4.1(a)	Organization
4.1(b)	Capitalization
4.1(c)	Authorization of Transaction; Governmental Authorizations
4.1(d)	Noncontravention
4.1(e)	Brokers’ Fees
4.1(f)	Consents

4.1(g)	Compliance with Laws; Permits
4.1(h)	Properties
4.1(k)	Taxes
4.1(l)	Material Contracts
4.1(m)	Financial Statements; Undisclosed Liabilities
4.1(n)	Pipeline Matters
4.1(o)	Affiliate Transactions
4.1(r)	List of Employee Benefit Plans and Certain Contracts
4.1(s)	Environmental Matters
4.1(t)	List of Insurance Policies
4.1(v)	List of Guarantees
4.1(w)	Labor Matters
4.1(y)	Sonat Matters
6.3(a)	Conduct of Business – Exceptions
6.3(b)	Conduct of Business – Exceptions (Negative Covenants)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 22, 2008, is made and entered into by and among Nexus Gas Partners, LLC, a Delaware limited liability company (“Member”), Nexus Gas Holdings, LLC, a Delaware limited liability company (“Nexus”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and Regency NX, LLC, a Delaware limited liability company (“Merger Sub”).  Member, Nexus, Regency and Merger Sub are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A.           The board of directors of Regency GP, LLC, on behalf of Regency GP, LLC, in its capacity as the general partner of Regency GP LP, the general partner of Regency, has approved this Agreement and the transactions contemplated hereby whereby Merger Sub will merge with and into Nexus (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

B.           Regency Gas Services LLC, a wholly-owned subsidiary of Regency and the sole member of Merger Sub, and Member, as the sole member of Nexus, have approved this Agreement and the Merger.

C.           As a result of the Merger, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the issued and outstanding membership interests in Nexus shall be converted into the right to receive the Merger Consideration as set forth herein.

D.           Each of Fritz Brinkman and Mike Davis has executed and delivered to Regency a Non-Competition Agreement (collectively, the “Non-Competition Agreements”) simultaneously with the execution of this Agreement.

E.           Each of Fritz Brinkman, Paul Coscia and Mike Davis and Member has executed and delivered to Regency, and each of Regency and Merger Sub has executed and delivered to Member, a Release simultaneously with the execution of this Agreement.

F.           Each of Fritz Brinkman, Paul Coscia and Mike Davis has executed and delivered to Regency a resignation effective as of Closing from each and every position of employment and as an officer and each other capacity in which such individual serves each Nexus Company (collectively, the “Resignations”) simultaneously with the execution of this Agreement.

G.           Each of Fritz Brinkman, Paul Coscia and Mike Davis has executed and delivered to Nexus Gas Gathering, LP and Member an Employment Separation and General Release Agreement (collectively, the “Separation Agreements”) simultaneously with the execution of this Agreement.

H.           The Parties acknowledge that Regency and Merger Sub have determined the value of the Nexus Companies and the amount of the Merger Consideration based, in part, on the Audited Financial Statements and the representations and warranties of Member and the Nexus Companies contained in Section 4.1(m)(i), (ii), and (iii) of this Agreement.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions.  Capitalized terms in this Agreement that are not defined in the text of the body of this Agreement shall have the meanings given such terms as set forth in Exhibit A attached to this Agreement, which Exhibit A is incorporated herein by reference with the same force and effect as is set forth herein in full.

1.2 Interpretations.  Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

ARTICLE II

THE MERGER; CLOSING

2.1 The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with applicable Laws, at the Effective Time, Merger Sub shall be merged with and into Nexus.  The Merger shall have the effects specified herein and in the DLLCA.  As a result of the Merger, the separate existence of Merger Sub shall cease and Nexus shall continue as the surviving entity of the Merger (the “Surviving Company”), and as an indirect wholly owned subsidiary of Regency.

2.2 Effective Time; Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins LLP in Dallas, Texas, at 9:00 a.m., Dallas, Texas time, or such other place and time as Member and Regency shall agree:

(a) on the second Business Day after the conditions set forth in Article VII have been satisfied or waived (other than those conditions that are to be satisfied at Closing, but subject to their satisfaction or waiver) (such second Business Day, the “Alternative Satisfaction Date”) if the Alternative Satisfaction Date shall have occurred on or before April 14, 2008; provided that if HSR Approval is obtained on any date on or between March 26, 2008, and April 14, 2008, and all other conditions set forth in Article VII have been satisfied or waived (other than those conditions that are to be satisfied at Closing, but subject to their satisfaction or waiver), then, at the election of Regency, the Closing shall occur on any date from and after the date HSR Approval is obtained prior to the Alternative Satisfaction Date; or

(b) if the Alternative Satisfaction Date shall not have occurred on or before April 14, 2008, then, upon the written election of Member requesting an extension of the Termination Date pursuant to Section 10.1(b), (i) if the Alternative Satisfaction Date occurs on or after April 15, 2008, and on or before April 28, 2008, the Closing shall occur on the Alternative Satisfaction Date, (ii) if the Alternative Satisfaction Date occurs on or after April 29, 2008, and on or before May 1, 2008, the Closing shall occur on May 1, 2008, or (iii) if the Alternative Satisfaction Date occurs after May 1, 2008, the Closing shall occur on the Alternative Satisfaction Date, subject to Section 10.1(b).

The date of the Closing is herein called the “Closing Date.”  Immediately following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of

Delaware in the form attached hereto as Exhibit B (the date and time of such filing being the “Effective Time”).

2.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable Laws of the State of Delaware.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the real estate, property, rights, privileges, powers, franchises and other assets of Nexus and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of Nexus and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.4 Governing Instruments; Directors and Officers of the Surviving Company.

(a) The certificate of formation of the Surviving Company shall be amended as set forth in the Certificate of Merger, and as so amended, shall be the certificate of formation of the Surviving Company until duly amended in accordance with its terms and applicable Laws.

(b) The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until duly amended in accordance with its terms and applicable Laws.

(c) The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and applicable Laws.

2.5 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each limited liability company interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and continue as a limited liability company interest of the Surviving Company.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Nexus, all of the issued and outstanding Membership Interests held by a Person immediately prior to the Effective Time shall be canceled and shall be converted automatically into the right to receive, subject to the other terms and conditions of this Agreement, (i) a Pro Rata Portion of the Closing Payment Amount, (ii) a Pro Rata Portion of the amount, if any, of the Merger Consideration Surplus in accordance with Section 2.8(d)(ii), (iii) a Pro Rata Portion of the Sonat Cash Payment, if applicable, and (iv) a Pro Rata Portion of all amounts, if any, distributable to Member from the Escrow Fund pursuant to Article XI and the Escrow Agreement (collectively, the “Merger Consideration”).  From and after the Effective Time, the holders of Membership Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Membership Interests except for the right to receive the Merger Consideration in respect of such Membership Interests and except as otherwise provided herein or by applicable Laws.  At the Effective Time, the transfer books of Nexus shall be closed and, thereafter, there shall be no further registration of transfers of membership interests of Nexus on the records of Member.

        2.6 Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Regency, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Membership Interests pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so withheld by Regency, Merger Sub or the Surviving Company, as the case may be, and are paid over to the appropriate Governmental Authority in accordance with applicable Laws, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Membership Interests in respect of which such deduction and withholding was made.

        2.7 Regency Payments.

(a) At the Closing:

(i) Regency shall pay to Member, by wire transfer of immediately available funds to the account designated in writing by Member to Regency at least two Business Days prior to Closing, an amount in cash equal to the Closing Payment Amount;

(ii) Regency shall pay to the Escrow Agent, by wire transfer of immediately available funds, an amount in cash equal to the Escrow Amount;

(iii) Regency shall pay to each holder of any Third-Party Debt, by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Debt Payoff Letters, the amounts specified in the Debt Payoff Letters; and

(iv) to the extent unpaid, Regency shall pay to the payees of any Expenses by wire transfer of immediately available funds to the account(s) designated by such Persons in the applicable Payoff Letters, the amounts specified in the Payoff Letters less, to the extent applicable, any Medicaid, Social Security, income tax, unemployment tax and other amounts required to be withheld.

(b) Subject to Section 9.5 and the terms of this Section 2.7(b), if Regency, the Surviving Company (or any other Affiliate of Regency or any assignee of the Surviving Company’s rights under the Sonat Purchase Agreement) consummates the Sonat Acquisition on or prior to the second anniversary of the Closing Date, then Regency shall pay to Member, within five (5) Business Days following the date of consummation, the amount of Twenty-Five Million dollars ($25,000,000) in cash (the “Sonat Cash Payment”).  Notwithstanding the foregoing, if (x) the Surviving Company consummates the Sonat Acquisition on the basis of the receipt by Sonat of an order or orders from FERC that, collectively, do not constitute a Final FERC Approval Order and (y) such order or orders from FERC differ from the Selected Application Parameter and those differences together constitute a material deviation from the Application Parameters as described on Exhibit G that is adverse to the Surviving Company and the other Nexus Companies (taken as a whole), then neither Regency nor the Surviving Company (nor any other Regency Affiliate) shall be required to pay Member the Sonat Cash Payment.  From and after the Closing, Regency and the Surviving Company shall use all commercially reasonable efforts (i) to comply with the terms of, and to perform the Surviving Company’s obligations under, the Sonat Purchase Agreement and the Sonat CIOM Agreement

and (ii) to satisfy on a timely basis all conditions to the obligations of the Surviving Company contained in the Sonat Purchase Agreement that are within its control; provided, however, that the Surviving Company shall not be required by the provisions of this Agreement to consummate the transactions contemplated by the Sonat Purchase Agreement unless the parties to the Sonat Purchase Agreement have received a Final FERC Approval Order.  The foregoing provisions of this subsection (b) shall not require Regency or the Surviving Company (x) to waive or forego any rights or benefits available to either of them under any law, regulation or the Sonat Purchase Agreement, including the right to seek clarification or rehearing consistent with the Selected Application Parameter of any FERC order or orders bearing on the Sonat Acquisition, (y) to reject or to seek modification of any proposed settlement of the Sonat Acquisition consistent with the Selected Application Parameter, or (z) to expend funds (other than reasonable expenses in prosecuting the Sonat Abandonment Application) or to sustain financial detriment in order to obtain the consent, concurrence or agreement of any producer or shipper on the Sonat Facilities to the Sonat Abandonment Application consistent with the Selected Application Parameter.  Notwithstanding anything herein to the contrary, Regency shall and, from and after the Closing, shall cause the Surviving Company and the other Nexus Companies to, act in good faith (including without limitation without the primary intent to hinder Member’s ability to receive the Sonat Cash Payment) with respect to consummating the Sonat Acquisition pursuant to the Sonat Purchase Agreement, the transactions contemplated thereby and the other provisions hereof relating to the ability of Member to receive the Sonat Cash Payment.

(c) Regency shall be entitled to deliver to Member all amounts to which any Person who holds any Membership Interests immediately prior to the Effective Time shall be entitled under this Agreement, and, to the extent any such Person shall be entitled to any amounts so delivered to Member in accordance herewith, Member shall hold such amounts in trust for such Person and shall be responsible for delivering such amounts to such Person, and Regency shall have no further obligation to any such Person for any such amounts.

2.8 Merger Consideration Adjustments.

(a) Preparation of Estimated Closing Statement.  Nexus shall prepare in good faith and deliver to Regency, at least four (4) Business Days prior to the Closing Date and at the sole expense of Nexus, a statement (the “Estimated Closing Statement”), setting forth (i) Expenses, the Debt Payoff Amount and a reasonably detailed determination of Nexus’ estimate of Net Working Capital, (ii) based on such Estimated Net Working Capital, the Estimated Working Capital Adjustment Amount, if any, and (iii) Nexus’ calculation of the Closing Payment Amount.  The Expenses and the Debt Payoff Amount to be set forth on the Estimated Closing Statement shall be based on amounts set forth in the Payoff Letters, or, to the extent a Payoff Letter has not been provided for any Expense or Third Party Debt, Nexus’ good faith estimate of such amount, and in each case, shall be subject to final determination in the preparation of the Final Closing Statement.  If Regency has any questions or disagreements regarding the Estimated Closing Statement, Regency shall contact Member at least two (2) Business Days prior to the Closing Date, and in such case Member and Regency shall in good faith attempt to resolve any disagreements.  If Regency and Member agree on changes to Nexus’ proposed Estimated Closing Statement (including the Expenses, the Debt Payoff Amount, the calculation of the Estimated Net Working Capital, Estimated Working Capital Adjustment

Amount or Closing Payment Amount set forth therein) based on such discussions, then the Closing Payment Amount to be paid at Closing shall be determined giving effect to such changes (and the Estimated Closing Statement, as so adjusted, shall be deemed to be the Estimated Closing Statement for all purposes herein).   If Regency and Member do not agree on changes to such amounts, then the Closing Payment Amount to be paid at Closing shall be determined based on the amounts set forth in the Estimated Closing Statement initially delivered by Nexus.  In either such case, appropriate adjustments to the Merger Consideration shall be made after the Closing pursuant to Sections 2.8(a), 2.8(b), and 2.8(c).

(b) Preparation of Closing Statement.  As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), Regency shall prepare and deliver to Member, at the sole expense of Regency, a closing statement as of 11:59 p.m. on the Measurement Date (the “Proposed Closing Statement”), setting forth (i) Expenses, the Debt Payoff Amount and a reasonably detailed proposed final calculation of Net Working Capital and the Working Capital Adjustment Amount, if any, and (iii) based on such amounts, the Merger Consideration Surplus or Merger Consideration Deficit.  From the Closing and until the determination of the Final Closing Statement, Regency shall provide Member and its accountants and other Representatives access, during normal business hours and upon reasonable prior notice, to the Records (including the work papers and other accounting documents of the Nexus Companies related to periods on or prior to the Closing Date) and personnel of the Nexus Companies in order to review (or, if applicable, prepare as provided in the last sentence of this Section 2.8(b)) the Proposed Closing Statement and assist Member in its review of the Final Closing Statement.  If Regency does not deliver the Proposed Closing Statement when required, Member may, but shall not be required to, prepare and deliver the Proposed Closing Statement to Regency within 180 days after Closing, and, in such case, Regency shall have Members’ objection rights under Section 2.8(c) and, if neither Member nor Regency prepares and delivers a Proposed Closing Statement as provided herein, then the Estimated Closing Statement shall be deemed also to be the Final Closing Statement.

(c) Examination of Proposed Closing Statement.  Member shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Regency’s calculations.  If Member fails to give Regency written notice of any disputed amounts within 45 days after Member receives the Proposed Closing Statement (the “Review Period”), then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof.  If Member gives Regency written notice of any disputed items within the Review Period, Regency and Member shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement.  If Regency and Member fail to resolve any disputed amounts within 30 days after Member gives Regency notice of any disputed amounts in the Proposed Closing Statement, Regency and Member will engage the Audit Firm to resolve any such disputed matters in accordance with the terms of this Agreement, and, in connection with such engagement Regency, the Surviving Company and Member shall execute any engagement, indemnity and other agreements as the Audit Firm may require as a condition to such engagement.  The Audit Firm’s engagement shall be limited to the resolution of disputed amounts set forth in the Proposed Closing Statement that have been identified by Member, which resolution shall be in accordance with this Agreement including the Sample Balance Sheet, and no other matter relating to the Proposed Closing Statement shall be subject to determination by the Audit Firm except to the extent affected by resolution of the disputed amounts.  In resolving any disputed item, the Audit Firm shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Parties agree that the adjustments contemplated by this Section 2.8 are intended to show the change between the Estimated Net Working Capital and the actual Net Working Capital and actual Expenses and Debt Payoff Amount as compared to Expenses and Debt Payoff Amount set forth on the Estimated Closing Statement and that such change can only be measured if each calculation is done in a manner consistent with this Agreement.   The Parties shall cooperate diligently with any reasonable request of the Audit Firm in an effort to resolve any disputed matter as soon as reasonably possible after the Audit Firm is engaged.  If possible, the decision of the Audit Firm shall be made within 30 days after being engaged.  The decision of the Audit Firm shall be set forth in a written statement delivered to Member and Regency and shall be final and binding on the Parties, absent fraud or manifest error.  Judgment may be entered on the decision of the Audit Firm in any court of competent jurisdiction.  The Proposed Closing Statement, in the form agreed to by the Parties as final, in the form deemed in accordance with the second sentence of this Section 2.8(c) as final or as revised, if necessary, to reflect the final determination by the Audit Firm, as applicable, is referred to herein as the “Final Closing Statement”).

(d) Adjustments.

(i) If the Final Adjustment Amount is less than the Estimated Adjustment Amount (the amount of such shortfall, if any, being hereinafter referred to as the “Merger Consideration Deficit”), Member and Regency shall execute and deliver to the Escrow Agent Joint Instructions instructing the Escrow Agent to disburse to Regency from the Escrow Fund an amount in cash equal to the Merger Consideration Deficit within five Business Days after the final determination of the Final Closing Statement.  By way of example, if the Estimated Adjustment Amount is negative five and the Final Adjustment Amount is negative nine, the Final Adjustment Amount shall be less than the Estimated Adjustment Amount by, and the Merger Consideration Deficit shall be, four.

(ii) If the Final Adjustment Amount is greater than the Estimated Working Amount (the amount of such excess being hereinafter referred to as the “Merger Consideration Surplus”), Regency shall deliver to Member an amount in cash equal to the Merger Consideration Surplus within five Business Days after the final determination of the Final Closing Statement.  By way of example if the Estimated Adjustment Amount is negative five and the Final Adjustment Amount is negative one, the Final Adjustment Amount shall be greater than the Estimated Adjustment Amount by, and the Merger Consideration Surplus shall be, four.

(e) No Duplicative Effect.  The provisions of this Section 2.8 and of any other Transaction Document shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.  The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, (i) the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, as a line item or specific adjustment and (ii) the determination, calculation or methodology prescribed by GAAP shall control to the extent the matter is not so addressed in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

(f) Fees and Expenses of the Audit Firm.  If the Parties submit any disputed amounts to the Audit Firm for resolution as provided in Section 2.8(c) above, the fees and expenses of the Audit Firm (the “Audit Fees”) will be paid by and apportioned between Regency and Member based on the aggregate dollar amount of the amount in dispute and inversely related to the relative recovery as determined by the Audit Firm of Member and Regency, respectively.  For example, if the aggregate dollar amount of the amount in dispute is $1,000,000 and the relative recovery of Member and Regency as determined by the Audit Firm is $900,000 and $100,000, respectively, then Regency will be apportioned 90% of the Audit Fees and Member will be apportioned 10% of the Audit Fees.  Member and Regency shall promptly, and in any event within five (5) Business Days after the final determination of the Final Closing Statement, pay to the Audit Firm the amount of Audit Fees payable by Member and Regency pursuant to this Section 2.8(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MEMBER

3.1 Member’s Representations and Warranties.  Member represents and warrants to Regency and Merger Sub as follows:

(a) Organization of Member.  Member is a limited liability company, which is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Member has full legal power and right to both carry on its business as such is now being conducted, to own the Membership Interests held by it and, subject to making or obtaining the notices, filings, authorizations, consents or approvals set forth in Section 3.1(b) of the Disclosure Schedule and obtaining the consents set forth in Section 3.1(f) of the Disclosure Schedule, to perform its obligations under this Agreement.

(b) Authorization of Transaction; Governmental Authorizations.  Member has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or shall be a party and, subject to making or obtaining the notices, filings, authorizations, consents or approvals set forth in Section 3.1(b) of the Disclosure Schedule and obtaining the consents set forth in Section 3.1(f) of the Disclosure Schedule, to perform its obligations hereunder and thereunder, and the execution, delivery and performance by Member of this Agreement and the other Transaction Documents to which it is or shall be a party have been duly and validly authorized and approved by all necessary limited liability company action of Member.  This Agreement and the other Transaction Documents to which it is or shall be a party constitute (or upon execution will constitute) the valid and legally binding obligation of Member enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Except for filings under the HSR Act and as set forth in Section 3.1(b) of the Disclosure Schedule, Member is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to execute this Agreement or the other Transaction Documents to which it is or shall be a party, consummate the transactions contemplated by, or otherwise perform its obligations under, this Agreement or the other Transaction Documents to which it is or shall be a party.

(c) Noncontravention.  Neither the execution and delivery nor performance by Member of this Agreement or the other Transaction Documents to which Member is or shall be a party, nor the consummation by Member of the transactions contemplated hereby or thereby, will (i) subject to obtaining HSR Approval and making or obtaining the notices, filings, authorizations, consents or approvals set forth in Section 3.1(b) of the Disclosure Schedule, violate any Law to which Member is subject, (ii) violate any provision of Member’s Organizational Documents, (iii) result in the creation or imposition of any Lien on any of the Assets, or (iv) subject to obtaining the consents set forth in Section 3.1(f) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which Member is a party or by which it is bound, except in the case of this clause (iv), for such violations, defaults, breaches or other occurrences that, individually or in the aggregate, do not constitute a Material Adverse Effect.

(d) Brokers’ Fees.  Except as set forth in Section 3.1(d) of the Disclosure Schedule, Member does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Interests.  Member has good and valid record and beneficial title to all outstanding Membership Interests, free and clear of any and all Liens (other than any Liens that may arise under this Agreement, be imposed by applicable state or federal securities Laws or be created by Regency), and such Membership Interests constitute all of the outstanding Equity Interests of Nexus.  Neither Member nor Nexus is a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require Member, or after the Closing, Regency or any of its Affiliates, to sell, transfer or otherwise dispose of any Equity Interest of the Surviving Company, (b) any voting trust, proxy or other Contract with respect to the voting of any Equity Interest of Nexus.

(f) Consents.  Except as set forth in Section 3.1(f) of the Disclosure Schedule, no consent, authorization or approval of any third party is required, under any Contract to which Member is a party or otherwise, for the execution and delivery by Member of this Agreement or any other Transaction Document to which Member is or shall be a party, the consummation of the Merger or the performance by any Member of its obligations hereunder or thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE NEXUS COMPANIES

4.1 Representations and Warranties Regarding the Nexus Companies.  Nexus and Member, jointly and severally, represent and warrant to Regency and Merger Sub as follows:

(a) Organization of Nexus.  Nexus is a limited liability company, which is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Nexus has full legal power and right to carry on its business as such is now being conducted.  Nexus is duly qualified to do business in all the jurisdictions set forth opposite its name on Section 4.1(a) of the Disclosure Schedule, and such jurisdictions constitute all jurisdictions in which the business Nexus is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified does not constitute a Material Adverse Effect.

(b) Capitalization.

(i) The Membership Interests held by Member constitute all of the outstanding Equity Interests of Nexus.  All of the outstanding Membership Interests have been duly authorized and validly issued, are, except as provided in Section 18-607(b) of the DLLCA, fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.  Nexus is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents.

(ii) Member has heretofore provided to Regency true and complete copies of the Organizational Documents of each Nexus Company.  Section 4.1(b) of the Disclosure Schedule sets forth a true and complete list of the Nexus Companies together with, for each such entity, (A) a specification of the nature of its legal organization and (B) the jurisdiction of its organization.

(iii) Except as set forth in Section 4.1(b) of the Disclosure Schedule, Nexus, directly or indirectly through another Nexus Company, owns, of record and beneficially, all of the outstanding Equity Interests of each other Nexus Company free and clear of all Liens (other than any Liens that may arise under this Agreement, be imposed by applicable state or federal securities Laws or be created by Regency).  The Nexus Companies are the only corporations, limited partnerships, limited liability companies and other Persons in which Nexus owns, directly or indirectly, an Equity Interest.  Section 4.1(b) of the Disclosure Schedule sets forth all of the authorized, issued and outstanding Equity Interests of each Nexus Company and the record and beneficial owners thereof.  None of the Nexus Companies has any outstanding Equity Interests Equivalents or is obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents.

(iv) Each Nexus Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, is duly qualified to do business as a foreign limited liability company or limited partnership in good standing to conduct business in each jurisdiction set forth opposite such Nexus Company’s name in Section 4.1(b) of the Disclosure Schedule, which are all the jurisdictions in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, except jurisdictions in which the failure to be so qualified would not constitute a Material Adverse Effect.   Each Nexus Company has the requisite power and authority (as a limited partnership or limited liability company) to carry on its respective business as it is now being conducted and to own, operate and lease the assets it now owns, operates or holds under lease.

(v) All the outstanding partnership interests, membership interests and other Equity Interests of each Nexus Company (other than Nexus) (A) have been duly authorized and validly issued and, except as provided in Section 18-607(b) of the DLLCA or Section 607(b) of the Texas Revised Limited Partnership Act, are fully paid and non assessable and (B) were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.

(c) Authorization of Transaction; Governmental Authorizations.  Each Nexus Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or shall be a party and to perform such Nexus Company’s obligations hereunder and thereunder, and the execution, delivery and performance by such Nexus Company of this Agreement and the other Transaction Documents to which it is or shall be a party have been duly and validly authorized and approved by all necessary limited partnership or limited liability company action of such Nexus Company.  This Agreement and the other Transaction Documents to which it is or shall be a party constitute (or upon execution will constitute) the valid and legally binding obligation of each Nexus Company enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Except for filings under the HSR Act and as set forth in Section 4.1(c) of the Disclosure Schedule or Section 4.1(f) of the Disclosure Schedule, no Nexus Company is required to give any notice to, to make any filing with, to or obtain any authorization, consent, or approval of any Governmental Authority in order to execute this Agreement or the other Transaction Documents to which it is or shall be a party, to consummate the transactions contemplated by, or to otherwise perform such Nexus Company’s obligations under, this Agreement or the other Transaction Documents to which it is or shall be a party.

(d) Noncontravention.  Neither the execution and delivery nor performance by any Nexus Company of this Agreement or the other Transaction Documents to which any Nexus Company is or shall be a party, nor the consummation by any Nexus Company of the transactions contemplated hereby or thereby, will (i) subject to obtaining HSR Approval and making or obtaining the notices, filings, authorizations, consents or approvals set forth in Section 4.1(c) of the Disclosure Schedule or Section 4.1(f) of the Disclosure Schedule, violate any Law to which any Nexus Company is subject, (ii) violate any provision of any Nexus Company’s Organizational Documents, (iii) result in the creation or imposition of any Lien on any of the assets of the Nexus Companies (other than Liens created by Regency or its Affiliates) or (iv) except as set forth in Section 4.1(d) of the Disclosure Schedule and subject to obtaining the consents set forth in Section 4.1(f) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which any Nexus Company is a party or by which it is bound, except, in the case of this clause (iv), the occurrence of which or the failure of which to obtain would not constitute a Material Adverse Effect.

(e) Brokers’ Fees.  Except as set forth in Section 4.1(e) of the Disclosure Schedule, no Nexus Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f) Consents.  Except as set forth in Section 4.1(f) of the Disclosure Schedule, no material consent, authorization or approval of any third party is required, under any Contract to which any Nexus Company is a party or to which any of the Assets are bound or otherwise, for the execution and delivery by Nexus of this Agreement or any other Transaction Document to which Nexus is or shall be a Party, the consummation of the Merger or the performance by Nexus of its obligations hereunder or thereunder.

(g) Compliance with Laws; Permits.  The representations and warranties in this Section 4.1(g) do not cover environmental matters.  Representations and warranties of Nexus and Member regarding environmental matters are contained solely in Section 4.1(s).  Except as set forth in Section 4.1(g) of the Disclosure Schedule:

(i) Each Nexus Company has owned and operated, and currently owns and operates, the assets held by it in compliance in all material respects with all applicable Laws.

(ii) Each Nexus Company is in compliance in all material respects with all Laws applicable to it.

(iii) The Nexus Companies, individually and in the aggregate, possess all material licenses, franchises, permits, certificates, consents, approvals and certificates and other governmental or quasi-governmental authorizations pertaining to the Assets necessary for the ownership, use and operation of the Assets or otherwise necessary for the operation of the business of the Nexus Companies in the Ordinary Course of Business (collectively, but excluding any such item the primary purpose of which is to create a Real Property Interest, the “Permits”).  Each Nexus Company is in compliance in all material respects with all terms, provisions and conditions of the Permits, and no outstanding violations, assessments, orders or notices of noncompliance issued by any Governmental Authority exists which affects or relates to the Permits.  Section 4.1(g) of the Disclosure Schedule sets forth a list of all material Permits possessed by the Nexus Companies.

(h) Properties.

(i) The Nexus Companies, individually or together, own or hold by valid leaseholds, easements, agreements providing for rights of use or access or similar agreements all of the assets reflected in the Consolidated Balance Sheet (other than any assets reflected in the Consolidated Balance Sheet that have been sold or otherwise disposed of since the date of the Consolidated Balance Sheet without breaching Section 4.1(q)(i) or Section 6.3) and all other assets (including Real Property Interests) (collectively, including the Pipeline Assets, but, for the avoidance of doubt, excluding any assets that are the subject matter of the Sonat Purchase Agreement, the “Assets”) other than the Pipeline Assets, free and clear of all

Title Defects.  The Nexus Companies, individually or together, have such title or interest to or in the Pipeline Assets, as is sufficient to enable them to conduct their business as conducted with the Pipeline Assets in the Ordinary Course of Business without material interference.  Except as set forth in Section 4.1(h) of the Disclosure Schedule, neither Member nor any Nexus Company has received any written notice of any claim or, to Member’s Knowledge, oral notice of any claim, in each case asserting the existence of a Title Defect in connection with any material Assets.  To Member’s Knowledge, there are no assessments against the Assets for public improvements.  There has been no actual or, to Member’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation.

(ii) The Assets constitute all of the material assets, rights and properties, tangible or intangible, real or personal, that are used in connection with the operation of the business of the Nexus Companies in the Ordinary Course of Business.  The personal property owned or leased by the Nexus Companies is sufficient to enable them to conduct their business as currently conducted.  There are no preferential rights, rights to purchase, rights of first refusal, rights of first offer or similar rights to purchase any material Asset or material portion of the Assets.

(iii) Neither Member nor any Nexus Company has received any written notice of default or termination or, to Member’s Knowledge, oral notice of default or termination or is in default under the terms of any Real Property Interests that has resulted in or might result in a material impairment or loss of title to the Real Property Interests or that has or would hinder or impede in any material respect the operations of the Pipeline Assets or adversely affect in any material respect the ability of the Nexus Companies to own and operate the Pipeline Assets in the Ordinary Course of Business.

(iv) The Assets of the Nexus Companies, other than the Pipeline Assets, that are tangible assets are, in all material respects, in good operating and working order, subject to normal wear and maintenance; and, to Member’s Knowledge, the Pipeline Assets are in all material respects in good operating and working order, subject to normal wear and maintenance.

(i) Litigation.  The representations and warranties in this Section 4.1(i) do not cover environmental matters.  Representations and warranties of Nexus and Member regarding environmental matters are contained solely in Section 4.1(s).

(i) There is no (A) Proceeding by any Person or Governmental Authority pending or, to Member’s Knowledge, overtly threatened against Member or any Nexus Company or to which Member or any Nexus Company is a party, or (B) injunction, judgment, order or decree to which Member or any Nexus Company is a party, which, in the case of (A) or (B), (x) if determined adversely to any Nexus Company, reasonably would be expected to give rise to a material liability of the Nexus Companies, taken as a whole, or (y) constitutes or, if determined adversely to any Nexus Company, would constitute a Material Adverse Effect.

(ii) There are no bankruptcy, insolvency, reorganization, or arrangement Proceedings pending, being contemplated by, or, to Member’s Knowledge, threatened against Member or any Nexus Company.

(j) FCC Licenses.  Neither Member nor any Nexus Company holds any FCC Licenses, and no FCC Licenses are required for the operations of the Nexus Companies in the Ordinary Course of Business.

(k) Taxes.  Except as disclosed on Section 4.1(k) of the Disclosure Schedule:

(i) All Tax Returns required to be filed by or with respect to each Nexus Company have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All material Taxes owed by each Nexus Company, or for which it may be liable, that are or have become due have been paid in full.  All material Tax withholding and deposit requirements imposed on or with respect to each Nexus Company have been satisfied in full in all respects.  There are no Liens (other than Permitted Encumbrances) on any of the assets of any Nexus Company that arose in connection with any failure (or alleged failure) to pay any material Tax.

(ii) There is no claim against any Nexus Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to any Nexus Company.  No Tax audits or administrative or judicial Proceedings are being conducted, pending or threatened with respect to any Nexus Company.  No claim has ever been made by an authority in a jurisdiction where any Nexus Company does not file Tax Returns that such Nexus Company is or may be subject to taxation in that jurisdiction.

(iii) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Nexus Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Nexus Company.

(iv) Member or Nexus has provided or made available to Regency true and complete copies of all Income Tax and other material Tax Returns filed by each Nexus Company for the last three years and all correspondence to each Nexus Company from, or from each Nexus Company to, a Taxing Authority relating thereto.

(v) No Nexus Company is a party to or bound by any Tax allocation, sharing or like indemnity agreement dealing principally with Taxes.  No Nexus Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than for another Nexus Company).

(vi) No Nexus Company has entered into any agreement or arrangement with any Taxing Authority that requires it to take any action or to refrain from taking any action.  No Nexus Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(vii) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Nexus Company.

(viii) All of the property of each Nexus Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing, and no portion of the property of any Nexus Company constitutes omitted property for property tax purposes.

(ix) Immediately prior to Closing, each Nexus Company will be disregarded as separate from Member for federal income tax purposes under Treasury Regulation Sections 301.7701-2 and 301.7701-3, and each Nexus Company has at all times since inception been a partnership or disregarded as separate from Member for federal income tax purposes under Treasury Regulation Sections 301.7701-2 and 301.7701-3.  No Nexus Company has ever owned any interest in any Person other than another Nexus Company.

(x) Except for Sections 4.1(k)(v), 4.1(k)(vi) and 4.1(k)(ix), the representations of the Nexus Companies made by this Section 4.1(k) refer only the Pre-Closing Periods of the Nexus Companies and may only be relied upon for these periods, and are not intended to serve as a representation to, or a guarantee of, nor can they be relied upon for, any Tax position taken after the Closing Date.

(l) Contracts.

(i) Section 4.1(l) of the Disclosure Schedule contains a true and complete list of all Material Contracts.  A true, correct and complete copy of each Material Contract has been made available to Regency.  No Nexus Company has received from any other party to a Material Contract any written notice of any breach or violation, or, to Member’s Knowledge, oral notice of any material breach or violation, by any Nexus Company of such Material Contract or termination or intention to terminate such Material Contract.  Each Nexus Company has performed all of its obligations under the Material Contracts in accordance with the terms of the Material Contracts in all material respects, and, to Member’s Knowledge, no event has occurred which (with or without notice or lapse of time, or both) would constitute a default or an event of default by a Nexus Company under the terms of any Material Contract such that any other party to such Material Contract would have the right (with or without notice or lapse of time or both) to terminate, amend or modify such Material Contract or be entitled to any material payment under such Material Contract.  To Member’s Knowledge, each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of each Nexus Company which is a party thereto and, to Member’s Knowledge, each other party thereto and, to Member’s Knowledge, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.

(ii) Except as set forth in Section 4.1(l) of the Disclosure Schedule, there are no pending or threatened claims by any Nexus Company, and there are no pending or, to Member’s Knowledge, threatened claims against any Nexus Company, for indemnity or otherwise, under, related to or arising out of the Sonat Purchase Agreement, the Sonat CIOM

Agreement or either of the Prior Acquisition Agreements or the transactions contemplated thereby.

(m) Financial Statements; Absence of Undisclosed Liabilities; Controls and Procedures.  Except as set forth in Section 4.1(m) of the Disclosure Schedule:

(i) Nexus has delivered to Regency true and correct copies of the audited consolidated balance sheet (the “Consolidated Balance Sheet”) and related audited consolidated statements of operations, statements of cash flows and statements of changes in members’ capital of Member and the Nexus Companies for the year ended December 31, 2007, together with the notes thereto and the related audit report of Hein & Associates LLP thereon (collectively, the “Audited Financial Statements”).

(ii) The Audited Financial Statements have been prepared in accordance with the books and records of the Member and Nexus Companies.  The balance sheet included in the Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of the Nexus Companies, as of the date thereof, and each of the consolidated statements of operations, statements of cash flows and statements of changes in members’ capital included in the Audited Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, cash flows and members’ capital, as the case may be, of Member and the Nexus Companies for the periods set forth therein, in each case in accordance with GAAP.

(iii) There are no obligations or liabilities (contingent or otherwise) of any Nexus Company that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Nexus Companies prepared and audited in accordance with GAAP other than obligations or liabilities that are (a) so reflected or reserved on the Consolidated Balance Sheet or obligations or liabilities incurred since December 31, 2007, in the Ordinary Course of Business, (b) liabilities or obligations arising out of any Contracts to which any Nexus Company is a party thereto (except to the extent such liability or obligation is in respect of a breach or violation of such Contract prior to the Closing Date), (c) obligations or liabilities under, or expenses incurred in connection with the transactions contemplated by, this Agreement or the Sonat Purchase Agreement and Sonat CIOM Agreement, (d) the matters disclosed in or arising out of matters disclosed in Section 4.1(m) of the Disclosure Schedule or (e) other liabilities and obligations which do not, individually or in the aggregate, exceed $25,000.

(iv) All Records of the Nexus Companies have been prepared, assembled and maintained in the Ordinary Course of Business.  The Nexus Companies maintain books and records reflecting in all material respects their assets and liabilities that in reasonable detail accurately and fairly reflect their transactions and dispositions of their assets, and maintain or cause to be maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are accurately recorded in all material respects and as necessary to permit preparation of the consolidated financial statements of the Nexus Companies and to maintain accountability for the consolidated assets; (B) transactions are executed in accordance with management’s authorization; (C) access to the records of the Nexus Companies is permitted only in accordance with management’s authorization; (D) the reporting of the Nexus Companies’ assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(v) The Nexus Companies’ accountants have not advised any Nexus Company of any material deficiencies in the Nexus Companies’ disclosure controls and procedures.

(vi) Nexus has made available to Regency a summary of (A) any significant deficiencies in the design or operation of internal controls that would, to Member’s Knowledge, reasonably be expected to adversely affect the Nexus Companies’ ability to record, process, summarize and report financial data in any material respect, (B) any material weaknesses in the Nexus Companies’ internal controls, (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Nexus Companies’ internal controls and (D) any material change in the internal controls or disclosure controls and procedures of any Nexus Company effected since January 1, 2007.

(vii) Member has no assets except as set forth in Section 4.1(m) of the Disclosure Schedule.

(n) Pipeline Matters.  Section 4.1(n) of the Disclosure Schedule sets forth summary throughput and other operating data reflected therein with respect to the Pipeline Assets for the periods indicated therein (the “Pipeline Data”), which Pipeline Data is true and correct in all material respects.  Subsequent to the periods covered by the Pipeline Data and through the date of this Agreement, there have been no material adverse changes in the volumes of Hydrocarbons transported through the Systems and no Person has provided written or, to Member’s Knowledge, oral notice to Member or any Nexus Company of its intent to reduce materially the volume of Hydrocarbons transported through the Systems.  To Member’s Knowledge, as of the date hereof, no fact or circumstance exists that would result in a material decrease in such volumes excluding, however, changes that may result from (a) market conditions, (b) matters that affect the energy industry in general or in the area in which the Systems are located, or (c) non-performance by a party under the Hydrocarbon Contracts other than a Nexus Company.

(o) Affiliate Transactions.  Section 4.1(o) of the Disclosure Schedule describes all material services provided to any Nexus Company by an Affiliate of any Nexus Company (other than another Nexus Company or any director, officer or employee of any Nexus Company in such capacity).  Except as disclosed in Section 4.1(o) of the Disclosure Schedule, there are (i) no services provided by any Affiliate of any Nexus Company (other than another Nexus Company or any director, officer or employee of any Nexus Company in such capacity) at an actual cost to any Nexus Company below the approximate cost at which such services could be obtained from a third party unaffiliated service provider and all charges charged or allocated to any Nexus Company by any Affiliate of any Nexus Company as of the date of the applicable Pipeline Data are reflected in such Pipeline Data and (ii) to Member’s Knowledge, no Contracts involving a Nexus Company in which any Manager, Officer, Director or Affiliate of any Nexus

Company has a financial interest (other than compensation arrangements disclosed in Section 4.1(r) of the Disclosure Schedule).

(p) Regulatory Status.  The representations and warranties in this Section 4.1(p) do not cover environmental matters.  Representations and warranties of Nexus and Member regarding environmental matters are contained solely in Section 4.1(s).

(i) No portion of the Assets is subject to the jurisdiction of the FERC under the Natural Gas Act of 1938, as amended (the “NGA”), the Natural Gas Policy Act of 1978 (the “NGPA”) or the Interstate Commerce Act.  No Nexus Company is subject to regulation as a public utility company or public service company.

(ii) To Member’s Knowledge, (i) the representations made by Nexus concerning the jurisdictional status of the Nexus Companies’ facilities and operations to natural gas purchasers and interstate or intrastate pipelines in order to effect sales or to facilitate transportation transactions (whether for the Nexus Companies or any other Person) are, and were when made, true and correct in all material respects, and (ii) each Nexus Company has complied in all material respects with the terms and conditions of such sales, transportation or interconnect or similar arrangements (including “on behalf of” certificates).

(iii) The gathering rates charged by any Nexus Company for services related to the Assets and the terms and conditions applied by such Nexus Company to such services, are non-discriminatory and otherwise in compliance with all applicable Laws.

(iv) No rate refunds, rebates, offsets or like obligations are accrued or owed by any Nexus Company with respect to services related to the Assets.

(v) There is no regulatory Proceeding pending or, to Member’s Knowledge, any material regulatory proceeding overtly threatened against or involving any Nexus Company or to which its units would be subject or its Assets.

(q) No Adverse Change or Event.  Since December 31, 2007, the Assets have been operated in the Ordinary Course of Business and there has not been (i) any sale or transfer by any Nexus Company of any Real Property Interest or any material piece of equipment, personal property or other asset used in connection with the operation or maintenance of the Pipeline Assets, (ii) as of the date of this Agreement, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences since December 31, 2007, that has had, has or reasonably would be expected to have any material adverse changes in the throughput capacity or operational capability of the System(s) or the Facilities, or (iii) as of the date of this Agreement, any event or occurrence that constitutes a Material Adverse Effect.

(r) Employee Benefit Liabilities and Employees.

(i) Except as set forth in Section 4.1(r) of the Disclosure Schedule, (A) no Nexus Company has sponsored or contributed to any Employee Benefit Plan (including any multiemployer plan within the meaning of Section 3(37) of ERISA), (B) except for benefits to be provided to Employees pursuant to the terms of the Nexus Related Employee Benefit Plans, no Nexus Company has any liability (including any contingent liability) to any employee, independent contractor, leased employee or consultant with respect to any Employee Benefit Plan, and (C) no obligation exists, other than the obligations to pay base salaries and bonuses in the normal course and other compensation or to provide benefits pursuant to the terms of such Nexus Related Employee Benefit Plan, under any Employee Benefit Plan  maintained, sponsored or contributed to by any ERISA Affiliate for which any Nexus Company would be jointly, severally or otherwise liable.  Each Employee Benefit Plan set forth in Section 4.1(r) of the Disclosure Schedule (each such plan referred to as a “Nexus Related Employee Benefit Plan”) has been maintained in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and all other applicable Laws.  No fact or circumstance exists that would reasonably be expected to materially affect the qualification or tax-exempt status of such Nexus Related Employee Benefit Plan and no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred.

(ii) Section 4.1(r) of the Disclosure Schedule lists all employees of any Nexus Company and all employees of Member, the primary duties or activities of which are to perform services for the Nexus Companies (collectively, the “Employees”), identifies the employer of each such Employee and sets forth, (A) each Employee’s position of employment, current annual salary or hourly rate, as applicable, classification as exempt or non-exempt, date of employment, and facility or other location where such Employee works, (B) whether such Employee is on inactive status for any reason, such as a leave of absence or disability and (C) the number of days of accrued but unused vacation and sick time with respect to each Employee (the “Current Salary/Benefits”).

(iii) All obligations of the Nexus Companies for salaries, vacation and holiday pay, sick pay, bonuses and other forms of compensation payable by the Nexus Companies to the Officers, Directors or Employees in respect of the services rendered by any of them have been paid or adequate accruals therefor have been made in the Audited Financial Statements for obligations accrued through the date thereof.

(iv) Except as set forth in Section 4.1(r) of the Disclosure Schedule, there is no pending or, to Member's Knowledge, overtly threatened claim in respect of any of the Nexus Related Employee Benefit Plans other than claims for benefits in the Ordinary Course of Business.  The Nexus Companies have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.  The Nexus Companies have no obligation under any Nexus Related Employee Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by applicable Laws.

(v) Except as set forth in Section 4.1(r) of the Disclosure Schedule, there exists no Severance Obligations or Change of Control Amounts.

(s) Environmental Matters. Except as set out in Section 4.1(s) of the Disclosure Schedule,

                (i) no Nexus Company has caused or allowed the generation, use, treatment, storage, or disposal of Hazardous Substances at or on the Assets in material violation of applicable Health, Safety and Environmental Laws;

(ii) there has been no release of any Hazardous Substances at, on, or underlying any of the Assets by any Nexus Company for which any Nexus Company could reasonably be expected to be held responsible in material violation of or in a manner that could give rise to a Nexus Company material liability under applicable Health, Safety and Environmental Laws;

(iii) the Nexus Companies have secured all Permits required under Health, Safety and Environmental Laws for the ownership or operation of the Assets and the Nexus Companies are in compliance in all material respects with such Permits;

(iv) no Nexus Company has received any written request for information or written notice, nor does any Nexus Company have any reason to suspect or believe such Nexus Company will receive any such request for information or notice, of any actual or, to Member’s Knowledge, overtly threatened Proceedings, or Third Party Claims (in each case other than as have been finally resolved (formally or informally) or satisfied with no further obligation of any Nexus Company) related to or arising under any Health, Safety and Environmental Laws;

(v) no Nexus Company has transported or arranged for the transportation or disposal of any Hazardous Substances except in compliance in all material respects with all applicable Health, Safety and Environmental Laws;

(vi) without limiting the specificity of the foregoing clauses (i) through (v), the Nexus Companies have conducted the operation of the Assets in compliance in all material respects with Health, Safety and Environmental Laws;

(vii) no Nexus Company is currently operating or required to be operating under any compliance order, decree or agreement, any consent, decree, order or agreement, or corrective action decree, order or agreement issued by or entered into with any Governmental Authority under any Health, Safety and Environmental Laws; and

(viii) other than as may be contained in the documents listed in Section 4.1(s) of the Disclosure Schedule, no Nexus Company has any Contractual obligations to indemnify, or assume from, any third party any Environmental Costs or Liabilities.

(t) Insurance.  As of the date of this Agreement, the Nexus Companies carry policies of insurance as set forth in Section 4.1(t) of the Disclosure Schedule, which insurance (i) covers such risks, is in such amounts, has such deductibles and retentions and is underwritten by such companies as described in Section 4.1(t) of the Disclosure Schedule and (ii) is in accordance with all statutory and regulatory criteria required.  As of the date of this Agreement, all such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustment that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by Member or any Nexus Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There are no outstanding claims under any such insurance policies and, to Member’s Knowledge, no event has occurred, and no circumstance or condition exists, that has given rise to or serves as the basis for or (with or without notice or lapse of time) reasonably would be expected to give rise to or serve as the basis for any such claim under any such policy.  No Nexus Company has received any written or, to Member’s Knowledge, oral notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims.  No Nexus Company is a party to any Contract, and the insurance policies listed on Section 4.1(t) of the Disclosure Schedules do not contain any provision, that would affect the rights of any Nexus Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.

(u) Hydrocarbon Imbalances; Future Delivery of Hydrocarbons.  No Nexus Company has imbalances of Hydrocarbons pertaining to the operation of the System(s) or the Facilities.  No Nexus Company is obligated by virtue of any hydrocarbon imbalance, prepayment arrangement under any Contract for the sale of hydrocarbons, forward sale of production or any other obligation to deliver hydrocarbons at some future time without receiving full payment therefor, other than in a manner consistent with the normal cycle of billing.

(v) Guarantees.  Except as set forth in Section 4.1(v) of the Disclosure Schedule, there are no surety bonds, performance bonds guarantees or financial assurances of which any Nexus Company is a principal or guarantor (the “Guarantees”).

(w) Labor Matters.

(i) Each Nexus Company has furnished Regency copies of all material claims, complaints, charges, reports or other documents in their files made by or against any of them since January 9, 2007 and, to Member’s Knowledge, in the past six (6) years with respect to any current or former Employee pursuant to workers’ compensation laws, Title VII of The Civil Rights Act of 1964, The Civil Rights Act of 1865, The Occupational Safety and Health Act, The National Labor Relations Act, The Employee Retirement Income Security Act, The Equal Pay Act, The Americans With Disabilities Act, The Family and Medical Leave Act, The Older Workers Benefit Protection Act, The Fair Labor Standards Act, The Civil Rights Act of 1991, The False Claims Act, and any other applicable Laws relating to employment and labor.

(ii) The Nexus Companies have complied in all material respects with all applicable Laws relating to the employment of labor.

(iii) Neither Member nor any of the Nexus Companies has agreed to recognize any labor union or other collective bargaining representative and, to Member’s Knowledge, no labor union or other collective bargaining representative claims to or is seeking to represent any Employees.  To Member’s Knowledge, no union organizational campaign or representation petition is currently pending with respect to any employee of any Nexus Company.

(iv) Except as set forth in Section 4.1(w) of the Disclosure Schedule, neither Member nor any Nexus Company is a party to or bound by any collective bargaining agreement, other labor contract or individual agreement applicable to any of its respective employees.  No collective bargaining agreements, other labor contract or individual agreements relating to any employees of any Nexus Company are being negotiated by any Nexus Company.

(v) There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to Member’s Knowledge, threatened against or affecting any Nexus Company, and no Nexus Company has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages.  No Nexus Company is engaged, nor has engaged, in any unfair labor practices, and no Nexus Company has had any unfair labor practice charges or complaints before any Governmental Authority pending or, to Member’s Knowledge, threatened against such Nexus Company.  No Nexus Company has had any material grievances, arbitrations, or other Proceedings, or, since December 31, 2006, any grievances, arbitrations or other Proceedings, arising or asserted to arise out of or under any employment or similar Contract or individual Contract, pending or, to Member’s Knowledge, threatened, against such Nexus Company.

(vi) To Member’s Knowledge, all Employees are lawfully authorized to work in the United States according to applicable immigration Laws.  Member and all Nexus Companies are in compliance in all material respects with all applicable Laws relating to documentation and recordkeeping of their employees’ work authorization status.

(vii) As of the date hereof, and in the past four years, there have not been any plant closing, mass layoffs or other terminations of employees of Member or any Nexus Company that would create any obligations upon or liabilities for Member or any Nexus Company under the Worker Adjustment and Retraining Notification Act or similar Laws.

(x) Intellectual Property.  To Member’s Knowledge there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (“Intellectual Property”) that are used in connection with the operating of the business of the Nexus Companies in the Ordinary Course of Business for which the Nexus Companies do not hold valid title or a valid right to use in connection with the use thereof.  In the past two years, and, to Member’s Knowledge, in the past four years no Nexus Company has received any written notice of infringement, misappropriation or conflict or, to Member’s Knowledge, oral notice of any infringement, misappropriation or conflict, in each case with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any Nexus Company.

(y) Sonat Matters. Except as disclosed in Section 4.1(y) of the Disclosure Schedule, there are no material consents of third parties that are required in order for the Surviving Company to transfer the 14-inch Line and the 16-inch Line (in the case of Alternative B) or the 14-inch Line (in the case of Alternative C), together in each case with any required Permits and environmental permits, to Regency Intrastate Gas LLC (“RIGS”) under any rights-of-way, Hydrocarbon Contracts or such Permits or environmental permits.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING
REGENCY AND MERGER SUB

5.1 Representations and Warranties Regarding Regency and Merger Sub.  Regency and Merger Sub, jointly and severally, represent and warrant to Nexus and Member as follows:

(a) Organization.  Merger Sub is a limited liability company, duly organized and validly existing under the Laws of the State of Delaware and, as of Closing will be, qualified to do business and in good standing in the State of Texas.  Regency is a limited partnership, which is duly organized and validly existing under the Laws of the State of Delaware and is qualified to do business and is in good standing in the State of Texas.  Each of Merger Sub and Regency has full legal power and right to carry on its business as such is now being conducted.

(b) Authorization of Transaction.  Each of Regency and Merger Sub has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or shall be a party and to perform its obligations hereunder and thereunder and the execution, delivery and performance by each of Regency and Merger Sub of this Agreement and the other Transaction Documents to which it is or shall be a party have been duly and validly authorized and approved by all necessary limited partnership or limited liability company actions of each of Regency and Merger Sub.  This Agreement and the other Transaction Documents to which each of Regency and Merger Sub is or shall be a party constitute (or upon execution will constitute) the valid and legally binding obligation of Regency or Merger Sub, as applicable, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).  Except as contemplated by Section 6.6, neither Regency nor Merger Sub is required give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to execute this Agreement or the other Transaction Documents to which Regency or Merger Sub, as applicable, is or shall be a party, consummate the transactions contemplated by, or otherwise perform the obligations of Regency or Merger Sub, as applicable, under this Agreement or the other Transaction Documents to which Regency or Merger Sub, as applicable, is or shall be a party.

(c) Noncontravention.  Neither the execution and delivery nor performance by Regency or Merger Sub is or of this Agreement or the other Transaction Documents to which Regency or Merger Sub shall be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) subject to obtaining HSR Approval, violate any Law to which Regency or Merger Sub is subject, (ii) violate any provision of the Organizational Documents or Regency or Merger Sub or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any Contract, lease, license or other instrument to which Regency or Merger Sub is a party or by which it is bound or to which any of its assets is subject, except, in this case of this clause (iii), for such violations, defaults, breaches, or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Regency or Merger Sub, as applicable, to perform its obligations under this Agreement or the other Transaction Documents to which it is or shall be a party or to consummate the Merger or the transactions contemplated by this Agreement and the other Transaction Documents.  The performance by the Surviving Corporation of its obligations under the Sonat Purchase Agreement will not (i) violate any provision or Merger Subs’ Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any Contract, lease, license or other instrument to which Merger Sub is a party or by which it is bound or to which any of its assets is subject, except, in the case of this clause (ii), for such violations, defaults, breaches or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Surviving Corporation to perform its obligations under the Sonat Purchase Agreement.

(d) Brokers’ Fees.  Neither Regency nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Merger.

(e) Litigation.

(i) There is no Proceeding by any Person or Governmental Authority pending or, to Regency’s Knowledge, overtly threatened against Regency or Merger Sub or to which Regency or Merger Sub is a party, and no injunction, judgment, order or decree to which Merger Sub, Regency or their respective properties is subject, that reasonably may be expected to have a material adverse effect upon the ability of Regency or Merger Sub to consummate the transactions contemplated in this Agreement the other Transaction Documents to which it is or shall be a party or the consummation of the transaction contemplated by the Sonat Purchase Agreement.

(ii) There are no bankruptcy, insolvency, reorganization, or arrangement Proceedings pending, being contemplated by, or, to Regency’s Knowledge, threatened against Regency or Merger Sub or any Affiliate that controls Regency.

(f) Sufficient Funds.  Regency has cash available and existing committed borrowing facilities which together are sufficient to enable it to pay the Merger Consideration upon consummation of the Merger.

ARTICLE VI

COVENANTS

6.1 Satisfaction of Conditions Precedent; Cooperation.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, subject to the other terms of this Agreement and without limiting the provisions set forth in Section 6.6, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Merger as soon as possible, including the satisfaction of the conditions precedent set forth in Sections 7.1 and 7.2.

(b) Prior to the Closing, Member and Nexus shall reasonably cooperate with Regency and Regency’s financing sources.  Nexus shall use all commercially reasonable efforts to furnish to Regency, as promptly as practicable upon Regency’s reasonable request, any updated financial information and operating data related to the Nexus Companies, including monthly financial and Pipeline Data, with respect to periods subsequent to periods covered by the financial information contained in the Audited Financial Statements and Pipeline Data provided by Member (copies of which may be provided to Regency’s lenders or financing sources).

6.2 Notices and Consents.

(a) Member will, and will cause each Nexus Company to, use all commercially reasonable efforts to obtain prior to Closing each consent set forth in Sections 4.1(c) and 4.1(f) of the Disclosure Schedule and all other consents required to be obtained prior to Closing with respect to the Merger and Regency shall use all commercially reasonable efforts in cooperating with Member in obtaining such consents.  The costs of obtaining such consents shall be borne by Member.

(b) Subject to the other terms of this Agreement and without limiting the provisions set forth in Section 6.6, each of the Parties will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain or assist the other party in obtaining any authorizations, consents, and approvals of Governmental Authorities necessary for the consummation of the Merger.

6.3 Conduct of Business.

(a) Member and Nexus covenant and agree that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 6.3(a) of the Disclosure Schedule or unless Regency otherwise consents in writing (which consent shall not unreasonably withheld, conditioned or delayed), Member and Nexus shall cause the Nexus Companies to:

(i) operate in the Ordinary Course of Business;

(ii) preserve substantially intact their business organizations, and use all commercially reasonable efforts to (A) maintain their rights, privileges and immunities and to maintain their relationships with their customers and suppliers and (B) retain the services of the Employees it would otherwise retain in the Ordinary Course of Business, except for such Employees for whom Regency has requested a Release in connection with this Agreement or the transactions contemplated hereby or those Employees designated in writing by Regency to be terminated by the applicable Nexus Company prior to Closing;

(iii) use all commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in good working order, repair and condition, ordinary wear and tear excepted; if there is any casualty loss or material damage to any properties or assets of any Nexus Company prior to Closing, Member shall, to the extent practicable, consult with Regency regarding the replacement or repair of such property or asset;

(iv) use all commercially reasonable efforts to keep in full force and effect insurance applicable to their assets and operations comparable in amount and scope of coverage to that currently maintained;

(v) (A) keep and maintain accurate (in all material respects) books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of their Assets or with respect to their franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal Proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all Employees and independent contractors of and consultants to the Nexus Companies and (D) comply in all material respects with the requirements of all applicable Laws and all actions and requirements of any Governmental Authority necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Material Contracts;

(vi) subject to Section 8.6, comply with its obligations under the Sonat Purchase Agreement and the Sonat CIOM Agreement; and

(vii) use all commercially reasonable efforts to obtain authorization to the extent required by Health, Safety and Environmental Laws from the Louisiana Department of Environmental Quality for the equipment at the Nexus Companies’ Logansport, Louisiana facility that have the potential to emit condensate “flash gas,” including, but not limited to, the installation of a flare or any controls required to reduce the emissions of such “flash gas.”

(b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 6.3(b) of the Disclosure Schedule or unless Regency otherwise agrees in writing from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, Member shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, any Membership Interests or any other Equity Interests of any Nexus Company and Member and Nexus shall not, and shall not permit any Nexus Company to, take any of the following actions (and shall take all action necessary (including exercising their respective rights with respect to the Membership Interests) to prevent any Nexus Company from taking any action prohibited by this Section 6.3(b)):

(i) (A) redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any Nexus Company, (B) effect any reorganization or recapitalization, (C) split, combine or reclassify any of the Equity Interests of any Nexus Company, or (D) declare, set aside or pay any dividend or other distribution in respect of its Equity Interests, other than wholly in cash to the extent such dividend or other distribution would not cause Net Working Capital immediately following such dividend or other distribution to be less than the Base Working Capital;

(ii)  (A) offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, any Membership Interests or any of its Equity Interests or (B) grant, or authorize the grant of, any Lien with respect to any Membership Interests or any of its Equity Interests;

(iii) acquire, directly or indirectly, (A) whether by merger or consolidation, by purchasing an Equity Interest or otherwise, any business or division of any Person or (B) any material assets or properties other than the acquisition of assets from suppliers or vendors in the Ordinary Course of Business;

(iv) sell, lease, exchange or otherwise dispose of any of its assets, except for dispositions of Hydrocarbon inventories or leases of its properties, in each case in the Ordinary Course of Business;

(v) grant, create, or assume, or (except for Permitted Encumbrances) incur, any Lien with respect to any of its respective assets;

(vi) adopt any amendments to its Organizational Documents;

(vii) (A) make any material change in its methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) make or revoke any Tax election or materially change (or make a request to change) its Tax accounting methods, policies, or procedures, (C) settle or compromise any Proceeding relating to material Taxes, except, in each case, as may be required by Law; (D) revalue any asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Audited Financial Statements, or (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(viii) incur or guarantee any additional Indebtedness, except for (A) intercompany loans among the Nexus Companies, or issue or sell any debt securities or warrants or rights to acquire any debt securities or guaranty any debt securities of others or (B) Indebtedness incurred under the Credit Facility in the Ordinary Course of Business;

(ix) incur, or commit to incur, any liability or obligation to make capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, except (A) in the case of emergency or as required by a Governmental Authority, in which case such Nexus Company may make all reasonable and necessary capital expenditures without the prior written consent of Regency but shall provide prompt written notice to Regency of such capital expenditures and (B) liability or obligations for capital expenditures incurred in the Ordinary Course of Business which have been fully paid and discharged on or before the Measurement Date;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring;

(xi) (A) amend, modify, waive or assign any rights or obligations under or otherwise change in any material respect any Contract, (B) terminate any Contract before the expiration of the term thereof, other than to the extent any such Contract terminates pursuant to its terms in the Ordinary Course of Business, or (C) enter into any Contract with any Affiliate of Member; provided, however, that with respect to actions under the foregoing clause (B) that would require Regency’s prior consent pursuant to this Section 6.3 but for such action being in the Ordinary Course of Business, Member shall promptly notify Regency in writing of any such action;

(xii) enter into or assume (A) any Contract that would constitute a Material Contract or (B) any other Contract with any Person (including an Affiliate of any Nexus Company), other than Contracts entered into in the Ordinary Course of Business with a Person (other than an Affiliate of any Nexus Company);

(xiii) (A) employ any common law employees, of the Nexus Companies, other than the Employees employed as of the date of this Agreement and replacements for, and on substantially similar terms as, any such Employees whose employment is terminated after the date of this Agreement, (B) engage any independent contractors, consultants or agents pursuant to any Contract which shall either constitute a Material Contract or for which any Nexus Company shall have any continuing obligation after the Closing, (C) enter into or become obligated to make payments under or with respect to, (1) any Nexus Related Employee Benefit Plan, (2) any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, (3) any consulting, employment, severance, bonus, termination or similar Contract with any Person or (4) any amendment or extension of any such plan or Contract, except as required by Law or as is immaterial in amount and authorized pursuant existing terms of such plans, arrangements or Contracts, (D) grant, pay, or otherwise become liable for or obligated to pay, any Severance Obligation, Change of Control Amounts, bonus or increase in compensation or benefits to, or forgive any Indebtedness of, any Director, Officer, Manager or Employee or any former independent contractor, consultant or agent of any Nexus Company; or (E) make any loan to, or enter into any other transaction with, any of its Directors, Officers, Managers or Employees;

(xiv) waive any claims or rights pertaining to the business of the Nexus Companies other than claims which are immaterial in amount and consequence to the business of the Nexus Companies; or

(xv) agree in writing or otherwise to do any of the foregoing.

(c) Notwithstanding anything to the contrary herein, Member and the Nexus Companies shall be permitted to take any action they reasonably deem necessary or advisable in order to comply with applicable Law or the terms of any Material Contract in effect on the date hereof or, subject to Section 8.6 and except for actions described on Schedule D, to consummate the transactions contemplated by the Sonat Purchase Agreement (including with respect to the Sonat Abandonment Application and obtaining Final FERC Approval Order).

(d) The parties agree that if Regency agrees in writing to any of the preceding Sections 6.3(a) and 6.3(b), each applicable section of Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include such action to which Regency agreed.

6.4 Access and Information.  During the period from the date of this Agreement until the time of Closing, during Nexus’ normal business hours and in a manner so as not to interfere with the normal business operations of the Nexus Companies, Member and Nexus will permit representatives of Regency to have reasonable access to the Employees and to all the Records.  Any information obtained by Regency or its Representatives under this Section 6.4 shall be deemed to be Confidential Information under the Confidentiality Agreement, except that if the Closing occurs, the obligation of confidentiality shall terminate.  During the period from the date of this Agreement until the time of Closing, Member and Nexus shall also make available to Regency, upon reasonable notice during normal business hours, personnel of the Nexus Companies as Regency may reasonably request.  No investigations by Regency will reduce or otherwise affect the obligation or liability of Member or Nexus with respect to any express representations, warranties, covenants or agreements made herein or in any instrument, agreement or document executed and delivered in connection with this Agreement.

6.5 Evaluation and Inspection.

(a) During the period from the date of this Agreement until the time of Closing, Regency shall, at reasonable time upon reasonable prior notice to Member have the right to enter upon the property subject to the  Real Property Interests to conduct non-invasive, non-destructive inspections of the Real Property Interests, the System(s) and the Facilities. Regency agrees that it will not perform any other types of inspections of the property subject to the Real Property Interests (such as, by way of example but not limitation, sampling or testing of soil, groundwater or surface water) prior to Closing, unless agreed to in advance by Member.

(b) Member and Nexus agree to cooperate reasonably with Regency in conducting the inspections referred to in Section 6.5(a), but any and all such inspections of the Assets shall be conducted solely by Regency and shall be performed at Regency’s sole risk and expense.  All “due diligence” activities of Regency shall be conducted in accordance with applicable Laws.  Regency shall, if the Closing does not occur, restore the property subject to the Real Property Interests, to the extent reasonably possible, to the same condition as it was in prior to the conducting by Regency or its representatives of the inspections.

(c) During the period from the date of this Agreement until the time of Closing, to the extent that any Nexus Company has any alignment sheets relating to the System(s) and the Facilities and documents containing data on the size and type of the various portions of the pipelines included in the Assets in such Nexus Company’s possession or otherwise reasonably available to such Nexus Company, Member and Nexus will provide copies thereof or make copies thereof available to Regency and Regency may review such documents during its inspections hereunder.

(d) REGENCY SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD MEMBER AND THE OTHER MEMBER INDEMNITEES (INCLUDING THE NEXUS COMPANIES PRIOR TO CLOSING) HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF OR RELATING TO THE DUE DILIGENCE CONDUCTED BY REGENCY, REGENCY’S AFFILIATES OR ANY PERSON ACTING ON REGENCY’S OR ITS AFFILIATE’S BEHALF, IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER SUCH DAMAGES ARE CAUSED BY (IN WHOLE OR IN PART) THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF

MEMBER OR ANY OTHER MEMBER INDEMNITEES, EXCEPTING ONLY THOSE DAMAGES ACTUALLY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF MEMBER OR ANY MEMBER INDEMNITEES (INCLUDING THE NEXUS COMPANIES PRIOR TO CLOSING).  All due diligence conducted by Regency, Regency’s Affiliates or any Person acting on Regency’s or its Affiliate’s behalf pursuant to or in connection with this Agreement or the transactions contemplated hereby shall be conducted so as not to unreasonably disrupt the normal operations of Member or any of its Affiliates and shall be subject to the terms of the Confidentiality Agreement.  Neither Member nor any of the Nexus Companies shall be obligated to comply with any of the terms of Sections 6.4 or 6.5 if compliance with such terms reasonably would be expected to violate any attorney-client privilege or the terms of any confidentiality agreement or Contract to which Member or any Nexus Company is a party or by which it is bound or applicable Law.  Notwithstanding anything herein to the contrary, Regency acknowledges and agrees that the terms of Sections 6.4 and 6.5 do not give Regency or any of its Affiliates or Representatives the right to contact, directly or indirectly, any customer, supplier or other third Person with whom any of the Nexus Companies has any business relationship in connection with this Agreement or the transactions contemplated hereby without the express prior written consent of Member (and then only on terms as reasonably specified in writing by Member); provided that Member hereby gives its consent for Regency and its Representatives to contact and engage in such discussions with the Persons listed on Schedule A.

6.6 HSR Act.

(a) Member and Nexus shall cause the ultimate parent entity of Nexus to (i) file as soon as practicable and in any event within one (1) Business Day following the date of this Agreement, exclusive thereof, with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (ii) respond promptly to inquiries from the FTC or the DOJ in connection with such filing and (iii) comply in all material respects with the requirements of the HSR Act.

(b) Regency and Merger Sub shall cause the ultimate parent entity of Regency to (i) file as soon as practicable and in any event within one (1) Business Day following the date of this Agreement, exclusive thereof, with the DOJ and the FTC the notification report form required by the HSR Act for the transactions contemplated hereunder, requesting early termination of the waiting period thereunder, (ii) respond promptly to inquiries from the FTC or the DOJ and (iii) comply in all material respects with the requirements of the HSR Act.

(c) Subject to regulatory constraints, each Party shall cooperate with each other and promptly furnish all information to the other Party that is necessary in connection with the Parties’ compliance with the HSR Act and to obtain HSR Approval.

(d) The Nexus Companies and Regency shall coordinate their initial filing of the notification and report form so that such filings are made on the same day.  The Parties shall each keep the other Parties fully advised with respect to any requests from or communications with the DOJ or the FTC and shall consult with the other Parties with respect to all filings and responses thereto.

(e) The filing fees with respect to any filing under the HSR Act shall be paid at the time of filing by Regency.

(f) Subject to Section 6.6(g), the Parties shall use all commercially reasonable efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

(g) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Regency or any of its Affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of its assets or limits on its freedom of action with respect to any of its businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to Antitrust Laws or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding relating to the HSR Act or other antitrust, competition, premerger, notification or trade-regulation law, regulation or order (“Antitrust Laws”).  In addition, notwithstanding anything to the contrary herein, nothing in this Section 6.6 shall require any of the Parties to disclose to the other Parties confidential information about third parties in connection with seeking approvals from Governmental Authorities to the extent that such disclosures would constitute violations of Contractual obligations or legal duties, provided that this sentence shall not permit any Party to fail to disclose any information required to be filed with a Governmental Authority by this Agreement.

(h) Subject to Section 6.6(g), if any action or Proceeding is instituted (or threatened), challenging the transaction contemplated by this Agreement as violative of any Antitrust Laws, or if any decree, judgment, injunction or other order is entered, enforced or attempted to be entered or enforced, by a court or other Governmental Authority, which decree, judgment, injunction or other order would make the transactions contemplated by this Agreement illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, each of Regency, Member and the Nexus Companies shall use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any such decree, judgment, injunction or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transaction contemplated by this Agreement and to have such decree, judgment, injunction or other order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; provided that no Party shall have any obligation under this Section 6.6(h) at any time that Member shall have the right to terminate this Agreement pursuant to Section 10.1(g) unless, and then only during the period for which, Member shall have waived such right to terminate this Agreement pursuant to Section 10.1(g).

6.7 Employees.

(a) Except for those Employees designated in writing by Regency to be terminated by the applicable Nexus Company prior to Closing, each Nexus Company will not terminate any, and will use all commercially reasonable efforts to continue to employ each Employee until the Closing.

(b) Member and each Nexus Company shall reasonably cooperate with Regency in arranging interviews with the Employees prior to Closing for potential continued employment with the Nexus Companies or an Affiliate of Regency after the Closing.

(c) Nothing in this Agreement, whether express or implied, shall constitute an obligation of Regency, the Nexus Companies or any of Affiliates of Regency to maintain the employment of any particular Employee after the Closing.  No Employee is intended to be a beneficiary of the provisions of this Section 6.7.

(d) Prior to Closing, the Nexus Companies will (i) adopt appropriate corporate resolutions and use all commercially reasonable efforts to terminate the Fidelity Advisor SIMPLE IRA Plan of Nexus Gas Midstream Services, LLC and the Humana Group Medical, Dental and Voluntary Life Insurance Plan, with each such termination being effective at or as soon as possible after Closing, and (ii) otherwise take all action as necessary such that no contributions, premiums or other liabilities will accrue to the Surviving Company or any of the other Nexus Companies with respect to the plans identified in Section 6.7(d)(i) from and after Closing.

6.8 Financial and Internal Controls Information.  From the date of this Agreement until the Closing, Nexus shall promptly disclose to Regency in summary form the existence, to Member’s Knowledge, of any of the following (i) any significant deficiencies in the design or operation of internal controls of the Nexus Companies that would reasonably be expected to adversely affect the Nexus Companies’ ability to record, process, summarize and report financial data, (ii) any material weaknesses in the Nexus Companies’ internal controls, (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Nexus Companies’ internal controls and (iv) any change in the internal controls or disclosure controls and procedures of the Nexus Companies effected since January 1, 2007.

6.9 Payoff Letters; Releases.

(a) At least two (2), but no more than five (5) Business Days prior to the Closing Date, Nexus shall cause the Nexus Companies to use all commercially reasonable efforts to cause each payee of Expenses and Third-Party Debt, as the case may be, to deliver a Payoff Letter to the Nexus Companies, copies of which shall be promptly delivered to Regency.

(b) Member and Nexus shall, and shall cause the other Nexus Companies to, use all commercially reasonable efforts to (i) obtain and deliver to Regency at the Closing an executed Release from each Officer, Director and Manager who has not delivered a Release prior to the Closing and (ii) cause each of Fritz Brinkman, Paul Coscia and Mike Davis and any other Officer, Director or Manager who has delivered a Release prior to the Closing to reaffirm such Release as of the Closing in accordance with the terms of such Release.

6.10 Tax Matters.

(a) Filing of Tax Returns; Payment of Taxes.  Regency shall prepare or cause to be prepared all Tax Returns of each Nexus Company required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

Not later than thirty (30) days prior to the due date for filing any such Tax Return Regency shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Member for its review and reasonable comment.  Regency will cause such Tax Return (as revised to incorporate the Member’s reasonable comments) to be timely filed and will provide a copy to Member.  Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Period or Straddle Period, Member shall pay to Regency the amount of any Regency Indemnified Taxes with respect to such Tax Return.

(b) Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Measurement Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Nexus Company ended with (and included) the Measurement Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Measurement Date and the period beginning after the Measurement Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of a Nexus Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Measurement Date and the denominator of which is the number of calendar days in the entire period.

(c) Cooperation on Tax Returns and Tax Proceedings.  Regency, each Nexus Company, and Member shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns and any audit, litigation or other Proceeding (each a “Tax Proceeding”) with respect to Taxes (other than a Proceeding described in Section 9.9, which shall be governed by Section 9.9) imposed on or with respect to the assets, operations or activities of any Nexus Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Member and Regency further agree, upon request, to use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Regency, Member (or any direct or indirect owners of Member) or on any Nexus Company (including, but not limited to, any Tax with respect to the transactions contemplated hereby).

(d) Transfer Taxes.  Member and Regency will equally share all sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges (“Transfer Taxes”) resulting from the Merger.  Regency and/or the relevant Nexus Company shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable Laws, Member will join in the execution of any such Tax Returns or other documents relating to such Taxes.  Regency and/or the relevant Nexus Company shall provide Member with copies of each such Tax Return or other document at least five (5) days prior to the date on which such Tax Return or other document is required to be filed for review and approval by Member, such approval not to be unreasonably withheld.  Regency and Member shall reasonably cooperate in procuring any available exemptions from any Transfer Taxes and shall reasonably cooperate in procuring any documentation that may be necessary to establish any such exemption.

(e) Purchase Consideration Allocation for Tax Purposes.

(i) Member and Regency agree to use all commercially reasonable efforts to agree within ninety (90) days following the Closing Date (the “Allocation Period”) to an allocation of the Merger Consideration and any other consideration paid by Regency (including any liabilities of the Nexus Companies assumed or paid by Regency) in connection with the transactions contemplated herein (the “Tax Consideration”) among the Assets.  Except as provided in Section 6.10(e)(ii), below, (A) if at the end of the Allocation Period, there is a dispute between Member and Regency with respect to the allocation of the Tax Consideration among the Assets, such dispute shall be resolved pursuant to the principles of Section 2.8(c), and (B) Member and Regency agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with such agreed or resolved allocation, as the case may be, and will not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior written consent.  Member and Regency agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) as filed with the Internal Revenue Service by such party or any affiliate thereof within ninety (90) days of the filing of such form with the Internal Revenue Service.  Member and Regency further agree to use all commercially reasonable efforts to revise such allocation to reflect any adjustments to the Merger Consideration, by reason of Section 2.8 or any Sonat Cash Payment or otherwise, in a manner consistent with, and to comply with the tax reporting and other requirements provided in, the Proceeding sentences of this Section 6.10(e).

(ii) Notwithstanding anything provided herein to the contrary, Regency shall not be bound by any agreement or resolution described in Section 6.10(e)(i), above, nor shall Regency be required to report on any Tax Return, any allocation of Tax Consideration among the Assets in a manner that would be inconsistent with any allocation or valuation required by Regency’s auditors for GAAP purposes.

(f) Escrow Agreement.

               (i) The Parties agree to report on all applicable Tax Returns any payment made to Member pursuant to Section 2.7(c) or pursuant to Article XI and the Escrow Agreement as an installment payment pursuant to Section 453 of the Code.

               (ii) The Parties agree to report on all applicable Tax Returns any distributions of earnings from the Escrow Fund to Member pursuant to the Escrow Agreement as a payment of interest in respect of the installment obligation by Regency to Member pursuant to Section 453 of the Code.

6.11 Support of Sonat Abandonment Application.  If the application for abandonment to be filed by Sonat pursuant to the terms of the Sonat Purchase Agreement (the “Sonat Abandonment Application”) is filed by Sonat prior to Closing, from the time of such filing until the Closing, subject to Section 8.6, Member shall provide, and shall cause each Nexus Company to provide, diligent and timely support of the Sonat Abandonment Application, which support shall include (a) motion in support of the Sonat Abandonment Application, (b) good faith cooperation in the prosecution of the Sonat Abandonment Application and (c) assistance to Regency, as Regency may reasonably request from time to time, in obtaining the Final FERC Approval Order consistent with the parties’ intentions under the Sonat Purchase Agreement.

6.12 Notice of Breaches of Representations and Warranties.  Following the execution of this Agreement and prior to Closing, Regency and Merger Sub shall promptly (and in any event prior to the earlier of five (5) Business Days following discovery or the Closing Date) notify Member of any matter of which any Officers of the Managing General Partner has actual knowledge that, to the actual knowledge of such officer, constitutes a breach of any representation or warranty of Member or any Nexus Company contained in Article III or Article IV; provided, however, any such notification will not affect the rights or obligations of Member, any Nexus Company, Regency, or Merger Sub, under this Agreement and the failure to provide such notification will not affect any rights of any Regency Indemnitee or any obligations of Member or any Nexus Company under this Agreement or any other Transaction Document except as contemplated by Section 9.1(b).

6.13 Auditor Matters.  Prior to Closing, Member shall use all commercially reasonable efforts to obtain from Hein & Associates LLP a written acknowledgement that they are engaged jointly by Member and Nexus for purposes of their audit of the Audited Financial Statements and deliver to such auditors written instructions directing and authorizing such auditors to, from and after Closing, cooperate with the Surviving Company at the Surviving Company’s sole cost in producing such financial information relating to the Nexus Companies as may be requested by the Surviving Company.

6.14 Termination of Agreements.

(a) Member shall terminate the Management Agreement, including without limitation the provisions of Section 4 thereof, with respect to each Nexus Company, effective at or prior to the Closing, without any further liability or obligation of any Nexus Company thereunder, including without limitation under Section 4 of the Management Agreement.

(b) Member shall cause Nexus Gas Gathering, LP to terminate the Swap Agreement, effective at or prior to the Closing, without any further liability or obligation of any Nexus Company thereunder.

6.15 Transfer of Certain Assets of Member.  Prior to Closing, Member shall transfer, convey and assign to the Nexus Companies, pursuant to conveyance documents in form reasonably acceptable to Regency, all of Member’s rights, title and interest in, to and under all assets which constitute a part of the Systems, the Facilities or are otherwise used in, or are necessary for use in connection with, the Pipeline Assets in the Ordinary Course of Business, including without limitation the assets identified in Schedule F (collectively, the “Identified Member Assets”).

ARTICLE VII
CONDITIONS PRECEDENT; CASUALTY LOSS; CLOSING DELIVERIES

7.1 Conditions to Obligation of Regency and Merger Sub.  The obligation of Regency and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Title Representations shall be true and correct as of the Closing Date as if made as of the Closing Date;

(b) the representations and warranties contained in Article III and in Article IV, other than the Title Representations, shall be true and correct in all respects (provided, however, that for purposes of determining whether such representations and warranties are true and correct, all qualifications in such representations and warranties as to materiality, Material Adverse Effect, in all material respects and similar materiality qualifications contained in such representations and warranties (other than in Section 4.1(q)(iii) or in any defined term such as “Material Contract”) shall be disregarded when made and as of the Closing Date as if made on and as of the Closing Date, except (i) that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted or required by this Agreement or actions or transactions of Member or Nexus made with the prior written consent of Regency, (ii) for such representations and warranties made as of a specified date, which shall be required to be true and correct only on and as of such specified date, and (iii) for those failures to be true and correct that, individually or in the aggregate, do not constitute a Material Adverse Effect;

(c) each of Member and Nexus shall have performed in all material respects each and every material covenant, agreement and obligation required by this Agreement to be performed or complied with by Member or Nexus, as applicable, prior to or at the Closing;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge of any Governmental  Authority in effect preventing consummation of the Merger;

(e) all consents, authorizations and approvals set forth on Schedule B shall have been obtained and delivered to Regency;

(f) HSR Approval shall have been obtained;

(g) all documents, instruments, certificates or other items required to be delivered to the Escrow Agent pursuant to Section 7.4(a)(vi) and to Regency pursuant to Section 7.4(a)(i) through (vii) shall have been delivered;

(h) from the date of this Agreement to the Closing Date no Material Adverse Effect shall have occurred;

(i) none of the Non-Competition Agreements, the Releases or the Separation Agreements shall have been terminated and there shall not be pending in a court of competent jurisdiction or threatened by any party to a Non-Competition Agreement, Release or Separation Agreement any Proceeding challenging the effectiveness or enforceability of any Non-Competition Agreement, any Release or any Separation Agreement;

(j) the Sonat Purchase Agreement shall be in full force and effect and shall not have been terminated and neither Nexus nor Sonat shall be in breach of the Sonat Purchase Agreement to the extent which gives the other any right to terminate the Sonat Purchase Agreement;

(k) the Management Agreement shall have been terminated with respect to the Nexus Companies in accordance with Section 6.14(a);

(l) the Swap Agreement shall have been terminated in accordance with Section 6.14(b);

(m) the Identified Member Assets shall have been transferred to a Nexus Company in accordance with Section 6.15; and

(n) none of the Resignations or the Separation Agreements shall have been revoked.

Regency, on behalf of Merger Sub, may waive any condition specified in Section 7.1 (other than Section 7.1(d) or Section 7.1(f) or any other conditions that may not be waived under applicable Law) if it executes a writing so stating at or before the Closing.

7.2 Conditions to Obligation of Member and Nexus.  The obligation of Member and Nexus to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of Regency and Merger Sub contained in Article V shall be true and correct when made and as of the Closing Date as if made on and as of the Closing Date, except (i) that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted or required by this Agreement or actions or transactions of Regency and Merger Sub made with the prior written consent of Member, (ii) for such representations and warranties made as of a specified date, which shall be required to be true and correct only on and as of such specified date, and (iii) for those failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Regency or Merger Sub to perform their respective obligations under this Agreement and the other Transaction Documents to which it is or shall be a party or consummate the Merger;

(b) each of Regency and Merger Sub shall have performed in all material respects all of its covenants, agreements and obligations hereunder through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge of any Governmental Authority in effect preventing consummation of the Merger;

(d) the HSR Approval shall have been obtained;

(e) Sonat shall not be in breach of the Sonat Purchase Agreement to the extent which gives Nexus any  right to terminate the Sonat Purchase Agreement (unless Regency shall have consented to Nexus waiving such right to terminate, in which case this condition shall not apply); and

(f) all documents, instruments, certificates or other items required to be delivered to the Escrow Agent pursuant to Section 7.4(b)(i) and to Member pursuant to Section 7.4(b)(ii)(A) through (E) shall have been delivered.

Member, on behalf of Nexus, may waive any condition specified in Section 7.2 (other than Section 7.2(c) or Section 7.2(d) or any other conditions that may not be waived under applicable Law) if it executes a writing so stating at or before the Closing.

7.3 Casualty Loss.  If, prior to Closing, any of the Assets are damaged or destroyed by fire or other casualty or are taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”) and the estimated cost to repair or replace, as applicable, such Asset(s) (with equipment of similar utility) as reasonably agreed to by Regency and Nexus in good faith exceeds the aggregate proceeds actually received by the Nexus Companies as of Closing under any indemnity, bond, insurance policy or similar recovery right with respect to such Casualty Loss (the amount of such estimated cost in excess of proceeds received, the “Excess Casualty Loss”), then the Closing Payment Amount shall be reduced  by the amount of such Excess Casualty Loss; provided, however, (A) if the estimated cost to repair or replace, as applicable, such Asset(s) (with equipment of similar utility) as reasonably agreed to by Regency and Nexus in good faith, in the aggregate with respect to all Assets, exceeds $15,000,000 and/or any material portions of the System(s) or the Facilities will be reasonably unlikely to operate within twenty (20) days after the occurrence of such Casualty Loss at a rate equal to or greater than eighty percent (80%) of its average volume for the three (3) month period immediately prior to the occurrence of the Casualty Loss, then in either or both such events, at Regency’s option, Regency may elect to terminate this Agreement and (B) if the Closing Payment Amount is reduced by the Excess Casualty Loss with respect to a Casualty Loss and Regency, the Surviving Company or any of the Nexus Companies shall receive after the Closing any additional proceeds with respect to such Casualty Loss under any indemnity, bond, insurance policy or similar recovery right with respect to such Casualty Loss, such proceeds, up to the amount by which the Closing Payment Amount was reduced, shall be delivered by Regency to Member within two (2) Business Days of receipt thereof.  If the Excess Casualty Loss exceeds $1,000,000, Member may elect to terminate this Agreement without any liability unless Regency agrees to reduce the

Closing Payment Amount with respect to such Casualty Loss by only $1,000,000 rather than the full amount of the Excess Casualty Loss and waive any right to receive or recover from Member any additional amount in respect thereof.

7.4 Deliveries at the Closing.

(a) Deliveries of Member and Nexus.  At Closing, Member and Nexus shall deliver or cause to be delivered to Regency each of the following, together with any additional items which Regency may reasonably request upon written notice to effect the transactions contemplated herein (the receipt of all of which items described in Section 7.4(a)(i) through (vi) are conditions to the obligation of Regency and Merger Sub to close the transactions contemplated hereby):

(i) a certificate of Member, dated as of the Closing Date certifying as to the matters set forth in Sections 7.1(a), 7.1(b) and 7.1(c);

(ii) certified copies of the resolutions of the appropriate governing body of Member and Nexus, authorizing and approving the execution, delivery and performance of this Agreement, and all other Transaction Documents to which such Person shall be a party, by such Person;

(iii) a certificate of existence and, if applicable, good standing in respect of each Nexus Company, issued by the Secretary of State for the state where such Nexus Company was organized;

(iv) all consents, authorizations and approvals obtained by Member or any Nexus Company as of the Closing Date in satisfaction of the conditions in Section 7.1(e) of this Agreement;

(v) a certificate of non-foreign status from Member that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).  Failure to provide such certificate shall result in a withholding pursuant to Section 1445 of the Code;

(vi) a counterpart of the Escrow Agreement duly executed by Member, with an original counterpart also delivered to the Escrow Agent;

(vii) the written resignation of each Director, Officer and Manager in his or her capacity as such, effective concurrently with the Closing on the Closing Date; and

(viii) any other documents or agreements contemplated hereby and/or necessary to consummate the transactions contemplated hereby.

(b) Regency’s Deliveries.  At Closing, Regency shall deliver each of the following, together with any additional items which Member may reasonably request upon written notice to effect the transactions contemplated herein (the receipt of all of which items described in Section 7.4(b)(i) and Section 7.4(b)(ii)(A) through (E), are conditions to the obligation of Member and Nexus to close the transactions contemplated hereby):

                (i) to the Escrow Agent,

(A) an amount equal to the Escrow Amount by wire transfer of immediately available funds in accordance with Section 2.7(a)(ii); and

(B) a counterpart of the Escrow Agreement duly executed by Regency;

(ii) to Member:

(A) an amount equal to the Closing Payment Amount by wire transfer of immediately available funds in accordance with Section 2.7(a)(i);

(B) a certificate of Regency, dated as of the Closing Date certifying as to the matters set forth in Sections 7.2(a) and 7.2(b);

(C) a certified copy of the resolutions of the governing body of Regency and Merger Sub authorizing and approving the execution, delivery and performance of this Agreement, and all other Transaction Documents to which any such Person shall be a party, by such Person;

(D) a certificate of existence and, if applicable, good standing in respect of each of Regency and Merger Sub, issued by the Secretary of State for the State of Delaware;

(E) an executed counterpart of the Escrow Agreement duly executed by Regency; and

(F) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

7.5 Frustration of Closing Conditions.  Neither Regency or Merger Sub, on the one hand, nor Member, on the other hand, may rely on the failure of any condition set forth in Section 7.1 or 7.2, respectively, to be satisfied if such failure was caused by such Party’s or Parties’ failure to use all commercially reasonable efforts to cause the Closing to occur, to the extent required by Section 6.1.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1 Further Assurances; Access to Records and Excluded Records.

(a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution, acknowledgement and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b) From and after the Closing until the fifth anniversary of the Closing, Member shall provide to Regency and its Representatives, during normal business hours and upon reasonable request, reasonable access to and, upon request by Regency, copies of all Records of Member to the extent related to the Nexus Companies or the business or operations conducted with respect to the Pipeline Assets, in each case prior to Closing, in connection with any purpose contemplated by this Agreement or any other proper business purpose.  If Member desires to destroy or dispose of such Records, Member will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender such Records to Regency and Member may, at any time after Closing, deliver all such Records to Regency upon which delivery Member’s obligations under this Section 8.1(b) shall terminate.

(c) From and after the Closing, Regency shall provide to Member and its Representatives, during normal business hours and upon reasonable request, reasonable access to and, upon request by Member, copies of all Records of the Surviving Company and the other Nexus Companies existing on the Closing Date in connection with any purpose contemplated by this Agreement or any other proper business purpose.  Regency will cause all such Records to be maintained and not disposed of for a period of five (5) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such Records, will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Member.

8.2 Permits, Licenses and Approvals.  For a period of 120 days from and after the Closing, Member shall cooperate reasonably with and provide reasonable assistance to Regency, as reasonably requested by Regency and provided Regency shall reimburse Member for any out-of-pocket expenses incurred by Member in connection with such cooperation and assistance, in completing and submitting all documents, applications, or filings necessary to transfer (or, if transfer is prohibited, newly obtain) all permits, licenses or other approvals of any Governmental Authority that are necessary for Regency (or any Affiliate of Regency) to own and/or operate the Assets in compliance with all applicable Laws, including Health, Safety and Environmental Laws.

8.3 Removal of Logos and Signs.  Within ninety (90) days after the Closing Date, Regency shall remove from any publicly visible portion of the physical Assets any logo or sign indicating that such assets are owned or operated by Member or any Affiliates of Member (including signs displaying Member’s or its Affiliate’s emergency contact telephone number or otherwise using or displaying the name “Nexus,” in whole or in part) and execute such documentation as Member shall reasonably request in order to transfer to Member all of the Nexus Companies’ rights, title and interest in the name “Nexus” and all derivatives thereof.   As promptly as practical after the Closing Date, Regency shall post Regency’s emergency contact telephone numbers in place of any emergency contact telephone numbers of any Member or any Affiliate.

8.4 Recording and Regulatory Filings.

(a) Regency shall be responsible for all filings with state and federal agencies for change of owner or operator, and shall promptly provide Member with copies of all such filings when made and confirmation thereof when received.  All recording and filing fees shall be paid by Regency and where paid by Member, reimbursed by Regency to Member promptly after receipt of an invoice.

(b) Member hereby agrees for a period of 120 days from and after the Closing, to reasonably cooperate with, and provide and furnish to, Regency any and all information reasonably requested by Regency with respect to the applications and other filings which may be required in connection with the Merger, including without limitation any information required in connection with filings with any Governmental Authority, provided Regency shall reimburse Member for any out of pocket cash or expenses incurred by Member related to the services provided by Member under this Section 8.4(b).

8.5 Post-Closing Consents.  Member agrees that, for a period of 120 days from and after the Closing, Member will cooperate with Regency and will use all commercially reasonable efforts to obtain each consent required with respect to the Merger which shall not have been obtained prior to Closing, provided, however, the cost of obtaining such consents, including any amounts the party providing such consent shall reasonably require as a condition to providing such consent, shall be borne by Member, and shall be paid promptly by Member upon such party providing such consent being prepared to tender such consent.

8.6 Sonat Purchase Agreement.

(a) Member and Nexus will use all commercially reasonable efforts to ensure that Sonat does not file the Sonat Abandonment Application with FERC until after Regency shall have advised Member and Nexus of Regency’s election regarding the Application Parameters.  Within the period commencing on the day following the date of this Agreement and ending on March 26, 2008 (the “Election Period”), Regency will advise Member and Nexus in writing (the “Election Notice”) as to its election among the three alternative Application Parameters set forth in Exhibit G (the alternative so selected being the “Selected Application Parameter”).

(b) Member and Nexus hereby authorize Regency to act on behalf of the “Purchaser” (as such term is defined in the Sonat Purchase Agreement), during the Election Period, to negotiate with the “Upstream Pipeline” (as such term is defined in the Sonat Purchase Agreement) to obtain a resolution of the “Upstream Intrastate Pipeline Issue” (as such term is defined in the Sonat Purchase Agreement) that both complies with Section 5.02(g) of the Sonat Purchase Agreement and is reasonably satisfactory to Regency in accordance with Exhibit G.

(c) Member and Nexus hereby authorize Regency to act on behalf of the “Purchaser” (as such term is defined in the Sonat Purchase Agreement), during the Election Period, to negotiate with Sonat to obtain the agreement of Sonat to file and prosecute diligently the Sonat Abandonment Application incorporating the Selected Application Parameter.

(d) Prior to the Effective Time, Member and Nexus will use all commercially reasonable efforts:

(i) to cause Sonat to provide to Member and Nexus and to Regency, at least five (5) Business Days prior to filing the Sonat Abandonment Application, the draft Sonat Abandonment Application reflecting the Selected Application Parameter for Regency’s and Member’s review; and

(ii) to cause Sonat to give effect in the Sonat Abandonment Application to any comments and requests offered by Regency or Member after their review of thereof that are reasonably necessary to explain, justify or better support Regency’s Selected Application Parameter.

(e)  Following the giving and receipt of such Election Notice, Member and Nexus will, until the Effective Time, use all commercially reasonable efforts, and Regency and the Surviving Company will, following the Effective Time, use all commercially reasonable efforts, in each case, (i) to cause Sonat to file the Sonat Abandonment Application in accordance with the Selected Application Parameter and (ii) to file a motion in support of the Sonat Abandonment Application as so filed.  From the date of filing of the Sonat Abandonment Application until the consummation or termination of the Sonat Purchase Agreement, Member and Nexus will, until the Effective Time, and Regency and the Surviving Company will, following the Effective Time, use all commercially reasonable efforts to provide diligent and timely support and prosecution of the Sonat Abandonment Application.  Each of Member, Nexus, Regency and the Surviving Company shall cooperate diligently with the others in the prosecution of the Sonat Abandonment Application and shall provide, as reasonably requested from time to time, assistance to the others in obtaining the Final FERC Approval Order of the Sonat Abandonment Application as so filed.

(f) Regency shall keep Member fully informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain a Final FERC Approval Order, its negotiations with the Upstream Pipeline and Sonat pursuant to subsections (b) and (c) of this Section 8.6 and its efforts to consummate the transactions contemplated by the Sonat Purchase Agreement.   Neither Regency nor any Affiliate of Regency shall be authorized to enter into, and shall not enter into, without Member’s prior written consent, any Contract that would be binding on Member or Nexus (other than a Contract that would be binding on Nexus only upon the Closing).

(g) The Parties acknowledge that: the future course of the Sonat Abandonment Application is difficult to predict; FERC, the staff of FERC and third parties may take substantive or procedural positions that are contrary to or inconsistent with the intentions and objectives of the parties to the Sonat Purchase Agreement; participants in the FERC abandonment proceedings may wish to seek rehearing, clarification or appeal of FERC’s rulings on the Sonat Abandonment Application; and, as a consequence, there may be more than one FERC order concerning the Sonat Abandonment Application.

(h) If Regency shall have elected Alternative B or C on Exhibit G as the Selected Application Parameter, Member, Nexus and Regency and the Surviving Company shall all use all commercially reasonable effort to obtain for the benefit of RIGS any consents of third parties required to be set forth in Section 4.1(y) of the Disclosure Schedule.

8.7 Non-Solicitation.  During the period of time beginning on the Closing Date and continuing until the date that is twelve (12) months after the Closing Date, Member will not, directly or indirectly, (a) hire or attempt to hire or retain any person who is an Employee on the date hereof or who becomes an employee of any Nexus Company on any date after the date hereof until the Closing if such employee is employed by Regency at or at any time after the

Closing Date or (b) enter into or attempt to enter into Contracts with any customer, vendor or supplier of the Assets that would cause such customer, vendor or supplier to materially reduce the volume of business done with respect to the Assets; provided, however, that the foregoing provision will not prevent Member from hiring or retaining or attempting to hire or retain any such person who (i) contacts Member or its Affiliates on his or her own initiative without any direct solicitation by or knowing encouragement from Member or its Affiliates, (ii) responds to an advertisement or other general solicitation for employment that is not specifically targeted to such persons described in clause (a) of this Section 8.7 or (iii) is no longer employed by a Nexus Company.

ARTICLE IX
INDEMNIFICATION

9.1 Survival.

(a) Representations and Warranties.  Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or in the certificates delivered pursuant to Section 7.4(a)(i) or Section 7.4(b)(ii)(B) shall survive the Closing as follows:

(i) the Title Representations (and the certificate to be delivered pursuant to Section 7.4(a)(i) to the extent related to such representations and warranties) shall terminate 30 days after the expiration of all applicable statutes of limitations with respect to the matters covered by such representations and warranties; and

(ii) each of the Regency Fundamental Representations, the Member Fundamental Representations (other than the Title Representations), and the Nexus Fundamental Representations (other than the Title Representations) (and in the certificates delivered pursuant to Section 7.4(a)(i) or Section 7.4(b)(ii)(B) to the extent related to such representations and warranties) shall terminate upon the earlier of (1) the fourth anniversary of the Closing Date or (2) thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters covered by such representation and warranty; and

(iii) each of the other representations and warranties set forth in Article IV and Article V shall terminate on the later of (A) the first anniversary of the Closing Date or (B) the earlier of (x) the second anniversary of the Closing Date or (y) the date on which the Sonat Cash Payment shall become due pursuant to Section 2.7(b) (the “Survival Date”), provided that the representation and warranty in Section 4.1(y) shall terminate on, and the Survival Date for such shall be, (A) the Closing unless Regency shall have selected Alternative B or Alternative C on Exhibit G as the Selected Application Parameter or (B) if Regency shall have selected Alternative B or Alternative C on Exhibit G as the Selected Application Parameter, the first anniversary of the closing date of the Sonat Acquisition.

(b) Survival of Covenants.  The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date, shall terminate on the Closing Date, or, to the extent they are to be performed after the Closing, shall terminate in accordance with their terms or, if earlier, sixty (60) days following the expiration of all applicable statutes of limitations applicable to any Claim with respect to such covenant or agreement; provided however, that (i) the covenant of Regency set forth in Section 6.12 shall survive the Closing until the Survival Date solely for the purpose of allowing any Member Indemnitee to assert a Claim for breach, if any, of such covenant with respect to a representation or warranty set forth in Article III or Article IV (or in the certificate delivered pursuant to Section 7.4 to the extent related thereto) in response to any Claim Notice by a Regency Indemnity asserting a breach of such representation or warranty, (ii) the amount of Damages to which any Member Indemnitee shall be entitled with respect to any such Claim shall not exceed the amount of Damages to which such Regency Indemnity shall be entitled with respect to such Claim asserted by such Regency Indemnitee that would have been avoided had Regency complied with its covenant under Section 6.12 with respect to such representation and warranty and (iii) any such Damages to which any Member Indemnitee shall be entitled shall be recoverable solely by offset against the Damages to which the Regency Indemnitee shall be entitled with respect to such Claim or, if such Damages are being recouped by offset against the Sonat Cash Payment, recovery of such Damages by reducing the amount of such offset by the amount of such Damages to which such Member Indemnitee shall be entitled.

(c) Pending Claims.  Notwithstanding the foregoing, if a Claim Notice is provided in accordance with this Article IX before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 9.1(a) or Section 9.1(b), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such Claim will survive until, but only for the purpose of, the resolution of such Claim by final, nonappealable judgment or settlement; provided further that any such Claim which solely involves Regency Indemnitees and Member Indemnitees shall be deemed to have been withdrawn and waived one year after being made, unless (1) court proceedings shall have been commenced with respect to such Claim within such one year period; or (2) such Claim shall have been waived or satisfied within such one-year period.

(d) Environmental Claims.  No Regency Indemnitee may assert a Claim for indemnification pursuant to Section 9.2(a)(iv) or Section 9.2(a)(viii) after the Survival Date; provided if a Claim Notice is provided in accordance with this Article IX prior to the Survival Date, such Claim shall survive until, but only for the purposes of, resolution of such Claim by final, nonappealable judgment or settlement.

(e) Tax Claims.  No Regency Indemnitee may assert a Claim for indemnification pursuant to Section 9.2(a)(vii) after the fourth anniversary of the Closing Date; provided if a Claim Notice is provided in accordance with this Article IX prior to the fourth anniversary of the Closing Date, such Claim shall survive until, but only for the purposes of, resolution of such Claim by final, nonappealable judgment or settlement.

9.2 Indemnification Provisions for Benefit of Regency.

(a) Subject to the terms of this Article IX, Member agrees following the Closing to protect, defend, indemnify, reimburse and hold harmless Regency Indemnitees from and against any Damages to the extent they arise as a result of any of the following and for matters specifically listed in this Section 9.2(a):

(i) the inaccuracy or breach of the Member Fundamental Representations or the Nexus Fundamental Representations (or in the certificate delivered pursuant to Section 7.4(a)(i) to the extent related to such representations and warranties) other than for Taxes (which are covered exclusively by clause (vii) below);

(ii) the inaccuracy or breach of any representation or warranty made by Nexus in this Agreement other than the Member Fundamental Representations and the Nexus Fundamental Representations (or in the certificate delivered pursuant to Section 7.4(a)(i) to the extent related to such representations and warranties);

(iii) the breach or non-performance by Member or Nexus of any covenant, indemnity, agreement or obligation to be performed by Member or Nexus pursuant to this Agreement (or in the certificate delivered pursuant to Section 7.4(a)(i) to the extent related to such covenants, agreements and obligations );

(iv) any Environmental Costs or Liabilities to the extent arising out of or in connection with or as a result of any conditions, facts or circumstances existing on or before the Closing Date relating to the operations or Assets of any Nexus Company at any time on or before the Closing Date (regardless of whether such matters are disclosed in the Disclosure Schedule) (collectively, the “Pre-Existing Environmental Matters”), including any Environmental Costs or Liabilities that any Regency Indemnitee may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of the Pre-Existing Environmental Matters (except any increased Environmental Costs or Liabilities to the extent such increased Environmental Costs or Liabilities are caused by the actions or negligence of any Regency Indemnitee or its employees, agents, or consultants, but excluding environmental consultants engaged by any Member to investigate, monitor, clean up or remediate any matter that includes a Pre-Existing Environmental Matter), including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs to the extent required correct any Regency Company’s noncompliance with Environmental Laws (using the least-stringent standard permissible under such laws given the commercial or industrial use of the property that does not impose a financial detriment on Regency, the Surviving Corporation or any other Nexus Company and does not adversely affect in any material respect the ability of the Nexus Companies to own and operate the Pipeline Assets in the Ordinary Course of Business) with respect to Pre-Existing Environmental Matters;

(v) the Merger Consideration Deficit, if any;

(vi) any Third-Party Debt, Expenses, Change of Control Amounts and Severance Obligations that do not result in a reduction in the Merger Consideration pursuant to Section 2.8;

(vii) Regency Indemnified Taxes, to the extent not paid under Section 6.10 (Tax Matters);

(viii) any Environmental Costs or Liabilities to the extent arising out of obtaining authorization for emissions into the atmosphere of condensate “flash gas” at the Nexus Companies’ Logansport, Louisiana facility, including, but not limited to, the installation of a flare or any other controls required to reduce the emissions of “flash gas;” the cost for any associated permitting pursuant to Health, Safety and Environmental Laws; and any penalties, fines, and injunctive relief to the extent arising from related allegations of noncompliance with Health, Safety and Environmental Laws in connection with such emissions, whether related to periods before or after Closing; and

(ix) the failure of any Identified Member Assets to be transferred to a Nexus Company in accordance with Section 6.15.

(b) Each of Regency and Merger Sub acknowledges and agrees that, other than with respect to claims by a Regency Indemnitee for fraud by Member or Nexus, the indemnification obligations of Member set forth in Section 9.2 shall be the exclusive rights and remedies of Regency Indemnitees after Closing against Member arising out of or with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby.  WITHOUT LIMITING THE PRIOR SENTENCE, AND AS A MATERIAL INDUCEMENT TO THE OTHER PARTIES HERETO ENTERING INTO THIS AGREEMENT, AND IN LIGHT OF, AMONG OTHER FACTORS, THE ACKNOWLEDGEMENTS CONTAINED IN SECTION 12.20, UPON THE CLOSING, REGENCY (ON BEHALF OF ITSELF AND THE OTHER REGENCY INDEMNITEES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, RELEASES, AND DISCHARGES MEMBER AND ITS AFFILIATES AND THEIR RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES AND MANAGERS, AND COVENANTS NOT TO SUE MEMBER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES OR MANAGERS, UPON ANY PAST, PRESENT OR FUTURE CLAIM OR CAUSE OF ACTION, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHETHER PURSUANT TO COMMON OR STATUTORY LAW OR OTHERWISE, THAT RELATES IN ANY MANNER TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY, EXCEPT FOR REGENCY’S RIGHTS OF INDEMNIFICATION SET FORTH IN SECTION 9.2 (AND SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE IX); PROVIDED THAT THIS SENTENCE AND ANY LIMITATION CONTAINED IN THIS SECTION 9.2(b) SHALL NOT APPLY WITH RESPECT TO CLAIMS FOR FRAUD.

(c) Damages for which a Regency Indemnitee shall be entitled to receive pursuant to this Section 9.2 shall include amounts paid or incurred by such Regency Indemnitee to a third party pursuant to any indemnity, assumption or similar obligation such Regency Indemnitee may have to such third party if the matter giving rise to such liability would entitle the Regency Indemnitee to indemnification under this Section 9.2 if the liability or damages with respect to such matter had been incurred directly by such Regency Indemnitee.  A Regency Indemnitee also may assign any rights under this Section 9.2 with respect to any transfer or assignment of all or any portion of the Assets; provided that in the event of any such assignment of rights under this Section 9.2, as between Member, on the one hand, and the Regency

Indemnitee and such assignee, on the other hand, such assignee shall be treated as a Regency Indemnitee for all purposes of this Section 9.2.

9.3 Indemnification Provisions for Benefit of Member.

(a) Subject to the terms of this Article IX, Regency agrees following the Closing to protect, defend, indemnify, reimburse and hold harmless Member and Member Indemnitees from and against any Damages to the extent they arise as a result of any of the following and for matters specifically listed in this Section 9.3(a):

(i) the inaccuracy or the breach of the Regency Fundamental Representations (or in the certificate delivered pursuant to Section 7.4(b)(ii)(B) to the extent related to such representations and warranties);

(ii) the inaccuracy or the breach of any representation or warranty made by Regency or Merger Sub in this Agreement other than the Regency Fundamental Representations (or in the certificate delivered pursuant to Section 7.4(b)(ii)(B) to the extent related to such representations and warranties);

(iii) the breach or non-performance of any covenant, indemnity, agreement or obligation to be performed by Regency or Merger Sub pursuant to this Agreement (or in the certificate delivered pursuant to Section 7.4(b)(ii)(B) to the extent related to such covenants, agreements and obligations);

(iv) the ownership, operation, repair, replacement or maintenance of the Pipeline Assets or the Nexus Companies which accrue or arise from and after the Closing Date to the extent related to periods on or after the Closing as a result of any act, event, occurrence or omission with respect to, or the ownership or operation of, the Pipeline Assets or the Nexus Companies after Closing; and

(v) the Merger Consideration Surplus, if any.

(b) Member acknowledges and agrees that, other than with respect to claims by a Member Indemnitee for fraud by Regency or Merger Sub, the indemnification obligations of Regency set forth in Section 9.3 shall be the exclusive rights and remedies of Member Indemnitees after Closing against Regency arising out of or with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby.  WITHOUT LIMITING THE PRIOR SENTENCE, AND AS A MATERIAL INDUCEMENT TO THE OTHER PARTIES HERETO ENTERING INTO THIS AGREEMENT, AND IN LIGHT OF, AMONG OTHER FACTORS, THE ACKNOWLEDGEMENTS CONTAINED IN SECTION 12.20, UPON THE CLOSING, MEMBER (ON BEHALF OF ITSELF AND THE OTHER MEMBER INDEMNITEES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, RELEASES, AND DISCHARGES REGENCY AND ITS AFFILIATES AND THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS AND MANAGERS, AND COVENANTS NOT TO SUE REGENCY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES OR MANAGERS, UPON ANY PAST, PRESENT OR FUTURE CLAIM OR CAUSE OF

ACTION, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHETHER PURSUANT TO COMMON OR STATUTORY LAW OR OTHERWISE, THAT RELATES IN ANY MANNER TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY, EXCEPT FOR MEMBER’S RIGHTS OF INDEMNIFICATION SET FORTH IN SECTION 9.3 (AND SUBJECT TO THE TERMS AND CONDITIONS OF THIS ARTICLE IX); PROVIDED THAT THIS SENTENCE AND ANY LIMITATION CONTAINED IN THIS SECTION 9.3(b) SHALL NOT APPLY WITH RESPECT TO CLAIMS FOR FRAUD.

(c) Regency will have no liability for any Damages under Section 9.3(a) to the extent such Damages result from a breach by Member or Nexus of any representation, warranty, covenant or agreement of Member or Nexus contained in this Agreement or to the extent a Regency Indemnitee shall be entitled to indemnification with respect to such matter giving rise to such Damages pursuant to Section 9.2(a)(iv).

(d) Damages for which a Member Indemnitee shall be entitled to receive indemnity pursuant to this Section 9.3 shall include amounts paid or incurred by such Member Indemnitee to a third party pursuant to any indemnity, assumption or similar obligation that such Member Indemnitee may have to any such third party if the matter giving rise to such liability would entitle Member Indemnitee to indemnification under this Section 9.3 if the liability or damages with respect to such matter had been incurred directly by such Member Indemnitee.

9.4 Certain Limitations.  The Regency Indemnitees’ and the Member Indemnitees’ rights to indemnification under this Article IX shall be limited as follows:

(a) No Claim Notice for indemnification may be provided and no Claim for indemnification may be made with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the applicable period specified in Section 9.1.

(b) If the Regency Indemnitees shall seek indemnification with respect to any Escrow Indemnity Claim, the Regency Indemnities’ sole recourse and recovery rights with respect to Damages relating to an Escrow Indemnity Claim shall be (i) recovery from the Escrow Fund in accordance with this Article IX and Article XI, (ii) recovery from Member as permitted by the immediately following sentence and (iii) recovery by offset against the Sonat Cash Payment in accordance with Section 9.5; provided the aggregate amount of Damages that may be recovered with respect to all Escrow Indemnity Claims pursuant to clauses (i), (ii) and (iii) above shall not exceed $8,500,000.   If the Escrow Fund shall be insufficient to cover any Escrow Indemnity Claim, the Regency Indemnitees shall have recourse to Member with respect to any Escrow Indemnity Claim as to which the balance of the Escrow Fund is insufficient to cover in full for amounts up to, and only up to, amounts distributed from the Escrow Fund to cover Damages relating to Non-Escrow Indemnity Claims and to pay the Merger Consideration Deficit to Regency pursuant to Section 2.8(d)(i) and Section 11.2(c), if applicable.

(c) No Regency Indemnitee or Member Indemnitee shall be entitled to recover Damages pursuant to Section 9.2(a)(ii) or Section 9.3(a)(ii), respectively, unless:

                (i) the Regency Indemnitees, collectively, or the Member Indemnitees, collectively, shall have suffered or incurred aggregate Damages otherwise recoverable under this Article IX in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess; and

(ii) after the Deductible has been met, the Regency Indemnitees, collectively, or the Member Indemnitees, collectively, shall have suffered or incurred Damages with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which Damages are in excess of $25,000, in which case the full amount of such Damages shall be recoverable, subject to the limitations imposed by the other provisions of this Article IX (including clause (i) of this Section 9.4).

Notwithstanding the foregoing, with respect to any claim for indemnification (and the Damages recoverable therefrom) that may be brought under both Section 9.2(a)(ii), on the one hand, and any other subsection of Section 9.2(a), on the other hand, shall not be subject to any limitation specified in this Section 9.4(c) and any claim for indemnification (and the Damages recoverable therefrom) that may be brought under Section 9.3(a)(ii), on the one hand, and any other subsection of Section 9.3(a), on the other hand, shall not be subject to any limitation specified in this Section 9.4(c).

(d) If an indemnification Claim is brought by a Regency Indemnitee with respect to a Non-Escrow Indemnity Claim, the Regency Indemnitee must first, recover the Damages incurred with respect to such Claim from the Escrow Fund in accordance with Article XI to the extent of amounts available in the Escrow Fund, and only thereafter shall be entitled to recover any Damages with respect to a Non-Escrow Indemnity Claim not recovered from the Escrow Fund from Member.

(e) The aggregate liability of Member pursuant to Section 9.2 shall not exceed the amount of the Merger Consideration received by Member.

(f) The provisions of this Article IX shall apply in such a manner as not to give duplicative effect to any item of adjustment and if there has been an adjustment to the Merger Consideration for any Damages, there shall not be any charge against the Deductible or the Escrow Fund and no Indemnitee may claim a breach of any representation or warranty with respect to any Damages that gave rise to such adjustment in the Merger Consideration pursuant to Section 2.8 to the extent of the amount of such Damages given effect in such adjustment to the Merger Consideration.

(g) No Person shall have any right to indemnification under this Article IX to the extent such Damages are duplicative of Damages that have previously been recovered hereunder.

(h) The amount of any Damages for which indemnification is provided under this Article IX shall be net of any accruals or reserves on the Final Closing Statement that specifically relate to the matter(s) for which indemnification is claimed, and if the amount to be netted hereunder from any payment required hereunder is determined after payment of any amount otherwise required to be paid to an indemnified Person pursuant to this Article IX, the indemnified Person shall repay to Member or to Regency, as applicable, promptly after such determination, any amount that should not have been paid pursuant to this Article IX had such determination been made at the time of such payment.

(i) No Regency Indemnitee shall be entitled to recover Damages pursuant to Section 9.2(a)(iv) unless the Regency Indemnitees, collectively, shall have suffered or incurred Damages with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which Damages are in excess of $25,000, in which case the full amount of such Damages shall be recoverable, subject to the limitations imposed by the other provisions of this Article IX.

9.5 Sonat Cash Payment Offset.

(a) Subject to Section 9.4(b), if a Claim for indemnification under Section 9.2(a) is first asserted by a Regency Indemnitee after the Escrow Distribution Date (but within the limitations of Section 9.1) and prior to, or if asserted prior to the Escrow Distribution Date shall not have been satisfied in full out of the Escrow Fund as of, the date on which the Sonat Cash Payment is to be made to Member pursuant to Section 2.7(b), then Regency shall be entitled to offset against and reduce the Sonat Cash Payment by the amount of Damages with respect to such Claim as reasonably determined by Regency in good faith (such amount, the “Pending Claim Amount”); provided that if any such Claim shall be a Continuing Claim as of such date then only Damages with respect to such amount in excess of the then remaining amount in the Escrow Fund retained with respect to such Claim may be offset against the Sonat Cash Payment pursuant to this Section 9.5.

(b) Member shall have thirty (30) days after Regency’s payment of the Sonat Cash Payment (less the Pending Claim Amount) in accordance with Section 2.7(b) and Section 9.5(a) to give Regency written notice (an “Objection Notice”) of any objections Member has in good faith to the Pending Claim Amount as determined in accordance with Section 9.5(a).  If Member timely gives Regency an Objection Notice, Regency and Member shall attempt in good faith to agree on the amount of Damages to be offset against the Sonat Cash Payment.  If Regency and Member fail to resolve any objections contained in the Objection Notice within 30 days after the date Member gives Regency an Objection Notice, either Regency or Member may initiate litigation in accordance with Section 12.6 to finally resolve Member’s objections to the Pending Claim Amount.  If neither Regency nor Member has initiated litigation within 90 days after the date Member gives Regency an Objection Notice, Member may initiate litigation to finally resolve its objections to the Pending Claim Amount in any state or federal court located within the Borough of Manhattan, State of New York which has jurisdiction over the subject matter of such dispute brought as before such court and, if Member initiates such litigation, each Party irrevocably agrees that all such Proceedings related to this Section 9.5 shall be litigated in such court and each Party consents to the jurisdiction of such court with respect to such Proceedings, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Section 9.5.

9.6 Deduction of Insurance or Third Party Proceeds, Etc.

            (a) The amount of any Damages for which indemnification is provided under this Article IX shall be computed net of any insurance or other proceeds actually received by the indemnified Person in connection with such Damages.  Each of the Regency Indemnitees and each of the Member Indemnitees shall pursue in good faith claims under any applicable insurance policies and against other third parties who may reasonably be expected to be responsible for such Damages.  A Party subject to indemnifying another Person under this Agreement may defer such payment obligation pending resolution of any claims that are still being pursued by such indemnified party as contemplated in the immediately preceding sentence; however, if any such claim is still being pursued as of the later of (i) one year after the date of the Closing or (ii) twelve months after a Claim Notice is delivered as contemplated by Section 9.6(b), such indemnifying Party shall nonetheless make, or cause to be made, such indemnification payment, which payment shall be subject to prompt reimbursement to the extent of the amount, if any, ultimately collected by such indemnified person prior to the fourth anniversary of the Closing Date.

            (b) If a Regency Indemnitee or a Member Indemnitee pursues recovery under any insurance policy or from any other source with respect to any Claim, such Regency Indemnitee or Member Indemnitee, as applicable, may nonetheless deliver a Claim Notice with respect to such Claim for purposes of Sections 9.1(c) and Section 9.8 and any costs or expenses incurred by such Regency Indemnitee or Member Indemnitee, as applicable, in pursuing any such recovery shall constitute Damages to the extent not recovered under any such insurance policy or from any such other source and shall be recoverable by such Regency Indemnitee or Member Indemnitee, as applicable, as Damages with respect to such Claim if the Regency Indemnitee or Member Indemnitee, as applicable, otherwise is entitled to be indemnified for such Claim pursuant to this Article IX.

9.7 Subrogation.  Upon payment of any Damages with respect to a Claim pursuant to this Article IX, the indemnifying Person shall be subrogated to the extent of such payment (and to recover costs or expenses incurred by Member in enforcing such recovery rights against such Person) to the rights of the indemnified Person against any Person with respect to the subject matter of such Claim.  The indemnified Person shall assign such rights to and otherwise reasonably cooperate with the indemnifying Person, at the cost and expense of the indemnifying Person, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Damages for which indemnification has been received pursuant to this Agreement.  Notwithstanding anything herein to the contrary, from and after the Closing, to the extent (a) any of the Nexus Companies incurs costs or expenses with respect to the matter described in Section 9.2(a)(viii) prior to Closing and such costs or expenses reduce the Net Working Capital, (b) Member incurs costs or expenses with respect to the matter described in Section 9.2(a)(viii) after Closing or (c) Member pays Damages to a Regency Indemnitee pursuant to Section 9.2(a)(viii), in the case of (a), (b) or (c) Member shall be subrogated to the rights of the Nexus Companies to indemnification under the Prior Acquisition Agreements in respect of the matter referred to in Section 9.2(a)(viii) (i) up to such costs or expenses incurred or the amount of Damages so paid by Member to a Regency Indemnitee and (ii) with respect to any right to recover costs or expenses incurred by Member in enforcing such recovery rights against such Person, and, to the extent Member is so entitled to such subrogation, Regency shall cause the Nexus Companies to assign such rights to and otherwise reasonably cooperate with Member, at the cost and expense of Member, to pursue any claims against or otherwise recover amounts from the Persons responsible under the applicable Prior Acquisition Agreement.

9.8 Inter-Party Claims.  If a Regency Indemnitee or a Member Indemnitee intends to seek indemnification from Member or Regency, respectively, under this Article IX for a matter other than a Third Party Claim, the Person seeking indemnification shall deliver a Claim Notice to the Party from whom such indemnification is sought in writing within ten (10) Business Days of the indemnified Person’s becoming aware of the event giving rise to such indemnified Person’s claim for indemnification and that such event had or would result in Damages for which indemnity is available under this Agreement, specifying in reasonable detail the basis of such claim; provided, however, that failure to give such notification shall not affect the obligation of any Party to provide indemnification hereunder except to the extent the indemnifying Person shall have been actually prejudiced as a result of such failure.  The indemnified Person shall thereupon give the indemnifying Person reasonable access to the books, records and properties of the indemnified Person which evidence or support such claim or the act, omission or occurrence giving rise to such claim, except to the extent such access to any item may cause the loss of the attorney-client privilege with respect to such item, and the right, upon prior notice during normal business hours, to interview any Representative of the indemnified Person related thereto.  If the indemnifying Person disputes its liability with respect to any such Claim, the indemnifying Person and the indemnified Person shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall, subject to the terms of this Agreement, be resolved by litigation in an appropriate court of competent jurisdiction.

9.9 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnitee”) with respect to any matter (including claims based on indemnity and assumption obligations) (a “Third Party Claim”) that may give rise to a right to a claim for indemnification against any other Party (the “Indemnifying Party”) under Section 9.2 or 9.3, then the Indemnitee shall promptly (and in any event within five (5) Business Days after receiving written notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to give such notice promptly to the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnitee with respect to such Third Party Claim except to the extent that the Indemnifying Party is prejudiced by the failure or delay in the giving of such notice.  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly following the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof at the Indemnifying Party’s sole cost and expense.  The Indemnifying Party will have the right, at its sole cost and expense to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be withheld or delayed unreasonably) unless (i) the Indemnifying Party unconditionally acknowledges and agrees that the Indemnitee is entitled to indemnification under (and subject to the express limitations contained in) this Article IX with respect to such Third Party Claim, (i) the judgment or proposed settlement involves the payment of money damages only and does not impose an injunction or other equitable relief upon the Indemnitee and (ii) concurrently with such settlement pays the full amount of the Damages incurred by or attributable to the Indemnitee with respect to such Third Party Claim for which the Indemnitee is entitled to indemnification under (and subject to the express limitations contained in) this Article IX.  Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by outside counsel that a conflict of interest exists that requires the Indemnitee to be represented by separate counsel under the applicable rules of professional responsibility or if the court in which such Third Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnitee with respect to such Third Party Claim or if there is one or more defenses that could be asserted by the Indemnitee that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnitee’s behalf), and, in the event the Indemnitee has the right to employ separate counsel for the reasons set forth in this sentence, the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party, subject to the limitations in Section 9.4.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnitees shall cooperate in the defense or prosecution thereof, at the sole cost and expense of the Indemnifying Party.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as otherwise provided in this Section 9.9.  Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 9.9, the Indemnitee may defend against the Third Party Claim in any manner it reasonably may deem appropriate and the reasonable fees and expenses of one outside counsel (and not any fees and expenses allocated to any internal counsel) engaged by the Indemnitee after the Indemnitee shall have given notice of the Third Party Claim as provided above (which outside counsel shall be reasonably acceptable to the Indemnifying Party) in so defending the Third Party Claims shall be paid by Indemnifying Party, subject to the limitations in Section 9.4, if it is determined that the Indemnitee is entitled to indemnification from the Indemnifying Party with respect to such Third Party Claim.  The Indemnitee also shall be entitled to participate in any defense of any Third Party Claim at its sole cost and expense, it being understood and agreed that the Indemnifying Party shall control such defense if it elects to do so as provided in Section 9.9(b).

(d) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, in no event will the Indemnitee admit any liability with respect to, discharge or consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld or delayed unreasonably.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim, releases the Indemnifying Party completely in connection with such Third Party Claim and does not impose any injunction or other equitable relief upon the Indemnitee.

(e)  This Section 9.9 is subject to Section 9.14.

9.10 Recourse under Prior Acquisition Agreements.  Notwithstanding anything to the contrary in this Agreement, if any Regency Indemnitee asserts a Claim against or seeks to collect any Damages from an Indemnifying Party in respect of a Claim or Damages pursuant to Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iv) or Section 9.2(a)(vii) for which any Nexus Company has a right to indemnification or reimbursement from any third person under any one or more of the Prior Acquisition Agreements (a “Covered Third Person Claim”), then, the Regency Indemnitee shall, promptly following the time at which it submits a Claim Notice to Member, cause such Nexus Company to assert a Claim for indemnification or reimbursement against such third person pursuant to and in accordance with the applicable Prior Acquisition Agreements under which such right(s) arise(s); provided, however, that the failure to initiate such Claim promptly shall not relieve Member of any liability that it may have to any Regency Indemnity with respect to such Claim or Damages except to the extent Member shall have been prejudiced by such delay.  If the third person rejects or denies liability for a Covered Third Person Claim, or otherwise fails to satisfy in full the Covered Third Person Claim on or before the date that is ninety (90) days after the initial Claim Notice is delivered to Member (the “Applicable Time Period”), then the Regency Indemnitee may thereafter pursue the Claim against Member pursuant to this Article IX by submitting a second Claim Notice to Member within sixty (60) days after any such rejection, denial or failure, notifying Member thereof, in which case time periods specified in this Article IX with respect to such Claim shall be deemed to have been tolled during the Applicable Time Period and through the delivery of the second Claim Notice.  If Member has provided any indemnification to any Regency Indemnitee pursuant to this Section 9.10 in respect of any Claim, Regency shall promptly reimburse Member to the extent any Nexus Company or Regency Indemnitee subsequently receives any indemnification or reimbursement from a third person pursuant to a Prior Acquisition Agreement in respect of such Claim.

9.11 Damages.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Damages suffered by any Regency Indemnitee or Member Indemnitee, as the case may be, upon a breach of any representation or warranty of Member or any Nexus Company (in the case of a Claim by any Regency Indemnitee) or by Regency or Merger Sub (in the case of a Claim by any Member Indemnitee), each representation and warranty set forth in Article III, Article IV and Article V (other than in Section 4.1(q)(iii) or in any defined terms such as “Material Contract”), shall be read without regard to and without giving effect to any “material,” “materiality,” Material Adverse Effect or similar qualifications that may be contained in any such representation or warranty.

9.12 Tax Treatment of Indemnity Payments.  To the extent permitted by Law, all indemnification payments made under this Agreement, including any payment made under this Article IX, shall be treated as purchase price adjustments for Tax purposes.

   9.13 Right to Indemnification.  No investigation or knowledge of Regency or Merger Sub, whenever undertaken or however obtained, shall limit any Regency Indemnitee’s rights to indemnification in this Article IX in any manner. No investigation or knowledge of Member or Nexus, whenever undertaken or however obtained, shall limit any Member Indemnitee’s rights to indemnification under this Article IX in any manner.

9.14 Control of Environmental Matters.

(a) Notwithstanding any other provision of this Article IX but subject to Section 9.1, Section 9.2 and Section 9.4, Member shall have control over the defense or settlement, compromise, admission, or acknowledgment of any Claim asserted by any Regency Indemnitee involving the contamination of soil or groundwater at or arising from the Assets in accordance with Section 9.9, provided, however, that (i) Member shall, by written notice to Regency, first have acknowledged and accepted responsibility under Section 9.2(a)(iv) or Section 9.2(a)(viii), as applicable,  for the defense of such Claim; (ii) Regency may participate in the defense or settlement of such matters in accordance with Section 9.9, and (iii) without the prior written consent of Regency (which consent shall not be unreasonably withheld, conditioned or delayed), Member shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability or financial detriment on the part of Regency, the Surviving Company or any other Nexus Company or that would adversely affect in any material respect the ability of the Nexus Companies to own and operate the Pipeline Assets in the Ordinary Course of Business.

(b) Notwithstanding any other provision of this Article IX, but subject to Section 9.1, Section 9.2, Section 9.4 and Section 9.14(c), Regency shall have sole control over the defense or settlement, compromise, admission, or acknowledgment of any Claim asserted by any Regency Indemnitee involving Environmental Costs or Liabilities other than Claims involving the contamination of soil or groundwater at or arising from the Assets; provided, however, that the Member may participate in the defense or settlement of such matters in accordance with Section 9.9, and Regency shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of Member without the prior written consent of Member (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding any other provision of this Article IX but subject to Section 9.1, Section 9.2 and Section 9.4, from and after Closing, Regency shall have sole control over the defense or settlement of the matters described in Section 9.2(a)(viii), including without limitation the selection, design and installation of the controls to reduce the emissions of the “flash gas” and obtaining associated permitting, provided that (i) the Parties agree that authorization shall be requested for a flare and associated emissions control equipment to address such matters as required by Health, Safety and Environmental Laws unless directed otherwise by any Governmental Authority or the Parties otherwise mutually agree and (ii) if any fines or penalties are imposed or proposed to be imposed upon any Regency Indemnitee based on or as a result of failure to be in compliance with Health, Safety and Environmental Laws in connection with such emissions, then Regency will make no settlement, compromise, admission or acknowledgement with respect to such fines or penalties without the prior written consent of Member (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Member hereby acknowledges receipt of notice of a Claim related to the matters described in Section 9.2(a)(viii) and no further Claim Notice shall be required to be given with respect to such matters.

ARTICLE X
TERMINATION OF AGREEMENT

10.1 Termination of Agreement.  The Parties may terminate this Agreement prior to Closing, as provided below:

(a) Regency and Member may terminate this Agreement by mutual written consent at any time before Closing;

(b) Either Regency and Member may terminate this Agreement by written notice to the other if the Closing shall not have occurred on or before April 14, 2008 or, if HSR Approval shall not have been obtained on or before April 14, 2008, Member may by written notice to Regency extend such date to May 14, 2008 (April 14, 2008, or if Member shall extend such date as provided herein, May 14, 2008, herein is referred to as the “Termination Date”); provided that a Party may not terminate this Agreement pursuant to this Section 10.1(b) if the failure to Close on or before the Termination Date results primarily from the Party attempting to terminate this Agreement breaching any representation or warranty or covenant contained in this Agreement;

(c) Regency or Member may terminate this Agreement by written notice to the other as provided in Section 7.3 with respect to a Casualty Loss;

(d) Regency and Member may terminate this Agreement by written notice to the other if any Governmental Authority shall have issued a final non-appealable order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that no Party hereto may terminate this Agreement pursuant to the terms of this Section 10.1(d) if such Party has not first complied with its obligations under Section 6.6;

(e) Member by written notice to Regency may terminate this Agreement at any time prior to the Termination Date if Regency or Merger Sub shall have breached any representations, warranties or covenants of Regency or Merger Sub herein contained in such a manner such that the conditions to Closing contained in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such breach may be cured by Regency or Merger Sub through the use of all commercially reasonable efforts and for so long as Regency or Merger Sub continues to use such efforts, Member may not terminate this Agreement under this Section 10.1(e); or

(f) Regency by written notice to Member may terminate this Agreement at any time prior to the Termination Date if Member or Nexus shall have breached any representations, warranties or covenants of Member or Nexus herein contained in such a manner such that the conditions to Closing contained in Section 7.1(a), 7.1(b) or Section 7.1(c) would not be satisfied; provided, however, if such breach may be cured by Member or Nexus, as applicable, through the use of all commercially reasonable efforts and for so long as Member or

Nexus, as applicable, continues to use such efforts, Regency may not terminate this Agreement under this Section 10.1(f).

(g) Member by written notice to Regency may terminate this Agreement if HSR Approval shall not have been obtained on or before the 30th day (or if such 30th day is not a Business Day, on or before the first Business Day after such 30th day) after the first date on which each of the ultimate parent entity of Regency and the ultimate parent entity of Nexus shall have filed the notification report form required by the HSR Act for the transactions contemplated by this Agreement in accordance with Section 6.6.

(h) Regency by written notice to Member may terminate this Agreement if the Sonat Purchase Agreement shall have been terminated or Nexus or Sonat shall have breached the Sonat Purchase Agreement to the extent which gives the other any right to terminate the Sonat Purchase Agreement.

(i) Member by written notice to Regency may terminate this Agreement if Sonat shall have breached the Sonat Purchase Agreement to the extent which gives Nexus any right to terminate the Sonat Purchase Agreement and, after written notice to Regency, Regency shall not have consented to Nexus’ waiving such right to terminate.

(j) Member by written notice to Regency may terminate this Agreement on or after March 26, 2008, or such later date as specified in clause (y) of this Section 10.1(j) (the “Sonat Deadline”), if by the Sonat Deadline Regency shall not have delivered to Member the Election Notice; provided, that, (x) Member shall not have the right to terminate this Agreement pursuant to this Section 10.1(j) if on or before the Sonat Deadline, Sonat shall have agreed that the condition that a preliminary agreement on a potential resolution of the Upstream Intrastate Pipeline Issue (as defined in the Sonat Purchase Agreement) has been reached such that Sonat shall no longer have the right to terminate the Sonat Purchase Agreement pursuant to Section 10.01(a)(3) of the Sonat Purchase Agreement and (y) if Sonat extends the March 31, 2008, date in Section 10.01(a)(3) of the Sonat Purchase Agreement to a later date, then the Sonat Deadline shall be the date which is ten days prior to, and exclusive of, the date to which such March 31, 2008, date is so extended; provided, however, that in no event shall the Sonat Deadline be prior to March 26, 2008.

10.2 Procedure for and Effect of Termination.  Any Party terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other Party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Person.  Any termination of the Agreement pursuant to Section 10.1 (i) by Regency shall constitute a termination by and on behalf of Regency and Merger Sub and (ii) by Member shall constitute a termination by and on behalf of Member and Nexus.  If this Agreement and the transactions contemplated hereby are terminated pursuant to Section 10.1, each Party hereto shall return all documents and other materials received from the other Parties hereto relating to this Agreement and the transactions contemplated hereby, and all confidential information received by each Party hereto with respect to any other Party hereto shall be treated in accordance with the terms of Section 12.10.  If any Party terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate except that (a) nothing herein shall relieve a Party from any liability for any breach of this Agreement prior to termination or affect a Party’s right to compel specific performance of the other Parties hereto of their obligations under this Agreement and (b) this Section 10.2 and Article XII shall all survive such termination.

ARTICLE XI
ESCROW

11.1 Escrow Fund.  On the Closing Date, Regency shall deposit with the Escrow Agent, in accordance with Section 7.4(b)(i)(A), the Escrow Amount in immediately available funds (such funds, as held by the Escrow Agent pursuant to the Escrow Agreement, being the Escrow Amount, as adjusted from time to time by any disbursements in accordance with this Agreement and the Escrow Agreement but excluding interest or other income on investments, the “Escrow Fund”) pursuant to the Escrow Agreement.  The Escrow Agent shall act as escrow agent and hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Agreement and the Escrow Agreement.  The Escrow Fund will not be subject to any Lien or attachment of any creditor of any Party and will be used solely for the purposes and subject to the conditions set forth in this Agreement and the Escrow Agreement.

11.2 Release from Escrow.

(a) At any time, or from time to time, before the Escrow Distribution Date, Regency may deliver a Claim Notice to Member and the Escrow Agent (i) specifying in reasonable detail the nature and dollar amount of Damages with respect to a Claim it reasonably may have under Article IX and (ii) requesting a disbursement of the amount of Damages with respect to the Claim from the Escrow Fund; provided that to the extent the amount of Damages with respect to any Claim exceeds the amount of the Escrow Fund then held in escrow, Regency shall not be entitled to recover from the Escrow Agent any amounts in excess of the Escrow Fund.

(b) If Regency and Member agree as to the liability of such Claim and the amount of Damages or any portion thereof with respect to such Claim, Regency and Member shall provide to the Escrow Agent a written notice jointly executed (“Joint Instructions”) instructing the Escrow Agent to disburse to Regency from the Escrow Fund an amount equal to the amount of the Damages for such Claim or the undisputed portion thereof.  If Member and Regency do not deliver Joint Instructions to the Escrow Agent, then the Escrow Agent shall not disburse the monies requested pursuant to the Claim Notice but rather hold such amount (the “Disputed Amount”) until the earliest of (i) the receipt by the Escrow Agent of Joint Instructions with respect to such Disputed Amount instructing the Escrow Agent to release monies, specifying the amount of such monies to be released and to whom, (ii) subject to Section 11.3, the Escrow Distribution Date or (iii) a final written non-appealable order issued by a court of competent jurisdiction with respect to such Disputed Amount.

(c) In addition to disbursements from the Escrow Fund pursuant to Sections 11.2(a) and 11.2(b), Regency shall be entitled to a disbursement from the Escrow Fund pursuant to Section 2.8(d)(i) of an amount equal to the Merger Consideration Deficit as provided in Section 2.8(d)(i).

11.3 Escrow Distribution Date.  On the Escrow Distribution Date (i) the Escrow Agent shall distribute to Member the balance of the Escrow Fund minus the amount of any Continuing Claims that are (A) the subject of litigation between the Parties or (B) unresolved Third Party Claims that Member has agreed the Regency Indemnitees are entitled to be indemnified against pursuant to the terms of Article IX (collectively, the “Retained Escrow Amount”), (ii) and, if required, Regency and Member shall at least one Business Day prior to the Escrow Distribution Date provide written notice jointly executed instructing the Escrow Agent to distribute to Member the balance of the Escrow Fund minus the Retained Escrow Amount, and (iii) the escrow shall continue until the resolution of such Continuing Claims, and during such continuance, the Escrow Agent shall continue to hold the Escrow Fund in an amount not to exceed the Retained Escrow Amount, subject to Section 11.4.

11.4 Subsequent Distribution(s).  The Retained Escrow Amount shall only be distributed by the Escrow Agent pursuant to (b) Joint Instructions or (c) a final written non-appealable order issued by a court of competent jurisdiction with respect to any Continuing Claim.  Upon the final resolution of any Continuing Claim, or if court proceedings shall not have been commenced with respect to such Continuing Claim within ninety (90) days after the date the Claim Notice in respect of such Claim was delivered to the Escrow Agent, Regency and Member shall promptly execute Joint Instructions instructing the Escrow Agent to release and disburse the portion of the Retained Escrow Amount applicable to such Continuing Claim in accordance with such final resolution or as if such Claim Notice had been withdrawn (in the case of a failure to commence proceedings).  If the portion of the Retained Escrow Amount in respect of any Continuing Claim exceeds the Damages relating to such Continuing Claim, Regency and Member shall promptly execute Joint Instructions instructing the Escrow Agent to release and disburse the excess portion of the Retained Escrow Amount applicable to such Continuing Claim.  At the end of each calendar quarter, during the pendency of any Continuing Claims, Regency shall provide Member with a written update in which Regency shall set forth (i) whether any Continuing Claim has been finally resolved, (ii) a brief description of the status of each Continuing Claim as of such date, (iii) the amount of Damages applicable to each Continuing Claim and (iv) whether the funds known by Regency to be remaining in the Escrow Account in respect of any Continuing Claim represent any amount in excess of the then currently anticipated Damages relating to such Continuing Claim.  Upon the final resolution of all Continuing Claims, Regency and Member shall promptly execute Joint Instructions instructing the Escrow Agent to release and disburse any remaining Escrow Funds, in excess of the Damages relating to such Continuing Claim to which a Regency Indemnitee is entitled and which have been distributed or otherwise paid to such Regency Indemnitee, to Member.

ARTICLE XII
MISCELLANEOUS

12.1 Press Releases and Public Announcements.  Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the Merger, this Agreement or the transactions contemplated hereby by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed.  Prior to Closing, Regency and Member will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public and, subject to legal constraints, to the form and content of any application or report to be made to any Governmental Authority that relates to the Merger.

12.2 No Third Party Beneficiaries.  Except as expressly provided for otherwise in this Agreement, this Agreement shall not confer any rights or remedies upon any Person (including, without limitation, Sonat) other than the Parties and their respective successors and permitted assigns.

12.3 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign or transfer (including by sale of equity, operation of law, merger, sale of assets or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, which approval may be denied in such other Party’s sole discretion; provided, however, that Regency may, upon prior written notice to Member, assign any or all of its rights and obligations under this Agreement to any Affiliate of Regency without obtaining the consent of Member or Nexus, but only if such assignment will not affect materially and adversely the ability of such assignee to consummate the transactions contemplated hereby or the Sonat Acquisition (under the HSR Act or otherwise) and any such assignment shall not relieve Regency of any of its obligations under this Agreement or otherwise limit or affect such obligations in any matter.  Any attempted assignment in violation of this Section 12.3 shall be void.

12.4 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

12.5 Notices.  All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Regency
or Merger Sub:                                 c/o Regency Energy Partners LP
    1700 Pacific Avenue, Suite 2900
    Dallas, Texas 75201
    Attn:  Chief Legal Officer
    Tel:  214-239-0053
    Fax:  214-750-1749

with a copy to:                      Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201
Attn:  Rodney L. Moore
Tel:  214-220-7781
Fax:  214-999-7781

If to Member
or Nexus:                                c/o Centre Partners Management LLC
30 Rockefeller Plaza, 50th Floor
New York, New York 10020
Attn:  Scott Perekslis
Tel:  212-332-5835
Fax:  212-332-5801

With a copy to:                     Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attn:  Mark E. Thierfelder
Tel:  212-698-3804
Fax:  212-698-3599

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.6 Governing Law.  Except for the provisions of Sections 2.1, 2.3, 2.4 and 2.5 and the last sentence of Section 2.2 of this Agreement, which shall be construed and enforced in accordance with the Laws of the state of Delaware (irrespective of the principal place of business, residence or domicile of the Parties hereto, and without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware), this Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas.  Except as set forth in Section 9.5, the Parties hereby consent to the jurisdiction of any state or federal court located within the County of Dallas, State of Texas which has jurisdiction over the subject matter of any dispute brought before such court and irrevocably agree that all actions or Proceedings related to this Agreement shall be litigated in such courts and each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.

12.7 Entire Agreement; Amendment.  This Agreement (including the Exhibits and Schedules hereto and documents referred to in this Agreement), the Confidentiality Agreement, the Transaction Documents and the other certificates, documents and instruments to be executed and delivered pursuant hereto and the other Transaction Documents constitutes the entire agreement among the Parties and supersedes any prior understandings, negotiations, correspondence, undertaking, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement, including the Letter of Intent dated January 3, 2008, delivered to Nexus by Regency.  No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Regency, Merger Sub, Member and Nexus.

12.8 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated herein is not effected in any manner materially adverse to any Party.  Upon any determination that any term or provision of this Agreement is invalid or enforceable, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

12.9 Transaction Expenses.  Except as provided in Section 6.6 each of Regency and Merger Sub, on the one hand, and Member and Nexus, on the other hand, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

12.10 Confidentiality.  All terms and provisions of this Agreement, any information obtained in due diligence or in the review of title, or any other information obtained from Member or the Nexus Companies shall be subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided that, if the Closing occurs, (i) the Confidentiality Agreement shall terminate as of the Closing and (2) all Records and information relating to the Nexus Companies, the assets subject to the Sonat Purchase Agreement, and the business conducted or to be conducted with the Assets and the assets subject to the Sonat Purchase Agreement shall be maintained as confidential by Member until the second anniversary of the Closing Date and shall not be disclosed to any other Person without the prior written consent of Regency, which consent may be withheld in its sole discretion except that no consent shall be required for any disclosure (A) to the extent such is required to comply with the orders, rules or regulations of any Governmental Authority having jurisdiction hereof, (B) to the extent such information is or becomes publicly available other than as a result of a disclosure by Member or its Representatives in violation of this Section 12.10 or the Confidentiality Agreement or (C) in connection with matters relating to (x) Member’s direct or indirect ownership of the Nexus Companies or Assets prior to the Closing (including customary or required financial and tax reporting), (y) winding down the affairs of Member or any of its Affiliates or (z) this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including with respect to post-closing adjustments, escrow releases or claims made with respect to this Agreement.  In the event that any confidential information must be disclosed by Regency or Member or the Nexus Companies to comply with the orders, rules or regulations of any Governmental Authority, Regency or Member or the Nexus Companies shall provide the other Party with prompt prior notice so that the other Party may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, Regency or Member or the Nexus Companies will furnish only that portion of the information which is legally required, and Regency or Member or the Nexus Companies will cooperate reasonably with the other Party’s counsel to enable the other Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the same.

12.11 Disclosure Schedules.  The information in the Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of Member and Nexus as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  The Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, Member or Nexus or constitutes a Material Adverse Effect.  Capitalized terms used in the Disclosure Schedule that are not defined therein are defined in this Agreement shall have the meanings given to them in this Agreement.  The captions contained in the Disclosure Schedule are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or the Agreement.  The statements in the Disclosure Schedule qualify and relate only to the provisions in the Sections of this Agreement to which they expressly refer and not to any other provisions in this Agreement, unless the applicability of a statement in a particular Section of the Disclosure Schedule to another Section of this Agreement is readily apparent on its face.

12.12 Incorporation of Exhibits and Schedules.  The Exhibits and Schedules and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

12.13 Non-Waiver.  No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement.  Any delay or omission of either Party, in whole or in part, to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.  The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

12.14 Captions.  The captions in this Agreement are for convenience only, and shall not be considered a part of or affect the meaning or interpretation of any provision of this Agreement.

12.15 No Affiliate Liability.  Each of the following is herein referred to as a “Regency Affiliate”:  (a) any direct or indirect holder of the capital stock or other Equity Interests in Regency (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, manager, employee, representative or agent of (i) Regency or (ii) any Person who directly or indirectly controls Regency.  Except to the extent that a Regency Affiliate is an express signatory thereto, an express assignee of Regency or (together with any other Regency Affiliate) succeeds to all or substantially all of Regency’s assets prior to the Closing, no Regency Affiliate shall have any liability or obligation to Member, Nexus or any other Member Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and each of Member and Nexus hereby waives and releases all claims of any such liability and obligation.  Each of the following is herein referred to as a “Member Affiliate”:  (a) any direct or indirect holder of the capital stock or other Equity Interests in Member (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, manager, employee, representative or agent of (i) Member or (ii) any Person who directly or indirectly controls Member.  Except to the extent that a Member Affiliate is an express signatory thereto, an express assignee of Member or (together with any other Member Affiliate) succeeds to all or substantially all Member’s assets prior to the Closing, no Member Affiliate shall have any liability or obligation to Regency, Merger Sub or any other Regency Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and each of Regency and Merger Sub hereby waives and releases all claims of any such liability and obligation.

12.16 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.17 Specific Performance.  The Parties recognize that, if any Party should refuse or fail to perform under the provisions of this Agreement, monetary damages alone will not be adequate and the other Parties shall therefore be entitled, in addition to any other remedies that may be available (but which shall be subject to limitations expressly set forth in this Agreement), including money damages, and without the necessity of posting bond or proving actual damages have resulted or would result in the absence thereof, to obtain specific performance of the terms of this Agreement.  In the event of any action to enforce this Agreement specifically, each Party hereby waives the defense that there is an adequate remedy at law.

12.18 Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY ANYWHERE IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE; PROVIDED, HOWEVER, THIS SECTION 12.18 SHALL NOT LIMIT THE RIGHT OF REGENCY OR MERGER SUB TO RECOVER (A) DAMAGES, TO THE EXTENT ACTUALLY PAID BY REGENCY OR MERGER SUB TO ANY THIRD PARTY OR (B) FROM AND AFTER CLOSING, ANY CONSEQUENTIAL DAMAGES, TO

THE EXTENT ACTUALLY SUFFERED, INCURRED OR PAID BY REGENCY, MERGER SUB OR, AFTER THE EFFECTIVE TIME, THE SURVIVING COMPANY OR ANY OTHER NEXUS COMPANY, ARISING AS A RESULT OF ANY BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN SECTION 4.1(m)(i), 4.1(m)(ii) or 4.1(m)(iii).  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON THE REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE; PROVIDED THAT NOTHING CONTAINED IN THIS SECTION 12.18 SHALL AFFECT OR LIMIT ANY RIGHTS OR CLAIMS THAT ANY PARTY MAY HAVE AS A RESULT OF FRAUD OF ANY OTHER PARTY.

12.19 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OF THE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

12.20 Certain Understandings.  Each of the Parties hereto is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  Regency acknowledges that it has performed a due diligence investigation of the business and operations of the Nexus Companies.  Regency also acknowledges that pursuant to Section 6.4 and Section 6.5 Regency will have access to the properties, books and records of the Nexus Companies so that Regency may conduct any additional due diligence it deems necessary, subject to the limitations contained therein.  Each of the Parties hereto hereby acknowledges that (i) there are no representations or warranties by or on behalf of any Party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and as set forth in the certificates to be delivered pursuant to Section 7.4(a)(i) and Section 7.4(b)(ii)(B); (ii) no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its Representatives, other than this Agreement (including the Schedules) and as set forth in the certificates to be delivered pursuant to Section 7.4(a)(i) and Section 7.4(b)(ii)(B); and (iii) the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.  Member and its Affiliates, agents, officers, directors and members will not have or be subject to any liability to Regency or any other Person resulting from the distribution to Regency, or Regency’s use of, any information not contained in this Agreement and as set forth in the certificates to be delivered pursuant to Section 7.4(a)(i) and Section 7.4(b)(ii)(B); (including, without limitation, any offering memorandum, brochure or other publication provided to Regency, and any other document or information provided to Regency in connection with the transactions contemplated hereby).  Notwithstanding anything contained herein to the contrary, neither Member nor any of the Nexus Companies makes any representation, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Regency of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Nexus Companies or the future business and operations of the Nexus Companies.

12.21 Disclaimer.  REGENCY AND MERGER SUB ACKNOWLEDGE THAT IF THEY CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY THEY WILL DO SO BASED SOLELY ON THEIR OWN EVALUATION OF THE MERITS AND RISKS OF MAKING AN INVESTMENT IN THE NEXUS COMPANIES AND THE BUSINESSES THEREOF, AND BASED ON THEIR OWN DETERMINATION THAT SUCH AN INVESTMENT IS SUITABLE TO THEM.  SUBJECT TO THE REPRESENTATION, WARRANTIES AND COVENANTS OF MEMBER AND NEXUS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CERTIFICATES TO BE DELIVERED PURSUANT TO SECTION 7.4(a)(i), REGENCY AND MERGER SUB SHALL ACQUIRE THE NEXUS COMPANIES AND THEIR PROPERTIES “AS IS, WHERE IS,” SUBJECT TO ALL FAULTS AND DEFECTS, WITHOUT ANY OBLIGATION OF MEMBER TO PERFORM ANY REPAIRS, IMPROVEMENTS, MAINTENANCE OR OTHER WORK TO THE PROPERTIES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, AND WITHOUT, ANY WARRANTIES, EXPRESS OR IMPLIED, OR ANY KIND FROM MEMBER OR THE NEXUS COMPANIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS REGARDING THE CONDITION OF THE NEXUS COMPANIES OR THEIR PROPERTIES OR WARRANTIES OF FITNESS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, HABITABILITY OR TENANTABILITY, EXCEPT AS EXPRESSLY SET FORTH HEREIN.  MEMBER AND THE NEXUS COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE NEXUS COMPANIES OR THEIR PROPERTIES, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CERTIFICATES TO BE DELIVERED PURSUANT TO SECTION 7.4(a)(i),  REGENCY AND MERGER SUB DO HEREBY ACKNOWLEDGE THAT, TO THE EXTENT THAT REGENCY OR MERGER SUB ARE RELYING UPON ANY REPRESENTATIONS OF MEMBER OR THE NEXUS COMPANIES IN PURCHASING THE NEXUS COMPANIES OR THEIR PROPERTIES, REGENCY AND MERGER SUB ARE RELYING ONLY UPON THOSE REPRESENTATIONS OF MEMBER AND THE NEXUS COMPANIES CONCERNING THE NEXUS COMPANIES AND THEIR PROPERTIES EXPRESSLY SET FORTH AS SUCH IN THIS AGREEMENT AND THE CERTIFICATES TO BE DELIVERED PURSUANT TO SECTION 7.4(a)(i).  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MEMBER AND THE NEXUS COMPANIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EXPECTED FUTURE INCOME OR PROFITABILITY OF THE BUSINESSES OF THE NEXUS COMPANIES IT BEING UNDERSTOOD THAT REGENCY AND MERGER SUB ARE EXPERIENCED IN SUCH BUSINESSES AND WERE GIVEN THE OPPORTUNITY, PRIOR TO CLOSING TO, AMONG OTHER THINGS, INSPECT THE NEXUS COMPANIES AND THEIR PROPERTIES.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NEXUS GAS PARTNERS, LLC

By:           /s/ Scott Perekalis
Scott Perekalis
President

NEXUS GAS HOLDINGS, LLC

By:           /s/ Fritz Brinkman
Fritz Brinkman
President

REGENCY ENERGY PARTNERS LP

By:  Regency GP LP, its General Partner

By:  Regency GP LLC, its General Partner

By:           /s/ Charles M. Davis, Jr.
Charles M. Davis, Jr.
Senior Vice President –
Corporate Development

REGENCY NX, LLC

By:           /s/ Charles M. Davis, Jr.
Charles M. Davis, Jr.
Vice President

S-1

Exhibit A

Definitions and Interpretations

1.1                      Definitions.

(a) Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Application Paramenters” means the essential components of a Final FERC Approval Order as set forth in the each of the alternative sets of parameters in Exhibit G.

“Audit Firm” shall mean Duff & Phelps or if Duff & Phelps shall not accept the engagement as Audit Firm, a national accounting firm with no prior material relationship with the Parties or their respective Affiliates with experience in auditing the financial statements of a natural gas pipeline company, reasonably acceptable to Regency and Member.

“Base Working Capital” shall mean Zero Dollars ($0).

“Business Day” or “business day” means any day other than a Saturday, Sunday, a federal holiday or a day when commercial banks in Dallas or Houston, Texas or New York, New York are authorized or required to be closed.

“Cash” shall mean cash on deposit with financial institutions net of overdrafts and outstanding checks.

“Change of Control Amounts” shall mean any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided), accelerated payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits or other similar payments (including the employee’s portion of any Medicare, Social Security or unemployment Taxes in respect of such payments) that any Nexus Company upon Closing, to the extent not paid as of 11:59 p.m. on the Measurement Date, will become obligated to pay (other than Expenses and Severance Obligations) to any employee of any Nexus Company or any Officer, Director or Manager as a result of the consummation of the transactions contemplated by the Transaction Documents, regardless of whether such amounts are payable at or after Closing.

Exhibit A-1

“Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered Damages or has become party to a Proceeding that is the responsibility of the latter.

“Claim Notice” shall mean a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought, including each of the representations, warranties and covenants forming the basis of such Claim, each of the facts then known regarding the matter giving rise to such Claim and the Damages resulting from or arising out of the matter giving rise to such Claim.

“Closing Payment Amount” means (A) Eighty Five Million Dollars ($85,000,000) plus (B) the Estimated Working Capital Surplus, if any, minus (C) (i) the Escrow Amount, (ii) the Estimated Working Capital Deficit, if any, (iii) the Change of Control Amounts, if any, (iv) the Severance Obligations, if any, (v) the Estimated Casualty Loss, if any and (vi) Expenses and the Debt Payoff Amount set forth on the Estimated Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Confidentiality Agreement” means the confidentiality agreement dated January 3, 2008 between Regency and Member.

“Continuing Claim” means Claims, or any portion thereof, for indemnification properly asserted pursuant to Article IX prior to the Escrow Distribution Date that have not been resolved as of the Escrow Distribution Date, including any Claim with respect to which a Claim Notice has been delivered pursuant to Section 9.6 or Section 9.10.

“Contract” means any agreement, contract or other binding commitment, understanding or arrangement, whether a written or oral (including any amendments and other modifications thereto).

“Credit Facility” means the Credit and Guaranty Agreement, dated as of January 9, 2007, by and among Dominion Midstream Services, LP, predecessor to Nexus Gas Gathering, L.P., Nexus Gas GP, LLC (“GP”), Nexus Gas Midstream Services, LLC (“Midstream”), Nexus Gas Finance, LLC (“Finance”), certain subsidiaries of Finance party thereto from time to time (together with GP, Midstream and Finance, the “Credit Parties”), the Lenders party thereto from time to time (“Lenders”) and Silver Point Finance, LLC (“Silver Point”), as Administrative Agent, Collateral Agent and Lead Arranger, as amended by the First Amendment and Waiver to Credit and Guaranty Agreement, dated as of March 19, 2007, by and among Nexus Gas Gathering, L.P. (f/k/a Dominion Midstream Services, LP), the Credit Parties, the Lenders and Silver Point and as amended by the Second Amendment and Waiver to Credit and Guaranty Agreement, dated as of June 30, 2007, by and among Nexus Gas Gathering, L.P. (f/k/a Dominion Midstream Services, LP), the Credit Parties, the Lenders and Silver Point.

Exhibit A-2

“Current Assets” shall mean the sum of all current assets of the Nexus Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet and (3) to give effect to the exclusion of the following: (a) Restricted Cash, (b) accounts receivable evidencing Indebtedness, accounts and obligations owed by Member, any Nexus Company or any of its or their Affiliates to any of the Nexus Companies, (c) amounts receivable from Officers, Directors or Managers, Employees or from any officers, managers or directors of Member, (d) Tax assets, (e) prepaid expenses and deposits except to the extent usable in or benefiting the business of the Nexus Companies and (f) assets from risk management activities in connection with derivatives.  The computation of Current Assets as of the Sample Balance Sheet Date is illustrated in the Sample Balance Sheet.

“Current Liabilities” shall mean the sum of all current liabilities of the Nexus Companies as of 11:59 p.m. on the Measurement Date as determined in accordance with GAAP (as applied on a basis consistent with past practice and the preparation of the Audited Financial Statements), as adjusted (whether or not in accordance with GAAP) (1) to give effect to this Agreement, (2) to utilize the methodologies and procedures otherwise specified in or consistent with the Sample Balance Sheet, (3) to give effect to the exclusion of the following: (a) accounts payable evidencing obligations owed by any one or more Nexus Company to any other Nexus Company, (b) deferred Tax liabilities, (c) escrow payables to the extent corresponding amounts held in escrow are excluded from Current Assets, (d) liabilities from risk management activities in connection with derivatives, (e) Expenses and (f) the Debt Payoff Amount.  For purposes of determining Current Liabilities to be used in the determination of Net Working Capital, (x) no reserves, allowances or accrued Liability of the Nexus Companies reflected in the Consolidated Balance Sheet or the Audited Financial Statements shall be reduced or eliminated, except in the case of a reduction or elimination by reason of a payment or credit occurring in the Ordinary Course of Business, and (y) all capital expenditures accrued but not paid as of 11:59 p.m. on the Closing Date shall be reflected as a Current Liability.  The computation of Current Liabilities as of the Sample Balance Sheet Date is illustrated by the Sample Balance Sheet.

“Damages” means (i) all injunctions, judgments, orders, decrees, rulings, awards, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, actual losses, expenses, and fees (whether criminal, civil, commercial or related to claims for personal injury), including court costs and reasonable attorneys’ fees and expenses, but excluding lost profits, punitive, exemplary or special damages (except to the extent required to be paid by Regency or any Nexus Company, as applicable, to any third party, in which case such lost profits, punitive, exemplary or special damages so paid by Regency or the Nexus Companies, as applicable, shall constitute Damages), (ii) Environmental Costs or Liabilities and (iii) solely for purposes of calculating Damages  with respect to a breach of any representation or warranty in Sections 4.1(m)(i), (ii) or (iii), consequential damages, but only to the extent reasonably foreseeable as of the date of this Agreement.

Exhibit A-3

“Debt Payoff Amount” shall mean the amount of all unpaid Third-Party Debt of the Nexus Companies as of the Closing Date, including principal, accrued and unpaid interest, breakage costs and prepayment fees or penalties or change in control payments that will be incurred in connection with the payment and discharge of such Third-Party Debt as contemplated by this Agreement.

“Debt Payoff Letters” shall mean a payoff letter, in form and substance reasonably satisfactory to Regency, from each lender of Third-Party Debt setting forth (i) the aggregate amount, including interest, breakage costs, prepayment penalties, and other fees, required to be paid to satisfy fully all Third-Party Debt owed to such lender and (ii) wire transfer instructions for such lender.  Each Debt Payoff Letter shall provide for the release and termination of all Liens, recourse and other obligations associated with the Third-Party Debt that is the subject of such Debt Payoff Letter upon receipt of the amount specified in such Debt Payoff Letter to be paid on the Closing Date.

“Deductible” means $500,000.

“Director” shall mean each Person, if any, in his or her capacity as such, who serves as a director of any of the Nexus Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other director of any Nexus Company as of the date hereof or at any time hereafter through the Closing.

“Disclosure Schedule” means the letter of even date herewith from Member and Nexus setting forth specific deviations from their representations and warranties contained in this Agreement and fulfilling the other functions contemplated hereby.

“DOJ” means the Department of Justice of the federal government of the United States of America.

“Employee Benefit Plans” means (i) each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), (ii) each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA), (iii) each retirement, savings, profit sharing, deferred compensation, severance, change in control, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan or policy and (iv) each Contract, whether written or oral, that provides compensation or benefits to any present or former officer, employee, agent or consultant.

“Environmental Costs or Liabilities” means any and all obligations, liabilities, fines, penalties, investigations, actions, Proceedings, claims, judgments, settlements, costs, damages (including natural resource damages) expenses and capital expenditures (including the expenses of any Proceeding and the reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of Remedial Action) arising from or relating to any failure to comply with, or the need for any Remedial Action pursuant to,

Exhibit A-4

any Health, Safety and Environmental Laws or any damage to natural resources resulting from the ownership, operation or maintenance of the Assets.

“Equity Interests” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA Affiliate” means Member or any trade or business, whether or not incorporated, that together with any Nexus Company would be considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wells Fargo, National Association or if Wells Fargo, National Association shall not accept the engagement pursuant to the Escrow Agreement, a national banking firm with no prior material relationship with the Parties or their respective Affiliates with experience in serving in such capacity, reasonably acceptable to Regency and Member.

“Escrow Agreement” shall mean an agreement to be entered into by and among Regency, Parent and the Escrow Agent on or before the Closing Date, in substantially the form attached hereto as Exhibit C, or such other form as Nexus and Regency shall reasonably agree.

“Escrow Amount” shall mean $8,500,000.

“Escrow Distribution Date” shall mean the first anniversary of the Closing Date (or if such date is not a Business Day, the next Business Day).

“Escrow Indemnity Claims” shall mean any and all claims for indemnification brought by a Regency Indemnitee other than Non-Escrow Indemnity Claims.  If a claim for indemnification may be brought as both a Non-Escrow Indemnity Claim and as an Escrow Indemnity Claim, such claim shall be deemed a Non-Escrow Indemnity Claim.

“Estimated Adjustment Amount” means the Estimated Working Capital Adjustment Amount less, the sum of (A) the Expenses as set forth on the Estimated

Exhibit A-5

Closing Statement and (B) the Debt Payoff Amount as set forth on the Estimated Closing Statement.

“Estimated Net Working Capital” shall mean the amount of Net Working Capital, as estimated by Nexus and set forth in the Estimated Closing Statement and, if applicable, as adjusted pursuant to Section 2.8(a).

“Estimated Working Capital Adjustment Amount” shall mean the Estimated Working Capital Surplus or Estimated Working Capital Deficit, as applicable.

“Estimated Working Capital Deficit” shall mean the amount of the Working Capital Deficit, if any, as estimated by Nexus and set forth in the Estimated Closing Statement and, if applicable, as adjusted, pursuant to Section 2.8(a).

“Estimated Working Capital Surplus” shall mean the amount of the Working Capital Surplus, if any, as estimated by Nexus and set forth in the Estimated Closing Statement and, if applicable, as adjusted, pursuant to Section 2.8(a).

“Expenses” shall mean, to the extent existing at 11:59 p.m. on the Closing Date, (A) the aggregate amount of unpaid third party fees, expenses and other similar amounts that have been or are expected to be incurred by any Nexus Company on or prior to the Closing Date arising from the provision of services through the Closing for Member, any of the Nexus Companies, the Officers, the Directors or the Managers or any officers, directors or managers of Member in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to Member, the Nexus Companies, the Officers, the Directors or the Managers or any officers, directors or managers of Member, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by Member or the Nexus Companies, or both, (iii) the out of pocket expenses, if any, of Member, the Nexus Companies, the Officers, the Directors or the Managers or any officers, directors or managers of Member incurred in such capacity, in each case to the extent a liability of or to be incurred by any Nexus Company and (B) all fees, expenses and other amounts payable by any Nexus Company pursuant to the Management Agreement and the termination thereof; provided “Expenses” shall not include any fees or expenses associated with the Sonat Acquisition.

“Facilities” means the gas and liquid treating and conditioning facilities, dehydration facilities, storage facilities, measurement facilities and the compressor stations described on Exhibit D or otherwise used or held for use in the ownership, operation or maintenance of the System(s).

“FCC” means the Federal Communications Commission.

“FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.

Exhibit A-6

“FERC” means the Federal Energy Regulatory Commission.

“Final Adjustment Amount” means the Working Capital Adjustment Amount less, the sum of (A) the Expenses and (B) the Debt Payoff Amount.

“Final FERC Approval Order” means the final order or orders of FERC relating to the Sonat Abandonment Application filed in accordance with the Selected Application Parameter that in form and substance are reasonably satisfactory to Regency and the Surviving Company and which order or orders, taken together, (i) authorize the abandonment of the Sonat Facilities under the NGA, (ii) authorize the transfer of the Sonat Assets that are certificated under Section 7(c) of the NGA to the Surviving Company, (iii) authorize any further inter-affiliate transfer of those Sonat Assets by the Surviving Company in accordance with any one of the Application Parameters, (iv) authorize the jurisdictional reclassification of the Sonat Facilities in accordance with the provisions of the Application Parameter applicable to such final order or orders, (v) authorize the operation of the Sonat Facilities by the Purchaser after consummation of the transactions contemplated by the Sonat Purchase Agreement, (vi) authorize each other component of the Application Parameter applicable to such final order or orders, and (vii) establish the other terms and conditions of the abandonment and reclassification or make other substantive or procedural determinations regarding the transfer of the Sonat Assets under the Sonat Purchase Agreement consistent with the Application Parameter applicable to such final order or orders (including the rate components in the case of Alternative B or Alternative C of the Application Parameters), provided, that, such other terms and conditions do not contain deviations from, terms inconsistent with or terms in addition to the Selected Application Parameter which deviations, inconsistencies and additions, collectively, constitute a material deviation from the Application Parameters that is adverse to the Surviving Company and the other Nexus Companies, taken as a whole.  The date of the Final FERC Approval Order is the date that the last of such orders has become final (meaning that it is not subject to further administrative or judicial appeal).  The Parties acknowledge that, from and after the Effective Time, the Surviving Company, as the successor by law to Nexus under the Sonat Purchase Agreement, may in its sole discretion, but consistent with the Application Parameters, seek clarification, rehearing or appeal of any FERC orders or judicial rulings related to the Sonat Acquisition; and the Parties further acknowledge and agree that the Surviving Company’s exercise of any contractual, legal or procedural rights related to the Sonat Acquisition that are consistent with the Application Parameters constitutes a permissible delay of the date of the Final FERC Approval Order.

“FTC” means the Federal Trade Commission of the United States of America.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States and any state, county, city or other political subdivision, agency, court or instrumentality having jurisdiction over a Person.

Exhibit A-7

“Hazardous Substance” means any (i) chemical, product, substance, waste, material, pollutant, or contaminant that is defined or identified as hazardous or toxic or that is otherwise regulated or may the subject of liability under any Health, Safety and Environmental Law; (ii) asbestos containing materials, whether in a friable or non-friable condition, PCBs, NORM or radon; and (iii) any oil or gas exploration or production waste or any petroleum, petroleum hydrocarbons, petroleum products, crude oil, natural gas condensate, natural gas liquids and any components, fractions or derivatives thereof.

“Health, Safety and Environmental Law” or “Health, Safety and Environmental Laws” means any and all past or present local, state, and federal laws, principles of common law, statutes, ordinances, regulations, rules, orders, permits or enforceable standards (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, pertaining to or regulating pollution, environmental protection, health and safety of persons to the extent related to exposure to Hazardous Substances, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, emission, discharge, release, remediation, removal, disposal, or transport of Hazardous Substances or any other environmental matter, including:  the Comprehensive Environmental Response, Compensation and Liability Act (“CERLA”), 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009(f) et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; and the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et seq; the Oil Pollution Act of 1990, 33 U.S.C. Section 1207 et seq; and  the Pipeline Safety Improvement Act of 2002, 49 U.S.C. Sections 6103-6107 and 60104-60133.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” means (i) the receipt of authorizations required, or (ii) the expiration of all applicable waiting periods (and any extensions thereof), under the HSR Act with respect to the Merger.

“Hydrocarbon Contracts” means (a) all Hydrocarbon Purchase Contracts, (b) all Hydrocarbon Sales Contracts, (c) all other Hydrocarbon gathering, treating or processing agreements, joint operating agreements, water disposal agreements, and compressor agreements to which any Nexus Company is a party or that is binding on any Nexus Company and (d) all other Contracts materially affecting natural gas operations of the Nexus Companies.

Exhibit A-8

“Hydrocarbon Purchase Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any Nexus Company is a buyer of Hydrocarbons for resale in whole or in part (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by the Nexus Company which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

“Hydrocarbon Sales Contract” means any sales, purchase, exchange or marketing Contract that is currently in effect and under which any Nexus Company is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, and which provide for a price not less than the price that would be received pursuant to an arm’s-length contract for the same term with an unaffiliated third party purchaser).

“Hydrocarbons” or “hydrocarbons” means crude oil, condensate, natural gas, natural gas liquids, casinghead gas and other liquid or gaseous hydrocarbons.

“Income Tax” means any federal, state, local or foreign Tax measured by or imposed on net income.

“Indebtedness” shall mean, without duplication, (i) any obligations of any Nexus Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any Nexus Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Nexus Company for or on account of capitalized leases, (iv) any obligations of a Person other than a Nexus Company secured by a Lien against any Assets, (v) any obligations of any Nexus Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Nexus Company under any currency, commodity or interest rate swap, hedge or similar protection device, (vii) any obligations of the types described in clauses (i) through (vii) above of any Person other than any Nexus Company, the payment of which is guaranteed, directly or indirectly, by any Nexus Company.

“Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Lien” means any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

“Management Agreement” means the Management Agreement dated January 9, 2007, among Member, Nexus, Nexus Gas Finance, LLC, a Delaware limited liability company, Nexus Gas Midstream Services, LLC, a Delaware limited liability company, Nexus Gas Gathering, LP, a Texas limited partnership, and Centre Partners Management LLC, a Delaware limited liability company.

Exhibit A-9

“Manager” shall mean each manager of any Nexus Company, as of the date hereof, that is manager managed, including any Person serving as a manager of any Nexus Company at any time hereafter through the Closing Date, in each case in that Person’s capacity as such.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (i) has had, has or reasonably would be expected to have a material adverse effect on (x) the business, results of operation or condition (financial or otherwise) of the Nexus Companies, taken as a whole, or (y) the Pipeline Assets, taken as a whole or (ii) reasonably would be expected to prevent or materially delay or materially impair the ability of Member or Nexus to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that the manifestation of any such fact, circumstance, event, change, effect or occurrence in the historical financial statements of the Nexus Companies shall not preclude a determination that the effect thereof is material and adverse within the meaning of this definition unless that potential effect is expressly disclosed in the Audited Financial Statements or in Section 4.1(m) of the Disclosure Schedule; and provided, further, that the following alone or in combination (or the effects or consequences thereof) shall not be deemed or construed to constitute a Material Adverse Effect:

(1)           changes in market conditions in the industry in which the Nexus Companies operate (including changes in commodity prices) that do not materially disproportionately affect the assets, properties, business, results of operation or condition (financial or otherwise) of the Nexus Companies, taken as a whole, as compared to the other Persons in such industry, taken as a whole,

(2)           facts, circumstances, events, changes, effects or occurrences arising out of, resulting from or attributable to (a) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby including the effect thereof on relationships, contractual or otherwise, with customers, vendors, distributors, partners, industry participants, employees or other third parties with whom Member or the Nexus Companies have a business relationship, (b) the announcement of, or the performance by the Nexus Companies of their obligations under, the Sonat Purchase Agreement or the consummation of the transactions contemplated thereby to the extent consistent with this Agreement, including the effect thereof on relationships, contractual or otherwise, with customers, vendors, distributors, partners, industry participants, employees or other third parties with whom Member or the Nexus Companies have a business relationship, (c) national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, acts of war or any escalation or worsening of any such acts of war underway as of the date of this Agreement, in each case that do not materially disproportionately affect the assets, properties, business, results of operation or condition

Exhibit A-10

(financial or otherwise) of the Nexus Companies, taken as a whole, as compared to the other Persons in such industry, taken as a whole, (d) any action taken by the Nexus Companies as expressly permitted by this Agreement (including under Section 6.3) or, subject to Section 8.6, as required by the Sonat Purchase Agreement or with Regency’s consent, or any failure by Member or the Nexus Companies to take any action prohibited by Article VI of this Agreement, or (e) changes in Law or GAAP (or any interpretation thereof),

(3)           any changes or fluctuations, in the Ordinary Course of Business, in the day-to-day or month-to-month volumes of gas gathered by Nexus, or

(4)           any failure by any of the Nexus Companies to meet any projections or forecasts for any period.

“Material Contracts” means each Contract of the following type, but excluding Contracts, the primary purpose and effect of which is to create or transfer to any Nexus Company a Real Property Interest (provided this exclusion shall not apply to any such Contract which has the effect described in clauses (c) or (e)):

(a)           all Hydrocarbon Contracts;

(b)           all other material gas sales, purchase, exchange, treating, compression, gathering, transportation, dehydrating, marketing and processing Contracts to which any Nexus Company is a Party and which relate to the Assets, or any part thereof or the operations conducted therewith (provided that any such Contract with a term of longer than three months and which may not be terminated by Nexus Company upon less than three months notice without penalty or payment shall be deemed a Material Contract);

(c)           all Contracts that restrict the ability of any Nexus Company to engage in any line of business or which limit or restrict the right or ability to operate the Assets;

(d)           all other Contracts materially affecting the ownership or operation of the Assets or that impose any material monetary liability or obligation or other material liability or obligation with respect to the Nexus Companies’ ownership in, or operation of, the Assets;

(e)           all material Contracts that would prohibit or restrict the Merger or under which the Merger would constitute a breach;

(f)           joint venture, limited liability company and partnership (including limited partnership) Contracts;

(g)           each Contract between any Nexus Company, on the one hand, and either  Member, any of the Directors, Officers, Managers or Employees or any of the directors, officers, managers or other employees of Member or any of its Affiliates, on the other hand, including any compensatory Contracts;

Exhibit A-11

(h)           each Contract between any Nexus Company, on the one hand, and any financial advisor or consultant to Member or any Nexus Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing, including any financial advisory, oversight or similar agreement with Member or any of its Affiliates;

(i)           agreements for the acquisition or disposition of a material amount of assets or Assets (other than Hydrocarbon Contracts);

(j)           each lease for capital equipment that provides for ongoing payments by any Nexus Company in excess of $200,000 annually;

(k)           any indenture, mortgage, promissory note, loan or other similar Contract for Indebtedness; and

(l)           each other existing Contract not otherwise covered by clauses (a) through (j) that (i) otherwise is material to the Nexus Companies, (ii) requires or reasonably could be expected to require payments to or by the Nexus Companies of an amount of $200,000 during the remaining term of the Contract or (iii) the loss of which constitute a Material Adverse Effect.

“Measurement Date” shall mean the date immediately preceding the Closing Date or such other date to which the Parties agree in writing.

“Member Indemnitees” means, collectively, Member and any Affiliates of Member and its and their officers, directors, managers, members, partners, employees, agents, and representatives.

“Member’s Knowledge” or “to Member’s Knowledge” means actual knowledge after due inquiry of Fritz Brinkman, Mike Davis or Paul Coscia.

“Member Fundamental Representations” means the representations and warranties contained in Section 3.1.

“Membership Interests” means the authorized limited liability company interests of Nexus.

“Net Working Capital” shall mean the amount by which Current Assets exceed Current Liabilities, expressed as a positive number, or the amount by which Current Liabilities exceed Current Assets, expressed as a negative number, as of 11:59 p.m. Dallas, Texas time, on the Measurement Date (or, with respect to accrued but unpaid capital expenditures, on the Closing Date as provided in clause (y) of the definition of Current Liabilities).  For purposes of greater clarity, the parties to the Agreement acknowledge that it is their mutual intent that the Member receive the benefit (or detriment) of the working capital created (or decreased) and all cash or cash equivalents generated by operations of the Nexus Companies through 11:59 p.m. on the Measurement Date.

Exhibit A-12

“Nexus Companies” shall mean Nexus, Nexus Gas Finance, LLC, a Delaware limited liability company, Nexus Gas Midstream Services, LLC, a Delaware limited liability company, Nexus Gas GP, LLC, a Delaware limited liability company, and Nexus Gas Gathering, LP, a Texas limited partnership.

“Nexus Fundamental Representations” means the representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(k) and 4.1(r).

“Non-Escrow Indemnity Claim” means (i) any and all Claims for indemnification brought by a Regency Indemnitee pursuant to (a) Section 9.2(a)(i), (b) Section 9.2(a)(ii) with respect to the inaccuracy or breach of the representations and warranties contained in Section 4.1(k) (Taxes) or Section 4.1(r) (Employee Benefit Liabilities and Employees), (c) Section 9.2(a)(iii), (d) Section 9.2(a)(v), (e) Section 9.2(a)(vi), (f) Section 9.2(a)(vii), (g) Section 9.2(a)(viii) and (h) Section 9.2(a)(ix) and (ii) a disbursement from the Escrow Fund to Regency of an amount equal to the Merger Consideration Deficit pursuant to Section 2.8(d)(i) and Section 11.2(c).

“NORM” means naturally occurring radioactive materials.

“Officer” shall mean each Person, in his or her capacity as such, who serves as an officer of any of the Nexus Companies, any successor to any of them serving in such capacity prior to the Closing Date and any other officer of any Nexus Company as of the date hereof or at any time from the date hereof through the Closing.

“Officers of the Managing General Partner” shall mean each of James W. Hunt, Stephen L. Arata, William E. Joor III, and Charles M. Davis, Jr.

“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with past custom and practice (including with respect to quantity and frequency) of the Nexus Companies.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Payoff Letters” shall mean the Payoff letters, in form and substance reasonably satisfactory to Member and Regency, from each Person to whom Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligation(s) and wire transfer instructions for such payee.

“PCBs” means polychlorinated biphenyls.

“Permitted Encumbrances” means (i) Liens for Taxes or assessments not yet due and payable or that are being contested in good faith by appropriate proceedings with adequate reserves therefor established on the financial books and records of the Nexus Companies; (ii) terms and conditions of any Material Contracts that have been fully

Exhibit A-13

properly disclosed to Regency on an appropriate schedule to this Agreement (iii) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising by operation of Law in the Ordinary Course of Business relating to obligations which are not past due or which are being contested in good faith by appropriate proceedings with adequate reserves therefore established on the financial books and records of the Nexus Companies, or pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, other encumbrances on title and similar matters filed of record in the real property records in the jurisdictions in which the Assets to which they relate or affect are located and which do not materially interfere with the operation of the Pipeline Assets in the Ordinary Course of Business; (v) encumbrances on title arising by operation of any applicable United States federal, state or foreign securities Laws; (vi) such Liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision laws or regulations (A) that do not materially and adversely affect the specific Transferred Asset to which they relate for the use to which they are put or the ability to transfer or assign any such Assets and (B) which are of a nature that would be reasonably acceptable to a prudent operator of natural gas assets and facilities of a type similar to the Assets; (vii) such other Liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters (A) that do not constitute a Material Adverse Effect and (B) to the extent relating to Pipeline Assets, which are of a nature that would be reasonably acceptable to a prudent operator of natural gas assets and facilities of a type similar to the Assets; and (viii) Liens disclosed in Schedule E.

“Person” means an individual or entity, including any Nexus Company, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority.

“Pipeline Assets” shall mean the pipelines, equipment, other tangible personal property, easements, Contracts securing rights of access and other similar assets and rights used by any Nexus Company in connection with its natural gas pipeline, gathering, compression, dehydration and treating operations as presently conducted, including the Systems and the Facilities.

“Pre-Closing Period” means any Tax period ending on or before the Measurement Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by payment of such franchise Tax.

“Prior Acquisition Agreements” means (a) the Purchase and Sale Agreement dated September 1, 2003 by and between Sonat and Dominion Gas Ventures, Inc. and (b) the Transaction Agreement dated January 9, 2007, by Dominion Midstream Services, LP, Dominion Gas, LLC, Lucien J. Tujague, Jr., Nexus Gas Midstream Services, LLC, Nexus Gas GP, LLC and Nexus Gas Finance, LLC.

Exhibit A-14

“Pro Rata Portion” means, with respect to each Person who holds any Membership Interests immediately prior to the Effective Time, a fraction, the numerator of which is the Membership Interests so held by such Person immediately prior to the Effective Time and the denominator of which is all Membership Interests outstanding immediately prior to the Effective Time.

“Proceeding” means any action, demand, arbitration, audit, hearing, complaint, inquiry, claim, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Real Property Interests” shall mean all interests in real property used or held for use by any Nexus Company, including fee properties, rights of way, easements, surface use agreements, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any Nexus Company, and all fixtures, pipelines, gathering facilities, buildings and improvements located thereon or appertaining thereto that are owned or held by leasehold interest by any Nexus Company.

“Records” means files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records, studies and similar data and information, whether in written or electronic form.

“Regency Fundamental Representations” means the representations and warranties contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f).

“Regency Indemnified Taxes” means any and all Taxes, together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative Proceeding) arising out of, in connection with or incident to the determination, assessment or collection of such Taxes, imposed on any Nexus Company or for which any Nexus Company may otherwise be liable (i) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Measurement Date (determined in accordance with Section 6.10(b)) including Taxes for such periods of any other Person for which any Nexus Company is or has been liable as a transferee or successor, (ii) arising out of, in connection with or related to a breach of any representations and warranties set forth in Section 4.1(k) (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or covenants set forth in Section 6.10, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Nexus Company (or any predecessor) is or was a member on or prior to the Measurement Date by reason of Treasury Regulation §1.1502-6(a) or any analogous or similar state or local law, or (vi) that are Member’s share of the Transfer Taxes pursuant to Section 6.10(d); provided, however, that no such Tax will constitute a Regency Indemnified Tax to the extent such Tax was included as a Current Liability (or resulted in a reduction of a Current Asset) in the determination of Net Working Capital on the Final Closing Statement.

Exhibit A-15

“Regency Indemnitees” means, collectively, Regency and its Affiliates, including, from and after the Closing, the Surviving Company and the other Nexus Companies, and its and their officers, directors, managers, partners, employees, agents and representatives.

“Regency’s Knowledge” means the actual knowledge after due inquiry of Rick Moncrief or the Officers of the Managing General Partner.

“Release” shall mean a written release of claims either (i) executed concurrently with the execution and delivery of this Agreement, but to be effective as of the Closing, by Messrs. Brinkman, Davis and Coscia and each Employee designated by Regency, and each Officer, Director or Manager of Member on the one hand, and Regency and the Nexus Companies, on the other hand, or (ii) a Release in the form attached hereto as Exhibit E to be delivered at the Closing pursuant to Section 6.9(b).

“Remedial Action” means all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action required by (i) any Health, Safety and Environmental Law, (ii) any order or request of any Governmental Authority, or (iii) any final judgment, consent decree, settlement or compromise with respect to any Health, Safety and Environmental Laws.

“Representatives” means, with respect to any Person, its and its Affiliates’ respective managers, directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives.

“Restricted Cash” shall mean as of 11:59 p.m. on the Measurement Date, the amount of Cash of the Nexus Companies that would be deemed to be “restricted” in accordance with GAAP as consistently applied by Nexus in the preparation of the Audited Financial Statements; provided, however, that the amount so determined shall (whether or not in compliance with GAAP) include the following: (i) amounts held in escrow, (ii) restricted balances, (iii) the proceeds of any casualty loss with respect to any asset (to the extent any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability) and (iv) proceeds of indemnification settlements to the extent that the indemnified losses have not been paid or accrued as current liabilities.

“Sample Balance Sheet” shall mean the sample calculation of Current Assets and Current Liabilities and sample calculation of Net Working Capital as of 11:59 p.m. on the Sample Balance Sheet Date as set forth on Schedule C attached hereto including the notes thereto.

“Sample Balance Sheet Date” shall mean December 31, 2007.

“Severance Obligations” shall mean any severance payment or similar obligation of any Nexus Company to any Director, Officer, Manager, Employee, or any other consultant, independent contractor or other service provider employed or engaged by any

Exhibit A-16

Nexus Company pursuant to any Contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, or tax indemnification obligations or other similar payments and the Nexus Companies’ portion of any Medicaid, Social Security or unemployment Taxes in respect of such payments, but excluding salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination, and further excluding any payment or other obligation pursuant to Law.

“Sonat” means Southern Natural Gas Company, a Delaware general partnership.

“Sonat Acquisition” means the purchase and sale of the Sonat Assets pursuant to the Sonat Purchase Agreement.

“Sonat Assets” means the “Assets” as that term is defined in the Sonat Purchase Agreement.

“Sonat CIOM Agreement” means the Construction, Installation, Operation, and Maintenance Agreement dated December 10, 2007 by and between Sonat and Nexus.

“Sonat Facilities” means the “Facilities” as that term is defined in the Sonat Purchase Agreement.

“Sonat Purchase Agreement” means that certain Purchase and Sale Agreement dated December 10, 2007 by and among Holdings and Sonat, including all exhibits and schedules thereto, as amended prior to the closing thereunder.

“Straddle Period” means any Tax period beginning on or before and ending after the Measurement Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Swap Agreement” means the Letter Agreement dated February 26, 2007 between Bank of Montreal and Nexus Gas Gathering, LP.

“System(s)” means the gathering and other pipeline system(s) described on Exhibit F, together with all gathering lines, pipelines, compression facilities, pipe, scrubbers, dehydration units, tanks, traps, cathodic protection equipment, meters, recorders, valves, fittings, and other equipment, personal property, fixtures and improvements used or held for use in the ownership, operation or maintenance of such gathering and other pipeline system(s).

“Tax” or “Taxes” means (a) any taxes, assessments and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover,

Exhibit A-17

sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other like tax, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express obligation to indemnify any other Person pursuant to a tax sharing or tax indemnity agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third-Party Debt” shall mean all (i) outstanding Indebtedness for borrowed money of any Nexus Company from any Person other than another Nexus Company and (ii) outstanding Indebtedness of any Person other than a Nexus Company that is secured by a Lien on any assets or Equity Interests of any Nexus Company or guaranteed by any Nexus Company.

“Title Defect” shall mean any Lien or defect in title associated with a Nexus Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes a Nexus Company’s title in any Asset not to constitute good, valid and insurable title or (b) adversely affects in any material respect the ability of a Nexus Company to own, operate or maintain the Pipeline Assets in the Ordinary Course of Business.

“Title Representation” shall mean the representations and warranties in Section 3.1(e), Section 4.1(b)(i), Section 4.1(b)(iii), and Section 4.1(b)(v).

“Transaction Documents” means this Agreement, the Non-Competition Agreements, the Releases and the other documents executed and delivered by the Parties at the Closing or thereafter in consummation of the transactions between them contemplated by this Agreement, including those documents to be delivered by a Party pursuant to Section 7.4(a) or Section 7.4(b) and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

Exhibit A-18

“Working Capital Adjustment Amount” shall mean the Working Capital Surplus, expressed as a positive, or Working Capital Deficit, expressed as a negative, as reflected in the Final Closing Statement.

“Working Capital Deficit” shall mean the amount, if any, by which the Net Working Capital as reflected on the Final Closing Statement is less than the Base Working Capital.

“Working Capital Surplus” shall mean the amount, if any, by which Net Working Capital as reflected on the Final Closing Statement exceeds the Base Working Capital.

(b) The following additional terms shall have the meanings defined in the Section indicated:

Defined Term/Section Reference

Agreement	Preamble
Allocation Period	6.10(e)(i)
Alternative Satisfaction Date	2.2(a)
Antitrust Laws	6.6(g)
Applicable Time Period	9.10
Assets	4.1(h)(i)
Audit Fees	2.8(f)
Audited Financial Statements	4.1(m)(i)
Casualty Loss	7.3
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Consolidated Balance Sheet	4.1(m)(i)
Covered Third Person Claim	9.10
Current Salary Benefits	4.1(r)(ii)
Disputed Amount	11.2(b)
DLLCA	Recitals
Effective Time	2.2
Election Notice	8.6(a)
Election Period	8.6(a)
Employees	4.1(r)(ii)
Escrow Fund	11.1
Estimated Closing Statement	2.8(a)
Excess Casualty Loss	7.3
Final Closing Statement	2.8(c)
Guarantees	4.1(v)
Indemnifying Party	9.9(a)
Indemnitee	9.9(a)
Identified Member Assets	6.15
Intellectual Property	4.1(x)
Joint Instructions	11.2(b)

Exhibit A-19

Member	Preamble
Merger	Recitals
Merger Consideration	2.5(b)
Merger Consideration Deficit	2.8(d)(i)
Merger Consideration Surplus	2.8(d)(ii)
Merger Sub	Preamble
Nexus	Preamble
Nexus Related Employee Benefit Plan	4.1(r)(i)
NGA	4.1(p)(i)
NGPA	4.1(p)(i)
Non-Competition Agreements	Recitals
Objection Notice	9.5(b)
Party	Preamble
Pending Claim Amount	9.5(a)
Permits	4.1(g)(iii)
Pipeline Data	4.1(n)
Pre-Existing Environmental Matters	9.2(a)(iv)
Proposed Closing Statement	2.8(b)
Regency	Preamble
Resignations	Recitals
Retained Escrow Amount	11.3
Review Period	2.8(c)
RIGS	4.1(y)
Selected Application Parameter	8.6(a)
Separation Agreements	Recitals
Sonat Abandonment Application	6.11
Sonat Cash Payment	2.7(b)
Survival Date	9.1(a)(iii)
Sonat Deadline	10.1(j)
Surviving Company	2.1
Tax Consideration	6.10(e)(i)
Tax Proceeding	6.10(c)
Termination Date	10.1(b)
Third Party Claim	9.9(a)
Transfer Taxes	6.10(d)

1.2           Interpretations.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)           Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Exhibit A-20

(b)           If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)           A reference to a person, corporation, trust, estate, partnership, or other entity includes a reference to all of the foregoing to the extent applicable.

(d)           The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)           All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

(f)           A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g)           A reference to any party to this Agreement or another agreement or document includes the party’s successors and permitted assigns.

(h)           A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i)           A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

(j)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(k)           The word “including” shall mean including without limitation.

(l)           The word “or” will have the inclusive meaning represented by the phrase “and/or”.

(m)           The phrase “and/or” when used in a conjunctive phrase, shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.

(n)           “Shall” and “will” have equal force and effect.

Exhibit A-21

(p)           The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(q)           The Parties and their counsel have reviewed the provisions of this Agreement and have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(r)           All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.

Exhibit A-22

EXHIBIT B

CERTIFICATE OF MERGER
MERGING
REGENCY NX, LLC,
a Delaware limited liability company
WITH AND INTO
NEXUS GAS HOLDINGS, LLC,
a Delaware limited liability company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, Nexus Gas Holdings, LLC, a Delaware limited liability company (the “Surviving Company”), does hereby certify the following for the purpose of merging Regency NX, LLC, a Delaware limited liability company (the “Merger Sub”), with and into the Surviving Company:

FIRST:                     The name and state of formation of each of the constituent companies of the merger are as follows:

Name	State of Formation
Nexus Gas Holdings, LLC	Delaware
Regency NX, LLC	Delaware

SECOND:                The name of the surviving limited liability company in the merger is Nexus Gas Holdings, LLC, which shall hereinwith be changed to Regency NX, LLC.

THIRD:                     The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the constituent companies.

FOURTH:                 The certificate of formation of the Surviving Company shall be amended as follows:  Article FIRST thereof shall be amended in its entirety to read as follows:

“The name of the Limited Liability Company is Regency NX, LLC.”

FIFTH:                      The merger shall be effective at the time and date of the filing of this certificate with the office of the Secretary of State of the State of Delaware (the “Effective Time”).

SIXTH:                     The Agreement and Plan of Merger is on file at 1700 Pacific Avenue, Suite 2900, Dallas, TX 75201, the place of business of the Surviving Company.

SEVENTH:               A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company on request, without cost, to any member of the Surviving Company or any member of Merger Sub.

Exhibit B-1

IN WITNESS WHEREOF, Nexus Gas Holdings, LLC has caused this certificate to be signed by [_________], its authorized officer, this ___ day of __________, 2008.

Exhibit B-2

EXHIBIT C

ESCROW AGREEMENT

This ESCROW AGREEMENT is made as of this [___] day of [______], 2008 (this “Agreement”) by and among Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Nexus Gas Partners, LLC, a Delaware limited liability company (“Nexus”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”).  Regency, Nexus and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Regency, Nexus, Nexus Gas Holdings, LLC, a Delaware limited liability company (“Holdings”) and Regency NX, a Delaware limited liability company (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of [________], 2008 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub has agreed to merge with and into Holdings upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, to secure the payment of amounts that may become due to Regency pursuant to Article IX of the Merger Agreement, the Merger Agreement provides in Section 2.7 and Section 7.4(b)(i) for the delivery by Regency to the Escrow Agent at the closing of the transactions contemplated by the Merger Agreement of an amount equal to $8,500,000 (such amount, excluding any income, interest or other amounts received thereon in accordance with the terms of this Agreement, the “Escrow Funds”), which shall be deposited into an account with the Escrow Agent (the “Escrow Account”); and

WHEREAS, Regency and Nexus desire that the Escrow Agent act as escrow agent in accordance with the terms hereof, and the Escrow Agent is willing to act in such capacity.

NOW THEREFORE, in consideration of the premises and covenants and agreements stated herein the Parties intending to be legally bound, hereby agree as follows:

1.           Escrow Agent Appointment.  Regency and Nexus hereby appoint and designate the Escrow Agent as escrow agent to receive the Escrow Funds and to hold and distribute the Escrow Funds in accordance with the terms of this Agreement and the Escrow Agent hereby accepts such appointment.

2.           Establishment of Escrow.  Concurrently with the execution of this Agreement, Regency will deliver to the Escrow Agent an amount equal to $8,500,000 by wire transfer of immediately available funds.  The Escrow Agent hereby agrees to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereof.

3.           Investment of Funds; Tax Treatment.

(a)           The Escrow Agent shall invest the Escrow Funds as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by both

Exhibit C-1

Regency and Nexus.  The Escrow Agent shall not be liable for failure to invest or reinvest funds absent such authorization and written direction.  It is expressly agreed and understood by the Parties hereto that the Escrow Agent is not providing investment advice or recommendations and that the Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.  The Escrow Agent shall be entitled to sell or redeem any such investments as necessary to make any payments or distributions required under this Agreement.

(b)           Regency and Nexus shall provide the Escrow Agent with their respective taxpayer identification numbers documented by an appropriate Form W-8 or Form W-9 upon execution of this Agreement.  Failure to so provide such forms may prevent or delay disbursements from the Escrow Account and may also result in the assessment of a penalty and the Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Account.  Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

(c)           The Escrow Agent shall deliver to Regency and Nexus promptly following the conclusion of each month a written statement of account with respect to the investment of the Escrow Funds and any dividends or other distributions received on the Escrow Funds.  Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by the Escrow Agent as soon as practicable by account statement.

(d)           Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall distribute to Nexus on a quarterly basis all interest, distributions, dividends and other income earned on the Escrow Funds.  All disbursements to Nexus pursuant to this Section 3 shall be made by the Escrow Agent by wire transfer of immediately available funds pursuant to the wiring instructions provided by Nexus as contained in Exhibit B.

(e)           Proceeds of the sale of investments will be delivered on the Business Day on which the appropriate instructions are received by the Escrow Agent if received prior to the deadline for same day sale of such investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

(f)           Regency and Nexus agree that, for tax reporting purposes, all interest or other income from investment of the Escrow Funds shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported, ultimately, as interest income to Nexus, whether or not income was disbursed during a particular year, in accordance with installment sale treatment provided for in Section 453 of the Internal Revenue Code of 1986, as amended, i.e. the earnings will be reported for tax purposes as Regency’s (it being understood that Regency is deemed to then pay those earnings over to Nexus as

Exhibit C-2

interest on the installment obligation).  Regency and Nexus agree, jointly and severally, to indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless any such tax, late payment, interest, penalty or other expense was caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 3 is in addition to the indemnification provided in Section 6 and shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.  Notwithstanding anything in this Agreement to the contrary, in no event will Regency be distributed any interest or other income from the Escrow Funds or be deemed to have earned any income or interest from the investment of the Escrow Funds.

4.           Disbursements of Escrow Funds and Accretions Thereto.

(a)           The Escrow Agent shall hold the Escrow Funds deposited in the Escrow Account in safekeeping and disburse the same or any part or parcel thereof only in accordance with and upon:  (i) jointly executed written instructions of Regency and Nexus (a “Joint Direction”), or (ii) a final written decision, order, judgment or decree of a court having jurisdiction which is not subject to appeal and as to which notice of appeal has not been timely filed or served (a “Final Decision”).  The Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the presenting party to the effect that a decision, order, judgment or decree is final and nonappealable and from a court having competent jurisdiction.  Within one Business Day after the end of each calendar quarter after the date of this Agreement, the Escrow Agent shall disburse to Nexus any income, interest or other amounts received on the Escrow Funds.

(b)           Upon receipt of a Joint Direction or Final Decision directing the Escrow Agent to pay the remainder of the Escrow Funds contained in the Escrow Account in accordance with the terms and provisions of such Joint Direction or Final Decision and to close the Escrow Account, the Escrow Agent shall disburse such Escrow Funds in accordance therewith, disburse to Nexus any income, interest or other amounts received on the Escrow Funds and not theretofore distributed to Nexus and close the Escrow Account.

(c)           Any Joint Direction may instruct the Escrow Agent to release all or any portion of the remainder of the Escrow Funds contained in the Escrow Account.

(d)           When a Joint Direction is required, such instructions may be given by separate instruments of a similar tenor.  Either Regency or Nexus may hereafter act through an agent or attorney in fact only if written evidence of authority in form and substance satisfactory to the Escrow Agent is furnished to the Escrow Agent.

(e)           All disbursements to Regency or Nexus of all or any portion of the Escrow Funds (or disbursements to Nexus of any income, interest or other amounts

Exhibit C-3

received on the Escrow Funds) deposited into the Escrow Account pursuant to the terms of this Section 4 shall be made in accordance with the wiring instructions provided to the Escrow Agent by Regency and Nexus as set forth in Exhibit B attached hereto for all purposes.  The wiring instructions set forth in Exhibit B may be revised by delivering written notice to the Escrow Agent in accordance with the terms and conditions of Section 10 hereof.  The Escrow Agent agrees that upon receipt of a Joint Direction instructing the Escrow Agent to disburse all or a portion of the Escrow Funds, the Escrow Agent shall comply therewith and wire such funds pursuant to the wiring instructions provided by Regency or Nexus, as applicable, as contained in Exhibit B upon receipt of such Joint Direction or Final Decision, as the case may be.  If the party to whom such funds are to be paid has not provided the Escrow Agent with wiring instructions, then the Escrow Agent shall disburse the funds in compliance with the terms of such Joint Direction along with detailed payment instructions or Final Decision along with detailed payment instructions from the party to whom Escrow Funds will be released.

5.           Duties of the Escrow Agent.

(a)           Accounts and Records.  The Escrow Agent shall keep accurate books and records of all transactions hereunder.

(b)           Standard of Care.  The Escrow Agent shall be obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature, and shall under no circumstances be deemed to be a fiduciary to any Party or any other person.  Regency and Nexus agree that the Escrow Agent shall not assume any responsibility for the failure of Regency and Nexus to perform in accordance with this Agreement.  This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) damages or expenses arising out of the services provided hereunder, other than damages which directly result from the Escrow Agent’s gross negligence or willful misconduct, or (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION.  The Escrow Agent shall not be liable for any action taken or omitted under this Agreement so long as it shall have acted without gross negligence or willful misconduct.

(c)           Reliance.  The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument from Nexus or Regency, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person purporting to sign the same and to

Exhibit C-4

conform to the provisions of this Agreement.  Concurrent with the execution of this Agreement, Regency and Nexus, respectively, shall deliver to the Escrow Agent an authorized signers form in the form of Exhibit C-1 and Exhibit C-2 attached hereto.

(d)           Attorneys and Agents.  The Escrow Agent shall have the right, but not the obligation, to consult with counsel or other such professionals of choice.  The Escrow Agent may perform its duties through its agents, attorneys, custodians or nominees.  The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Funds, any account in which the Escrow Funds are deposited or this Agreement, or to prosecute or defend any such legal action or proceedings.

(e)           No Financial Obligation.  No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights under this Agreement.

6.           Indemnification.

(a)           From and at all times after the date of this Agreement, Regency and Nexus, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify, defend and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, fines, judgments and expenses of any kind or nature whatsoever (including without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have directly resulted from the gross negligence or willful misconduct of such Indemnified Party.  The obligations of Regency and Nexus under this Section 6 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Exhibit C-5

(b)           The Parties agree that neither the payment by Regency or Nexus of any claim by the Escrow Agent for indemnification hereunder shall impair, limit, modify or affect, as between Regency and Nexus, the respective rights and obligations of Regency and Nexus under this Agreement or the Merger Agreement.  Regency and Nexus agree among themselves that any obligation for indemnification under this Section 6 shall be borne by Regency and Nexus in proportion to Regency’s, on the one hand, and Nexus, on the other hand, respective responsibility, if any, of such loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if both Regency and Nexus agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if no such party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 6 shall be borne equally between Regency, on the one hand, and Nexus on the other.

7.           Disputes.  If, at any time, there shall exist any unresolvable dispute between Regency or Nexus with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Funds or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if Regency and Nexus have not, within 30 calendar days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 8 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)           suspend the performance of any of its obligations under this Agreement (other than the safekeeping and investment of the Escrow Funds and any income, interest or other amounts received thereon) until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Regency and Nexus; or

(b)           petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in the State of Texas, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed escrow amounts held by it pursuant to this Agreement for holding and disposition in accordance with the instructions of such court.

Subject to Section 5(b), the Escrow Agent shall have no liability to Regency or Nexus or any other person with respect to any action taken pursuant to this Section 7, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of the Escrow Agent.

8.           Resignation or Removal of the Escrow Agent.  The Escrow Agent may resign from the performance of its duties hereunder at any time by giving 30 Business Days’ prior written notice to Regency and Nexus or may be removed, with or without cause, by Regency and

Exhibit C-6

Nexus, acting jointly, at any time by the giving of 30 Business Days’ prior written notice to the Escrow Agent.  Upon any such notice of resignation or removal, Regency and Nexus, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $500,000,000, unless otherwise agreed by Regency and Nexus.  Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession.

9.           Fees.  Regency and Nexus shall compensate the Escrow Agent for its services hereunder in accordance with Exhibit D attached hereto and, in addition (but without duplication), shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like (collectively, the “Fees”).  All of the compensation and reimbursement obligations set forth in this Section 9 shall be paid upon demand by the Escrow Agent.  The obligations of Regency and Nexus under this Section 9 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.  Each of Regency, on the one hand, and Nexus, on the other hand, shall be responsible for one-half of the fees and expenses described in this Section 9.

10.           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be deemed effectively given (i) upon personal delivery to the party notified, (ii) five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized air courier service such as DHL or Federal Express for next day delivery, or (iv) on the day of facsimile transmission if such facsimile is received by 5:00 p.m., local time at the location of receipt, on a Business Day (otherwise on the next Business Day), with written confirmation of receipt, to the facsimile number shown below (or to such other facsimile number as the party to be notified may indicate by ten days advance written notice to the other party in the manner herein provided), provided that notice is also given under clauses (i), (ii) or (iii) above; in any such case addressed to the party to be notified at the address indicated below for that party, or at such other address as that party may indicate by ten days advance written notice to the other party in the manner herein provided:

If to the Escrow Agent:

Wells Fargo Bank, National Association
Corporate Trust and Escrow Services-MAC T5303-022
1445 Ross Avenue, 2nd Floor
Dallas, Texas  75025
Attention:  Amy C. Perkins
Telecopy Number:  (214) 777-4086

Exhibit C-7

If to Nexus:

Nexus Gas Partners, LLC
4514 Cole Avenue, Suite 1025
Dallas, Texas 75205
Attn:  Fritz Brinkman
Tel:  _____________
Fax:  _____________

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attn:  Mark E. Thierfelder
Tel:  212-698-3804
Fax:  212-698-3599

If to Regency:

Regency Energy Partners LP
1700 Pacific, Suite 2900
Dallas, Texas  75201
Attention:  Chief Legal Officer
Telecopy Number:  214-239-0053

with a copy to:

Vinson & Elkins L.L.P.
Attn:  Rodney L. Moore, Esq.
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201-2975
Fax: (214) 999-7781

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.           Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

12.           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Regency and Nexus.  In addition,

Exhibit C-8

any failure of any Party to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

13.           Interpretation.

(a)           All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Central time.

(b)           Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day.  The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Central time.  As used in this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.           Entire Agreement.  This Agreement (together with the Merger Agreement in the case of Nexus and Regency) constitutes the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to

Exhibit C-9

the subject matter hereof or thereof.  This Agreement shall not affect any rights or obligations of Nexus or Regency under the Merger Agreement.

16.           No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

18.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

19.           Succession and Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Regency and Nexus; provided, however, that both Regency and Nexus may (i) assign any or all of their respective rights and interests hereunder to one or more of their respective Affiliates and (ii) designate one or more of their respective Affiliates to perform their respective obligations hereunder (in any or all of which cases Regency or Nexus, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(b)           Notwithstanding the provisions in Section 19(a), any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

* * * * *

Exhibit C-10

[The remainder of this page intentionally left blank.]

Exhibit C-11

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

ESCROW AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Escrow Agent

By:
Name:
Title:

REGENCY

REGENCY ENERGY PARTNERS LP

By:
Name:
Title:

NEXUS

NEXUS GAS PARTNERS, LLC

                            By:
                    Name:
                    Title:

Exhibit C-12

EXHIBIT A

ACCOUNT DIRECTION FOR CASH BALANCES

Wells Fargo Money Market Deposit Account (MMDA)

We understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $100,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $100,000.   We understand that deposits in the MMDA are not secured.

Each of the undersigned acknowledges that it has full power to direct investments of the Account(s).

We understand that we may jointly change this direction at any time and that it shall continue in effect until revoked or modified by us by joint written notice to you.

Signature:____________________                                                                                                Signature:_______________________
Date: ________________________                                                                                                Date:___________________________

Exhibit C-13

EXHIBIT B

WIRING INSTRUCTIONS

Entity                                                                         Wiring Instructions

Regency                                                                Bank Name:

Account Name:

Account No:

ABA No:

Nexus                        Bank Name:

Account Name:

Account No:

                        ABA No:

Exhibit C-14

EXHIBIT C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Regency Energy Partners LP (“Regency”), and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Regency.

Name / Title	Specimen Signature
____________________ Name _____________________ Title	________________________________ Signature

____________________ Name _____________________ Title	________________________________ Signature

Exhibit C-15

EXHIBIT C-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Nexus Gas Partners, LLC (“Nexus”), and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of Nexus.

Name / Title	Specimen Signature
____________________ Name _____________________ Title	________________________________ Signature

____________________ Name _____________________ Title	________________________________ Signature

Exhibit C-16

EXHIBIT D

FEES OF ESCROW AGENT

[Fee schedule omitted.  Registrant will furnish supplemental copies to the Securities and Exchange Commission upon request.]

Exhibit C-17

Exhibit D

Logansport Compressors

2 – G3516 LE Caterpillar w/ Ariel Compressors 1340 hp

1 – Ajax DPC280 540 hp

Dehydration

1 – Molecular Sieve Dehydration Unit 37.5 MMcf/d

1 – Triethylene Glycol (TEG) Dehydration Unit 40 MMcf/d

With 750,000 Reboiler and BTEX Unit

1 – Triethylene Glycol (TEG) Dehydration Unit 50 MMcf/d

With 1,000,000 Reboiler and BTEX Unit

1 – 400 gallon gun barrel distillate tank

4 – 210 gallon gun barrel distillate tanks

Spider

1 - G3516 LE Caterpillar w/ Ariel Compressors 1340 hp

2 – Scrubbers

1 – 400 gallon gun barrel distillate tank

2 – 210 gallon gun barrel distillate tanks

[Map omitted.  Registrant will furnish supplemental copies to the Securities and Exchange Commission upon request.]

Exhibit D

EXHIBIT E

MUTUAL RELEASE

(INDIVIDUAL)

This Mutual Release (the “Release”) is entered into as of the 22nd day of February, 2008, by and among (i) [__________] (the “Releasing Party”) in all capacities, including without limitation, in his capacity as a direct or indirect owner of an Equity Interest in and/or director, officer or manager of Nexus Gas Holdings, LLC, a Delaware limited liability company (“Nexus”), Nexus Gas Finance, LLC, a Delaware limited liability company (“Nexus Gas”), Nexus Gas Midstream Services, LLC, a Delaware limited liability company (“Nexus Midstream”), Nexus Gas GP, LLC, a Delaware limited liability company (“Nexus GP”), and Nexus Gas Gathering, LP, a Texas limited partnership (“Nexus Gathering” and, together with Nexus, Nexus Gas, Nexus Midstream, Nexus GP and, from and after the Effective Time, the Surviving Company, the “Nexus Companies”), (ii) the Nexus Companies, (iii) Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and (iv) Regency NX, LLC, a Delaware limited liability company (“Merger Sub” and, together with Regency, the “Regency Companies”).

RECITALS

WHEREAS, the Regency Companies, Nexus and Nexus Gas Partners, LLC, a Delaware limited liability company are parties to that certain Agreement and Plan of Merger, dated as of February 22, 2008 (the “Merger Agreement”); and

WHEREAS, to induce the Regency Companies to enter into and perform their respective obligations under the Merger Agreement, the Releasing Party has agreed to execute, deliver and perform its obligations under this Release and it is a condition to the execution of the Merger Agreement by the Regency Companies that the Regency Companies, the Releasing Party and the Nexus Companies enter into this Release at or prior to execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants herein contained and for other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.  Release of the Company Group.  Effective as of the Closing under the Merger Agreement and without any further action by any party hereto:

 (a) Subject to Section 1(d), the Releasing Party, for himself and on behalf of any other Person claiming by or through the Releasing Party, hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:

  (1)  The Regency Companies, each of their respective Affiliates controlled by Regency, each Nexus Company and each of their respective individual, joint or mutual, past, present and future officers, directors, shareholders, members, managers, partners (limited and/or general) and employees, and all of the foregoing Persons’ predecessors, successors, assigns, agents and representatives (collectively, the “Company Group”), from any and all Claims that

Exhibit E-1

the Releasing Party (or any other Person claiming by or through the Releasing Party) may now have, has ever had, or that might subsequently accrue to the Releasing Party (or any other Person claiming by or through the Releasing Party), including without limitation any Claims (i) that may be asserted derivatively, whether on behalf of any Nexus Company or otherwise, against any current or former officer, director, partner, member, manager or employee of any member of the Company Group, including without limitation with respect to the negotiation, execution and delivery of the Merger Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to breach of fiduciary duty, (iii) relating to breach of or arising pursuant to rights, including without limitation any rights of indemnification, under the Organizational Documents of any Nexus Company, (iv) relating to requests for information or any failure to provide required reports or complete or correct information to the Releasing Party, or any officers and/or, directors of any Nexus Company, (v) relating to the operation or management of any Nexus Company by the officers, directors and Affiliates of such Nexus Company, or (vi) relating to any failure of any Nexus Company to offer the Releasing Party the right to acquire any additional Equity Interests of any member of the Company Group or any violation of any preemptive rights of the Releasing Party; and

  (2)  each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of each Nexus Company (the “Extended Company Parties”) from and against any and all Claims that the Releasing Party (or any other Person claiming by or through the Releasing Party) may now have, has ever had, or that might subsequently accrue to the Releasing Party (or any other Person claiming by or through the Releasing Party) that may be asserted derivatively, whether on behalf of any Nexus Company or otherwise, against any agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of the Company Group to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Merger Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “Releasing Party Released Claims”).

 (b)  SUBJECT TO SECTION 1(d), THE RELEASE IN SECTION 1(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE COMPANY GROUP OR ANY EXTENDED COMPANY PARTIES.

 (c)  The Releasing Party represents and warrants that it has not transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Releasing Party Released Claims (or any Claims that would constitute Releasing Party Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract, agreement or other instrument to which the Releasing Party is a party or by which the Releasing Party otherwise is bound.

Exhibit E-2

 (d)     (i)  Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party (or any other Person claiming by or through the Releasing Party) or the obligations of the Regency Companies or any Nexus Company expressly set forth in or arising under the Merger Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling the Releasing Party (or any other Person claiming by or through the Releasing Party) to any recovery under the Merger Agreement or any other Transaction Document.

   (ii)Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Releasing Party (or any other Person claiming by or through the Releasing Party) or the obligations of any member of the Company Group, other than the Regency Companies and their respective Affiliates controlled by Regency and the Nexus Companies, with respect to any Claim the Releasing Party may have against such Person to the extent (a) such Claim is independent of such Person’s actions in its capacity as a direct or indirect equityholder of the Regency Companies or their respective Affiliates controlled by Regency or any Nexus Company or as an officer, director, member, manager, partner or employee of any such equityholder or the Regency Companies or their respective Affiliates controlled by Regency or the Nexus Companies and (b) neither Regency, Merger Sub or any of their respective Affiliates controlled by Regency or any Nexus Company has any direct or indirect liability with respect to such Claim.

   (iii)Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by the Releasing Party (or any other Person claiming by or through the Releasing Party) of any right or remedy which the Releasing Party may have, at law or in equity, based on fraudulent acts or omissions of any member of the Company Group or any Extended Company Party in connection with the transactions contemplated by the Merger Agreement or otherwise, nor shall any such provisions limit, or be deemed to limit, (c) the amounts of recovery sought or awarded in any such claim for fraud, (d) the time period during which a claim for fraud may be brought, or (e) the recourse which the Releasing Party may seek against any member of the Company Group or any Extended Company Party with respect to a claim for fraud.

 (e)  The Releasing Party acknowledges and agrees that the provisions of Section 1(a) are valid, fair, adequate and reasonable and were agreed to with his full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform the Releasing Party.

 (f)  The Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Company Group or any Extended Company Party based upon any Releasing Party Released Claims released hereby.  The Releasing Party understands and agrees that, subject to Section 1(d) he is expressly waiving all Claims against the Company Group and the Extended Company Parties described in Section 1(a), including, but not limited to, those Claims that it may not know of or suspect to exist, which

Exhibit E-3

if known, may have materially affected the decision to provide this Release, and the Releasing Party expressly waives any rights under applicable law that provide to the contrary.

2.  Release of the Releasing Party Group.  Effective as of the Closing under the Merger Agreement and without any further action by any party hereto:

(a) Subject to Section 2(d), each Regency Company and each Nexus Company for itself, and on behalf of any other Person claiming by or through such Regency Company or Nexus Company (collectively the “Nexus Releasors”), hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges:

(1) Releasing Party, his executors, heirs, estate, legal representatives, assigns and agents (collectively, the “Releasing Party Group”) from any and all Claims, that any Nexus Releasor may now have, has ever had, or that might subsequently accrue to any of them, including without limitation any Claims (i) with respect to the negotiation, execution and delivery of the Merger Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby, (ii) relating to a breach of fiduciary duty, (iii) relating to the operation or management of any Nexus Company, (iv) relating to breach of or arising pursuant to rights under the Organizational Documents of any Nexus Company, or (v) relating to requests for information or any failure to provide required reports or complete or correct information to any Nexus Company, or any officers and/or directors of any Nexus Company; and

(2) each agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of the Releasing Party (the “Extended Released Parties”) from and against any and all Claims that any Nexus Releasor may now have, has ever had, or that might subsequently accrue to the Nexus Releasors that may be asserted derivatively, whether on behalf of any Nexus Releasor or otherwise, against any agent, consultant, advisor, fiduciary and other representative (including legal counsel, accountants and financial advisors) of the Releasing Party Group to the extent arising as a result of or in connection with or related to the negotiation, execution and delivery of the Merger Agreement or any other Transaction Document or otherwise related to the transactions contemplated thereby ((1) and (2), collectively, the “Nexus Released Claims”).

(b) SUBJECT TO SECTION 2(d), THE RELEASE IN SECTION 2(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OF OR BY THE RELEASING PARTY GROUP OR ANY EXTENDED RELEASED PARTIES.

(c) The Nexus Releasors represent and warrant that none of them has transferred, pledged, assigned or otherwise hypothecated to any other Person all or any portion of any Nexus Released Claims (or any Claims that would constitute Nexus Released Claims but for any such transfer, pledge or assignment) or any rights or entitlements with respect thereto and the execution and delivery of this Release does not violate or conflict with the terms of any contract,

Exhibit E-4

agreement or other instrument to which any Nexus Releasor is a party or by which it otherwise is bound.

  (d)   (i)  Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of any Nexus Releasor or the obligations of the Releasing Party expressly set forth in or arising under the Merger Agreement or any other Transaction Document and any facts, circumstances or Claims to the extent entitling any Nexus Releasor to any recovery under the Merger Agreement or any other Transaction Document.

  (ii) Nothing contained in this Release is intended to, nor does it, limit, impair or otherwise modify or affect any rights of the Nexus Releasors or the obligations of any member of the Releasing Party Group, other than the Releasing Party, with respect to any Claim the Nexus Releasors may have against such Person to the extent (a) such Claim is independent of such Person’s actions in its capacity as an executor, heir or legal representative of the Releasing Party and (b) the Releasing Party does not have any direct or indirect liability with respect to such Claim.

  (iii) Furthermore, none of the provisions set forth in this Release shall be deemed a waiver by any Nexus Releasor of any right or remedy which such Nexus Releasor may have, at law or in equity, based on fraudulent acts or omissions of any member of the Releasing Party Group or any of the Extended Released Parties in connection with the transactions contemplated by the Merger Agreement or otherwise, nor shall any such provisions limit, or be deemed to limit, (c) the amounts of recovery sought or awarded in any such claim for fraud, (d) the time period during which a claim for fraud may be brought, or (e) the recourse which any Nexus Releasor may seek against any member of the Releasing Party Group or any of the Extended Released Parties with respect to a claim for fraud.

(e)  The Nexus Releasors acknowledge and agree that the provisions of Section 2(a) are valid, fair, adequate and reasonable and were agreed to with their full knowledge and consent, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any Nexus Releasor.

(f)    Each Nexus Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or demand, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against any member of the Releasing Party Group or any of the Extended Released Parties based upon any Nexus Released Claims released or purported to be released hereby.  The Nexus Releasors understand and agree that, subject to Section 2(d), each of them is expressly waiving all Claims against the Releasing Party Group and the Extended Released Parties described in Section 2(a), including, but not limited to, those Claims that they may not know of or suspect to exist, which if known, may have materially affected the decision to provide this Release, and each Nexus Releasor expressly waives any rights under applicable law that provide to the contrary.

3.  Reaffirmation of Release.  By the execution and delivery of this Release, each party hereby agrees to execute and deliver to the other parties at the Closing a confirmatory release as

Exhibit E-5

of the date of such Closing in the form attached hereto as Exhibit A (a “Confirmatory Release”).  Notwithstanding the foregoing, the failure of any party to deliver a Confirmatory Release pursuant to this Release shall have no effect on the validity or enforceability of the release by such party pursuant to this Release as of the Closing under the Merger Agreement.

4.  Effect of Termination.  In the event of the termination of the Merger Agreement prior to the occurrence of the Closing pursuant to the terms of the Merger Agreement, this Release shall forthwith become void ab initio and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers, managers, members, partners or shareholders.

5.  Miscellaneous.

       (a) Assignment.  Neither this Release nor any rights or obligations of any party hereto may be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void.

(b) Amendments.  This Release may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Release and which makes reference to this Release.

(c) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Release or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(d) No Third Party Beneficiaries.  This Release is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto, except that (i) each of the members of the Releasing Party Group (other than the Releasing Party) and each Extended Released Party shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Releasing Party Group or Extended Released Party under this Release and (ii) each of the members of the Company Group (other than the Regency Companies or the appropriate Nexus Company, as applicable) and the Extended Company Parties shall be deemed a third party beneficiary entitled to benefit from and enforce all of the rights and benefits of the Company Group and the Extended Company Parties under this Release.

(e) Entire Agreement.  This Release embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, relating to the subject matter hereof.

(f) Invalid Provisions.  If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Release, such provision shall be fully severable; this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected

Exhibit E-6

by the illegal, invalid or unenforceable provision or by its severance from this Release.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Release, they shall take any actions necessary to render the remaining provisions of this Release valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Release to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(g) Governing Law.  This Release will be interpreted, construed and enforced in accordance with the laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law).

(h) Binding Effect and Assignment.  This Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i) Section Headings.  The section headings contained in this Release are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Release.

(j) Counterparts.  This Release may be executed in multiple counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Facsimile signatures shall be given the same effect as original signatures.

(k) No Admission of Liability.  Nothing in this Release shall be deemed an admission of liability by any of the parties hereto with respect to any of the Claims released pursuant to the Releases.

(l) Transaction Document.  This Release constitutes a Transaction Document for purposes of the Merger Agreement.

6.  Defined Terms.  For purposes of this Release, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Claims” means all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including without limitation to any rights to indemnification, reimbursement or

Exhibit E-7

contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.

“Closing” means the closing of the merger contemplated by the Merger Agreement.

“Closing Date” means the date on which the Closing shall occur.

“Effective Time” shall have the meaning given such term in the Merger Agreement.

“Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.

“Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest at the time of issuance or upon the passage of time or occurrence of some future event.

“Organizational Documents” means with respect to any particular entity:  (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.

“Person” means an individual or entity, including any Nexus Company, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental authority.

“Surviving Company” shall have the meaning given such term in the Merger Agreement.

“Transaction Documents” shall have the meaning given such term in the Merger Agreement.

[Signature page follows]

Exhibit E-8

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

REGENCY:
REGENCY ENERGY PARTNERS LP
By: Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:______________________________
Name    Richard D. Moncrief
Title      Executive Vice President and Chief Operating
              Officer

MERGER SUB: REGENCY NX, LLC By: _____________________________ Name: Richard D. Moncrief Title: Vice President

NEXUS COMPANIES:
NEXUS GAS HOLDINGS, LLC By: Name: Title:
NEXUS GAS FINANCE, LLC By: Name: Title:
NEXUS GAS MIDSTREAM SERVICES, LLC By: Name: Title:
NEXUS GAS GP, LLC By: Name: Title:
NEXUS GAS GATHERING, LP By: Nexus Gas GP, LLC, its general partner By: Name: Title:

RELEASING PARTY: [_______________] By:

S-1

EXHIBIT A

Form of Confirmatory Release

[Date]

The undersigned hereby acknowledges and reaffirms all of the terms and other provisions set forth in the Mutual Release, dated February 22, 2008 (the “Release Agreement”), by and among the undersigned (“Confirming Party”), the Nexus Companies and the Regency Companies.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Release Agreement.

Effective as of the date hereof, the Confirming Party acknowledges, reaffirms and restates, mutatis mutandis, all of the terms and other provisions set forth in the Release as if the Release had been executed as of the date hereof.

Confirming Party

A-1

Exhibit F

ASSETS

The facilities are located in Shelby County, Texas and DeSoto Parish, Louisiana, and are comprised of two compressor stations, pipelines, valves, and meter stations.

The pipelines consist of the following:

Pipe		Louisiana		Texas
Size	Identification	Feet	Miles	Feet	Miles
14		59,933.28	11.35	12,408.00	2.35
14		59,933.28	11.35	12,408.00	2.35

12	LF-129 Phase I 12"	3,699.00	0.70
12		3,699.00	0.70

10	LF-130 Phase I&II	28,199.00	5.34
10	LF-133 Phase III	33,596.00	6.36
10		61,795.00	11.70

8	LF-3	4,480.00	0.85
8	LF-8	3,578.00	0.68
8	Spider Supply Line	17,627.81	3.34
8	LF-15			2,516.00	0.48
8	LF-127 Crosstex	4,615.64	0.87
8	LF-128 Classic	29,721.28	5.63
8	LF-131 Comstock 8" Lateral	2,727.36	0.52
8	Spider Suction Line	1,859.21	0.35
8	Classic Murphey	4,067.34	0.77
8		68,676.64	13.01	2,516.00	0.48

6	LF-31	10,750.00	2.04
6	LF-39	17,370.00	3.29
6	LF-49	4,498.00	0.85
6	LF-50	9,240.00	1.75
6	LF-47			3,270.00	0.62
6	LF-54			3,640.00	0.69
6	LF-132 Comstock Valmac	3,641.00	0.64
6	LF-135 Comstock To Classic	264.00	0.05
6		45,763.00	8.62	6,910.00	1.31

Exhibit F-1

4	Field Line #1169	9,445.92	1.79
4	Field Line #1170	32,340.00	6.13
4	LIG Tie-In	1,473.12	0.28
4	LF-9	109.60	0.02
4	LF-13	2,481.00	0.47
4	LF-34	1,850.00	0.35
4	LF-35	7,360.00	1.39
4	LF-40	30.00	0.01
4	LF-41	3,298.00	0.62
4	LF-43	2,293.00	0.43
4	LF-44	8,727.00	1.65
4	LF-45	2,676.00	0.51
4	LF-51	48.00	0.01
4	LF-52	2,617.50	0.50
4	LF-65	5,171.00	0.98
4	LF-66	35.00	0.01
4	LF-67	2,002.00	0.38
4	LF-70	2,008.00	0.38
4	LF-71	2,380.00	0.45
4	LF-78	890.00	0.17
4	LF-81	3,587.00	0.68
4	LF-82	3,030.00	0.57
4	LF-83	430.00	0.08
4	LF-89	357.00	0.07
4	LF-92	164.00	0.03
4	LF-93	4,915.00	0.93
4	LF-102	1,483.00	0.28
4	LF-103	2,380.80	0.45
4	LF-109	8,067.00	1.53
4	LF-110	2,250.00	0.43
4	LF-111	216.00	0.04
4	LF-112	1,800.00	0.34
4	LF-114	175.60	0.03
4	LF-115	411.80	0.08
4	LF-116	130.00	0.02
4	LF-117	1,555.00	0.29
4	LF-118	1,200.00	0.23

Exhibit F-2

4	LF-12			299.20	0.06
4	LF-16			294.00	0.06
4	LF-20			280.00	0.05
4	LF-29			26.10	-
4	LF-33			1,953.60	0.37
4	LF-38			6,267.00	1.19
4	LF-46			626.50	0.12
4	LF-61			2,057.20	0.39
4	LF-63			1,900.00	0.36
4	LF-85			1,717.00	0.33
4	LF-86			1,257.00	0.24
4	LF-91			160.00	0.03
4	LF-94			2,339.00	0.44
4	LF-96			5,373.00	1.02
4	LF-97			448.80	0.09
4	LF-98			2,346.20	0.44
4	LF-100			3,817.30	0.72
4	LF-106			2,249.00	0.43
4	LF-108			965.70	0.18
4	LF-119			1,394.00	0.26
4	LF-134 Comstock Mosley	634.00	0.12
4	LF-136 Comstock Horn	992.00	0.19
4	LF-137 Comstock Ratcliff	2,194.00	0.42
4	LF-138 Comstock Mitchell	189.00	0.04
4	LF-139 Comstock Weyerhauser	398.00	0.08
4	Classic Smith	7,530.50	1.43
4	Classic Marfel	4,828.00	0.91
4		136,152.84	25.79	35,770.60	6.78

3	LF-42	377.00	0.07
3	LF-93 Extension Will Drill	438.00	0.08
3		815.00	0.15

2	LF-77			720.00	0.14
2	LF-105			247.00	0.05
2		-	-	967.00	0.19

Exhibit F-3

PERSONAL PROPERTY

General

All above ground appurtenances to include office and compressor buildings, shops, and sheds.
All existing hand tools and specialty tools.

Trucks and Equipment

1997 Ford                      PU                VIN 1FTDF18W3VND13102
2006 Ford                      F250             VIN 1FPSW21P2GED24383
2006 Ford                      F250             VIN 1FTSW21P06ED24351
2007 Ford                      F250S           VIN 1FTSX21597EB00749
2007 Ford                      F150              VIN 1FTRF14WX7NA71388
ATV Mule
16 foot Dual Axle Trailer
Pneumatic Hand Grease Gun
Welker Bore Scope
Radio Detection Pipe Locator
Power Washer
2 ea. Battery Chargers

Office Building

All as-is office desks, chairs, tables, file cabinets, print racks with prints and book cases.
Nexus Server 1
Nexus Server 2
Nexus Sequel Server
Dell Desk Top Computer
Telephones
Fire Extinguishers

Kitchen Equipment

Stove
Refrigerator
Microwave
Hoshizaki Ice Maker

Work Shop Tools & Equipment

Work Bench
Storage Shelving
Craftsman Electric Shop air Compressor
Bench Vise
Pipe Line Up Clamps 2” and larger

Exhibit F-4

Spare orifice plates and seal rings
2 Deadweight Testers
Gas Sample Cylinders and Associated Containers
Rigid Pipe Cutter
Hand Pipe Threader

[Map omitted.  Registrant will furnish supplemental copies to the Securities Exchange Commission upon request.]

Exhibit F-5

Exhibit G

Application Parameters

Alternative A

The Sonat Abandonment Application shall request abandonment authorization from FERC under Section 7(b) of the NGA for all Sonat Assets that are currently certificated under Section 7(c) of the NGA and that are to be sold to Nexus pursuant to the Sonat Purchase Agreement.  The Sonat Abandonment Application shall request that all such Sonat Assets be reclassified by FERC as “gathering” facilities exempt from NGA jurisdiction pursuant to Section 1(b) of the NGA.

Alternative B

The Sonat Abandonment Application shall request abandonment authorization from FERC under Section 7(b) of the NGA for all Sonat Assets that are currently certificated under Section 7(c) of the NGA and that that are to be sold to Nexus pursuant to the Sonat Purchase Agreement.  Specifically, the Sonat Abandonment Application shall request that:  (i) the Carthage Line and the Logansport Compressor Station be reclassified by FERC as “gathering” facilities exempt from NGA jurisdiction pursuant to Section 1(b) of the NGA and (ii) the 14-inch Line and the 16-inch Line be reclassified by FERC as intrastate pipeline facilities as defined by Section 2(16) of the Natural Gas Policy Act of 1978 (“NGPA”).  The Sonat Abandonment Application shall further request that FERC authorize the transfer of the 14-inch Line and the 16-inch Line to the Surviving Company and the subsequent transfer thereof by the Surviving Company to Regency Intrastate Gas LLC (“RIGS”).  The Sonat Abandonment Application shall inform FERC that (A) subsequent to the transfer of the 14-inch Line and the 16-inch Line to RIGS, interstate transportation service on the 14-inch Line and the 16-inch Line will be subject to RIGS’ currently applicable system-wide NGPA Section 311 maximum rates, including RIGS’ currently applicable fuel retention, and RIGS’ Operating Statement on file with the FERC and (B) RIGS will, upon obtaining the Final FERC Approval Order in accordance with Alternative B, construct pipeline facilities that will interconnect the RIGS system with either the 14-inch Line or the 16-inch Line or both.

Alternative C

The Sonat Abandonment Application shall request abandonment authorization from FERC under Section 7(b) of the NGA for all Sonat Assets that are currently certificated under Section 7(c) of the NGA and that that are to be sold to Nexus pursuant to the Sonat Purchase Agreement.  Specifically, the Sonat Abandonment Application shall request that:  (i) the Carthage Line, the Logansport Compressor Station and the 16-inch Line be reclassified by FERC as “gathering” facilities exempt from NGA jurisdiction pursuant to Section 1(b) of the NGA and (ii) the 14-inch Line be reclassified by FERC as intrastate pipeline facilities as defined by Section 2(16) of the NGPA.  The Sonat Abandonment Application shall further request that FERC authorize the transfer of the 14-inch Line to the Surviving Company and the subsequent transfer thereof by the Surviving Company to RIGS.  The Sonat Abandonment Application shall inform FERC that (A) subsequent to the transfer of the 14-inch Line to RIGS, interstate transportation service on the 14-inch Line will be subject to RIGS’ currently applicable system-wide NGPA Section 311

Exhibit G-1

maximum rates, including RIGS’ currently applicable fuel retention, and RIGS’ Operating Statement on file with the FERC and (B)  RIGS will, upon obtaining the Final FERC Approval Order in accordance with Alternative C, to construct pipeline facilities that will interconnect the RIGS system with the 14-inch Line.

Exhibit G-2